   As filed with the Securities and Exchange Commission on October 13, 1995

                                                       Registration No. 33-82112
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION


                                AMENDMENT  NO. 1
                                       to
                                    FORM S-4
                            REGISTRATION  STATEMENT
                                     Under
                           The Securities Act of 1933


                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                ----------------------------------------------
             (Exact name of registrant as specified in its charter)

                                   Delaware
                          --------------------------
                           (State of Incorporation)

                                     2860
           --------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                  33-0041789
                   ----------------------------------------
                      (I.R.S. Employer Identification No.)

                         4710 Bellaire Blvd., Suite 301
                             Bellaire, Texas 77401
                                (713) 662-2699
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)


                             Mr. Tim B. Tarrillion
                            CHIEF EXECUTIVE OFFICER
                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                         4710 Bellaire Blvd., Suite 301
                              Bellaire,Texas 77401
                                 (713) 662-2699
       ----------------------------------------------------------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   copy to:

                           Stephen M. Cohen, Esquire
                       Clark, Ladner, Fortenbaugh & Young
                              One Commerce Square
                               2005 Market Street
                             Philadelphia, PA 19103
                                 (215) 241-1800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and then in compliance with General Instruction G, please check the following box: [ ]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                      Cross-Reference Sheet to Form S-4 of
                    North American Technologies Group, Inc.

                PART I.  INFORMATION REQUIRED IN THE PROSPECTUS

A.  INFORMATION ABOUT THE TRANSACTION

Item of Form S-4                                              Caption in Information Statement and Prospectus
----------------                                              -----------------------------------------------
 1. Forepart of Registration Statement and Outside            Facing Page; Cross-Reference Sheet; Outside Front
       Front Cover Page of Prospectus....................     Cover Page of Information Statement and Prospectus
 2. Inside Front and Outside Back Cover Pages of
       Prospectus........................................     Available Information; Table of Contents
 3. Risk Factors, Ratio of Earnings to Fixed Charges
       and Other Information.............................     Risk Factors; Summary
 4. Terms of the Transaction.............................     Summary; The Merger; Exhibit A
 5. Pro Forma Financial Information......................     The Merger
 6. Material Contracts with the Company Being
       Acquired..........................................     The Merger
 7. Additional Information Required for Reoffering by
       Persons and Parties Deemed to be
       Underwriters......................................     Resale of Company Common Stock
 8. Interests of Named Experts and Counsel...............     Legal Opinions; Experts
 9. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.......................................     Part II; Item 20 - Indemnification of Directors and Officers

B.  INFORMATION ABOUT THE REGISTRANT
10. Information with Respect to S-3 Registrants..........
11. Incorporation of Certain Information by
       Reference.........................................     *
12. Information with Respect to S-2 or S-3
       Registrants.......................................     *
13. Incorporation of Certain Information by
       Reference.........................................     *
14. Information with Respect to Registrants
     Other than S-3 or S-2
     Registrants.........................................     The Business of the Company and NAE; Financial Statements

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15. Information with Respect to
       S-3 Companies.....................................     *
16. Information with Respect to S-2 or S-3
       Companies.........................................     *
17. Information with Respect to Companies other
       than S-3 or S-2
       Companies.........................................     The Business of the Company and NAE; Financial Statements

D.  VOTING AND MANAGEMENT INFORMATION
18. Information if Proxies, Consents or Authorizations
       are to be Solicited...............................     *
19. Information if Proxies, Consents or Authorizations
       are not to be Solicited in an Exchange
       Offer.............................................     Voting and the Special Meeting; Management of the
                                                              Company and NAE; Security Ownership of Certain
                                                              Beneficial Owners and Management of the Company and NAE

_________________

  *  Omitted since the answer is negative or the Item is not applicable.

                    NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                        4710 Bellaire Blvd., Suite 301
                             Bellaire, Texas 77401

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON ________, 1995

Dear Stockholder:

     A Special Meeting of Stockholders of North American Environmental Group, Inc., a Delaware corporation ("NAE"), will be held at the offices of Clark, Ladner, Fortenbaugh & Young, One Commerce Square, 2005 Market Street, 22nd Floor, Philadelphia, Pennsylvania 19103 on ________________ at 10:00 A.M. E.D.T. for the following purpose:

     To consider, adopt and approve an Agreement and Plan of Merger, dated as of _______, 1995 (the "Merger Agreement"), by and among North American Technologies Group, Inc., a Delaware corporation (unless otherwise specified, referred to hereafter as the "Company"), Daily Mail, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("DM"), and NAE, pursuant to which, among other things, NAE will be merged with and into DM (the "Merger"). As a result of the Merger, the shares of common stock of NAE, par value $.01 ("NAE Common Stock"), outstanding immediately prior to the effective time of the Merger (the "Effective Date") (other than shares with respect to which dissenters' rights are perfected in accordance with Delaware law and shares held directly or indirectly by the Company and DM or held in NAE's treasury, which shall be cancelled) shall be converted into shares of common stock, $.001 par value, of the Company ("Company Common Stock"), as follows: each share of NAE Common Stock outstanding immediately prior to the Effective Date shall be converted into and become exchangeable for one share of Company Common Stock. The text of the Merger Agreement is set forth as Exhibit A to the attached Information Statement.

     The affirmative vote of the holders of a majority of the outstanding shares of NAE as of the record date is required to approve the Merger Agreement. The Company and the Company's wholly-owned subsidiary, DM, own 350,000 and 10,408,333 shares of NAE Common Stock, respectively, representing an aggregate of approximately eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock. DM and the Company have informed NAE by written consent that they intend to vote their shares in favor of the Merger. Accordingly, in recognition of the affirmative vote of the Company and DM, collectively the holders of an aggregate of eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock, the Merger will be approved at the Special Meeting and NAE is not soliciting proxies and stockholders are requested not to send proxies to NAE.

     Stockholders may, however, attend the Special Meeting to vote their shares of NAE Common Stock or to exercise their dissenters' rights. See "VOTING AND THE SPECIAL MEETING - Dissenters' Rights" in the attached Information Statement and Prospectus for a description of the procedures required to be followed to perfect appraisal or dissenters' rights. Stockholders of NAE who do not vote in favor of the Merger Agreement and who dissent to the Merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law will have, when the Merger is consummated, the right to appraisal of their shares of NAE Common Stock.

     The accompanying Information Statement and Prospectus provides a description of the proposal to be presented at the Special Meeting and extensive information concerning the Company and NAE. Please give the information your careful attention.

     WE ARE NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     Stockholders of record at the close of business on _________ ___, 1995 will be entitled to notice of, and to vote at, the meeting and any adjournment or adjournments thereof.


                                              By Order of the Board of
                                              Directors,

                                              /s/Tim B. Tarrillion
                                              -------------------------
Dated: _________________, 1995                Chief Executive Officer

                      INFORMATION STATEMENT AND PROSPECTUS

                    North American Environmental Group, Inc.
                        4710 Bellaire Blvd., Suite 301
                             Bellaire, Texas 77401

                                _______________

          Special Meeting of North American Environmental Group, Inc.
                  Stockholders to be Held ________ ___ , 1995

                               _________________

     This Information Statement and Prospectus, and the accompanying notice, are being furnished to the stockholders of North American Environmental Group, Inc. ("NAE"), in connection with the Special Meeting of Stockholders of NAE to be held on ________ __, 1995, at the offices of Clark, Ladner, Fortenbaugh & Young, One Commerce Square, 2005 Market Street, 22nd Floor, Philadelphia, Pennsylvania 19103, at 10:00 A.M. E.D.T., and at any adjournments or postponements thereof (the "Special Meeting").

     This Information Statement and Prospectus is furnished to the holders of shares of common stock of NAE, par value $.01 ("NAE Common Stock"), in connection with the adoption by the Board of Directors of NAE of a resolution approved as of ____________ __, 1995, which was also approved by the Board of Directors of North American Technologies Group, Inc., a Delaware corporation (the "Company"), and Daily Mail, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("DM"), which resolutions authorize the Agreement and Plan of Merger, dated ____ __, 1995 (the "Merger Agreement"), by and among NAE and the Company and DM. The Merger Agreement is attached to this Information Statement and Prospectus as Exhibit A. The affirmative vote of the holders of a majority of the outstanding shares of NAE Common Stock as of the record date is required to approve and adopt the Merger Agreement. The Company and the Company's wholly-owned subsidiary, DM, own 350,000 and 10,408,333 shares of NAE Common Stock, respectively, representing an aggregate of approximately eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock. DM and the Company have informed NAE by written consent that they intend to vote their shares in favor of the Merger. Accordingly, in recognition of the affirmative vote of the Company and DM, collectively the holders of eighty-nine (89%) of the issued and outstanding shares of NAE Common Stock, the Merger will be approved at the Special Meeting. Pursuant to the Merger Agreement, NAE will be merged with and into DM and each outstanding share of NAE Common Stock (other than shares with respect to which dissenters' rights are perfected in accordance with Delaware law and shares held directly or indirectly by the Company and DM or held in NAE's treasury, which shall be cancelled) will be converted into one share of common stock (the "Merger Consideration"), par value $.001, of the Company ("Company Common Stock"), as described in this Information Statement and Prospectus.

     The Board of Directors of NAE knows of no business that will be presented at the Special Meeting, other than the matters described in this Information Statement and Prospectus.

     The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Company Common Stock to be issued in connection with the Merger. This Information Statement, along with the materials which are incorporated by reference, also constitutes the Prospectus of the Company filed as part of the Registration Statement.

     The descriptions of all documents in this Information Statement and Prospectus are qualified by reference to the text of those documents, including but not limited to, those documents attached as exhibits to this Information Statement and Prospectus.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

     No person is authorized to give any information or to make any representation not contained in this Information Statement and Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Information Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase the securities offered by the Information Statement and Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer, or solicitation of an offer or proxy, in such jurisdiction. Neither the delivery of this Information Statement and Prospectus nor any distribution of the securities offered pursuant to this Information Statement and Prospectus shall create an implication that there has been no change in the affairs of NAE or the Company since the date of this Information Statement and Prospectus.

                                _______________

     THE SECURITIES TO BE ISSUED PURSUANT TO THIS INFORMATION STATEMENT AND PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY
    STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

This Information Statement and Prospectus is dated and was first mailed or given to NAE stockholders on or about __________, 1995.

                               TABLE OF CONTENTS

                                                                  Page

AVAILABLE INFORMATION..........................................      8

SUMMARY........................................................      9

RISK FACTORS...................................................     14

VOTING AND THE SPECIAL MEETING.................................     18

THE MERGER.....................................................     20
     Terms of the Merger.......................................     20
     Reasons for the Merger....................................     20
     Exchange of Certificates..................................     20
     Effective Date and Termination............................     21
     Expenses..................................................     21
     Resale of Company Common Stock............................     21
     Interest of Certain Persons in Merger.....................     21
     Federal Income Tax Consequences...........................     21
     Proforma Effects of the Merger............................     21

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY....................     23

MARKET PRICE OF AND DIVIDENDS
ON THE NAE AND COMPANY COMMON STOCK............................     25

BUSINESS OF THE COMPANY AND NAE................................     26

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............     39

MANAGEMENT OF THE COMPANY AND NAE..............................     43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY AND NAE..........................     48

LEGAL OPINIONS.................................................     52

EXPERTS........................................................     52


FINANCIAL STATEMENTS

     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR
     NORTH AMERICAN TECHNOLOGIES GROUP, INC....................    F-1

     REPORT OF INDEPENDENT AUDITORS FOR EET, INC...............    F-3

     NORTH AMERICAN TECHNOLOGIES GROUP, INC., CONSOLIDATED
     BALANCE SHEETS AS OF DECEMBER 31, 1994 AND 1993...........    F-4

     NORTH AMERICAN TECHNOLOGIES GROUP, INC., CONSOLIDATED
     STATEMENTS OF OPERATIONS FOR EACH OF THE THREE
     YEARS IN THE PERIOD ENDED DECEMBER 31, 1994...............    F-6

     NORTH AMERICAN TECHNOLOGIES GROUP, INC.
     CONSOLIDATED STATEMENTS OF CASH FLOWS FOR EACH OF THE
     THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1994.........    F-8

     NORTH AMERICAN TECHNOLOGIES GROUP, INC. CONSOLIDATED
     STATEMENTS OF STOCKHOLDERS' EQUITY FOR EACH OF THE
     THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1994.........   F-10

     NORTH AMERICAN TECHNOLOGIES GROUP, INC. SUMMARY
     OF ACCOUNTING POLICIES....................................   F-14

     NORTH AMERICAN TECHNOLOGIES GROUP, INC. NOTES TO
     CONSOLIDATED FINANCIAL STATEMENTS.........................   F-16

     NORTH AMERICAN TECHNOLOGIES GROUP, INC.
     CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1994
     AND JUNE 30, 1995 (UNAUDITED).............................   F-35

     NORTH AMERICAN TECHNOLOGIES GROUP, INC.
     CONSOLIDATED STATEMENTS OF OPERATIONS FOR
     THE SIX MONTH PERIODS ENDED
     JUNE 30, 1995 AND JUNE 30, 1994 (UNAUDITED)...............   F-37

     NORTH AMERICAN TECHNOLOGIES GROUP, INC.
     CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE SIX MONTH PERIODS ENDED
     JUNE 30, 1994 AND JUNE 30, 1995 (UNAUDITED)...............   F-38

     NORTH AMERICAN TECHNOLOGIES GROUP, INC. NOTES TO
     CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED).............   F-40

     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
     FOR NORTH AMERICAN ENVIRONMENTAL GROUP, INC...............   F-44

     REPORT OF INDEPENDENT AUDITORS' FOR NORTH
     AMERICAN ENVIRONMENTAL GROUP, INC.........................   F-46

     NORTH AMERICAN ENVIRONMENTAL GROUP, INC. CONSOLIDATED
     BALANCE SHEETS AS OF DECEMBER 31, 1993 AND 1994...........   F-47

     NORTH AMERICAN ENVIRONMENTAL GROUP, INC. CONSOLIDATED
     STATEMENTS OF OPERATIONS FOR THE PERIOD FROM
     INCEPTION (MAY 7, 1991) TO DECEMBER 31, 1991,
     FOR THE YEARS ENDED DECEMBER 31, 1992, 1993
     AND 1994, AND CUMULATIVE FROM INCEPTION
     (MAY 7, 1991) THROUGH DECEMBER 31, 1994...................   F-49


     NORTH AMERICAN ENVIRONMENTAL GROUP, INC. CONSOLIDATED
     STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
     FOR THE PERIOD FROM INCEPTION (MAY 7, 1991) TO
     DECEMBER 31, 1991, AND FOR THE YEARS ENDED
     DECEMBER 31, 1992, 1993 AND 1994..........................   F-50


     NORTH AMERICAN ENVIRONMENTAL GROUP, INC. CONSOLIDATED
     STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
     1992, 1993 AND 1994 AND CUMULATIVE FROM INCEPTION
     (MAY 7, 1991) THROUGH DECEMBER 31, 1994...................   F-51

     NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
     SUMMARY OF ACCOUNTING POLICIES............................   F-52

     NORTH AMERICAN ENVIRONMENTAL GROUP, INC. NOTES
     TO CONSOLIDATED FINANCIAL STATEMENTS......................   F-54

     NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
     CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1994
     AND JUNE 30, 1995 (UNAUDITED).............................   F-60

     NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
     CONSOLIDATED STATEMENTS OF OPERATIONS FOR
     THE SIX MONTH PERIODS ENDED JUNE 30, 1994
     AND JUNE 30, 1995, AND CUMULATIVE
     FROM INCEPTION (MAY 7, 1991) THROUGH
     JUNE 30, 1995 (UNAUDITED).................................   F-61

     NORTH AMERICAN ENVIRONMENTAL GROUP, INC. -
     CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
     SIX MONTH PERIODS ENDED JUNE 30, 1994
     AND JUNE 30, 1995, AND CUMULATIVE
     FROM INCEPTION (MAY 7, 1991) THROUGH
     JUNE 30, 1995 (UNAUDITED).................................   F-63

     NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
     SUMMARY OF ACCOUNTING POLICIES............................   F-64

EXHIBITS TO INFORMATION STATEMENT AND PROSPECTUS

Exhibit A      Agreement and Plan of Merger dated as of _______ __, 1995 by and among NAE and the Company and DM

Exhibit B      Section 262 of the Delaware General Corporation Law

Exhibit C      Tax Opinion of Clark, Ladner, Fortenbaugh & Young

                             AVAILABLE INFORMATION


          The Company has filed a Registration Statement with the Securities and Exchange Commission (the "SEC") covering the shares of Company Common Stock to be issued in connection with the Merger. The Registration Statement may be inspected and copied at the principal office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the Registration Statement can be obtained from the SEC at prescribed rates by writing to the SEC at such address. For further information, reference is made to the Registration Statement and its exhibits. Statements in the Information Statement and Prospectus concerning any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

          NAE and the Company are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and are required to file periodic reports, proxy statements and other information with the SEC relating to their business, financial statements and other matters.
Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC located at 7 World Trade Center, Suite 1300, New York, NY 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can also be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549.

                                    SUMMARY

          The following is a summary of information which appears in more detail elsewhere in this Information Statement and Prospectus. This summary is not complete and is qualified by reference to the detailed information appearing elsewhere in the Information Statement and Prospectus, including the financial statements and the notes thereto. Stockholders should review carefully the entire Information Statement and Prospectus, including the exhibits and other documents referred to in this Information Statement and Prospectus.


THE COMPANY

          Prior to the acquisitions of EET, Inc. ("EET") and Industrial Pipe Fitting, Inc. ("IPF") described below, North American Technologies Group, Inc. ("NATK" or the "Company") had been a development-stage company engaged in the development, acquisition and application of technologies which management believes may have applications in various industries including environmental services. As a result of those acquisitions and previous development work, the Company now owns or has the right to several technologies that include a patented chemical decontamination process, enzyme and chemical solutions, mechanical soil washing systems, bioremedial technologies and a patented oleofilter. Applications of these technologies could include environmental services (including the cleanup of contaminated soils and waters), decontamination of buildings and equipment, treatment of oil field drilling production waste, and the upgrading of crude oils. The business of the Company was expanded during 1995 with Company's acquisition by merger of EET, an environmental decontamination technologies and process company, and IPF, a manufacturer and distributor of proprietary and standard thermoplastic fittings for the mining, environmental and water works industries. Unless the context requires otherwise, the term "Company" refers to North American Technologies Group, Inc. and its subsidiaries and affiliates. The Company was organized as of December 24, 1986 under the laws of the State of Delaware.

          Prior to June 30, 1992, the Company's principal business was operated under the name "Mail Boxes Coast-to-Coast, Inc." as an exclusive area franchisee in Los Angeles County, California for Mail Boxes Etc. U.S.A., Inc. ("MBE"), a franchisor of postal business, packaging and communication service centers. As an MBE area franchisee, the Company sold franchises for MBE service centers on behalf of MBE and provided subsequent operational assistance to the individual MBE service center franchisees.

          In an effort to maximize stockholder value in recognition of the depressed market price of the Company's outstanding publicly traded securities, during the first quarter of 1992, management elected to restructure the operations of the Company. Such a restructuring was concluded by management to include a divestiture of the Company's existing business and the identification of potential business combinations intended to develop a new line of business for the Company.

          Restructuring of the Company commenced during the second quarter of 1992, when, effective as of April 1, 1992, the Company sold substantially all of the assets related to the MBE area franchise to certain individuals consisting of the former principal stockholders, directors and officers for approximately $1,550,000.

          In further conjunction with this restructuring, the Company acquired on June 30, 1992 controlling share interests in two publicly-held affiliated companies, North American Technologies, Inc., a Canadian corporation ("NAT"), and North American Environmental Group, Inc., a Delaware corporation ("NAE"). NAT and NAE were each involved in the development and marketing of environmental remediation technologies. NAT and NAE were acquired in stock for stock transactions characterized for financial accounting purposes as a "reverse acquisition" pursuant to which the historic stockholders of NAT and NAE acquired a controlling interest in the Company and subsequently renamed the Company "North American Technologies Group, Inc."

          Acquisition of the remaining minority interest of NAT was completed during November 1993 pursuant to a Plan of Arrangement in which the Company issued approximately 5.5 million shares of Company Common Stock (on the basis of one share of NATK for each two shares of NAT). Through the merger transaction covered by this Prospectus, the Company intends to further consolidate its holdings through a proposed acquisition of the remaining 11% minority interest of NAE for 1,380,000 shares of newly issued Company Common Stock.

          Principal executive offices of the Company and NAE are located at 4710 Bellaire Blvd., Suite 301, Bellaire, TX 77401, telephone: (713) 662-2699

THE SPECIAL MEETING

          The Special Meeting will be held _________, 1995 at 10:00 A.M. E.D.T., at the offices of Clark, Ladner, Fortenbaugh & Young, One Commerce Square, 2005 Market Street, 22nd Floor, Philadelphia, PA 19103. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereunder.

          Only holders of record of shares of NAE Common Stock at the close of business on _______, 1995 will be entitled to notice of and to vote at the Special Meeting. At the close of business on such date, there were approximately 12,138,333 shares of NAE Common Stock issued and outstanding. The affirmative vote of the holders of a majority of the outstanding shares of NAE Common Stock as of the record date is required to approve the Merger Agreement. The Company and DM, a wholly-owned subsidiary of the Company, collectively own an aggregate of 10,758,333 shares of NAE Common Stock, representing approximately eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock. The Board of Directors of the Company and DM have approved the Merger Agreement and the Merger. In addition, the Company and DM intend to vote the shares of NAE Common Stock in favor of the Merger. Thus the Merger will be approved at the Special Meeting. NAE is not soliciting proxies and stockholders are requested not to send proxies to NAE. See "VOTING AND THE SPECIAL MEETING."

          Under Delaware law, appraisal rights are available to holders of NAE Common Stock who dissent from approving the Merger Agreement and Merger and take the other actions specified herein to perfect such appraisal rights. See "VOTING AND THE SPECIAL MEETING - Dissenters' Rights."

THE MERGER

          The Board of Directors of NAE believes that the Merger is in the best interest of NAE and its stockholders and it recommends that the NAE stockholders vote for the approval of the Merger Agreement and the transactions contemplated thereby. The primary reasons for the Merger are to eliminate the complexity presented by having multiple corporations with varying degrees of overlapping minority ownership as well as to decrease the overall costs of regulatory compliance if NAE were to remain a publicly-traded company. Since there is no material trading market in the shares of NAE Common Stock, the Board of Directors of NAE believes that the Merger is advantageous to NAE stockholders primarily because of the valuation being accorded to NAE Common Stock in the Merger and the possible greater market liquidity of the Company Common Stock, although there can be no assurances that such liquidity will continue.

          Upon the Effective Date of the Merger ("Effective Date"), each outstanding share of NAE Common Stock will be converted into and exchangeable for one share of Company Common Stock. Subsequent to the Merger, a holder of NAE Common Stock will not be able to receive dividends or other distributions on Company Common Stock or to vote those shares until the holder exchanges the holder's NAE Common Stock certificate for a Company Common Stock certificate. After the Effective Date, Continental Stock Transfer and Trust Company, New York, New York, the Company's transfer agent, will send transmittal forms to NAE stockholders for their use in exchanging these certificates.

          The Board of Directors of NAE consists of John Parrott, who is a former director and executive officer of the Company. The Boards of Directors of the Company and NAE considered the value of NAE's assets and its earnings potential and the relative market values of NAE and Company Common Stock in determining the Merger Consideration. However, the Merger Consideration was not determined by arms-length negotiation and there was no formal valuation of the Company and NAE, either by the Company or NAE or an independent third party. Neither the Company nor NAE have obtained a fairness opinion by an investment banking firm or other qualified appraiser.

Federal Income Tax Consequences

          The Merger is intended to constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. No gain or loss will be recognized by a stockholder of NAE who exchanges NAE Common Stock solely for Company Common Stock. See "THE MERGER - Federal Income Tax Consequences."

RISK FACTORS

          The securities offered hereby involve a high degree of risk and prospective investors should carefully consider the factors specified under "RISK FACTORS" before electing to invest. See "RISK FACTORS."

MARKET PRICE OF COMMON STOCK

          The Company Common Stock is reported on The NASDAQ SmallCap Market/SM/ under the symbol "NATK". NAE Common Stock has traded in the over-the-counter market under the symbol "NAME". See "Market Price of and Dividends on the NAE and Company Common Stock."

                  SELECTED FINANCIAL DATA OF THE COMPANY/(1)/

          The following table sets forth historical financial information for the Company and should be read in conjunction with the Financial Statements and the Notes thereto and Management's Discussion of Financial Condition and Results of Operations which are contained elsewhere in this Information Statement and Prospectus.

================================================================================================================================
                                                                                                          Six           Six
                                                                                                         Months        Months
                                                                                                         Ended         Ended
                             Year           Year           Year            Year            Year         June 30,     June, 30,
                                                                                                       1994/(4)/     1995/(4)/
                             1990           1991           1992            1993            1994
-------------------------------------------------------------------------------------------------------------------------------
Revenue                   $         0    $         0   $         0   $       269,073   $  1,945,697   $   671,510   $ 1,172,573
-------------------------------------------------------------------------------------------------------------------------------
Net loss                  $  (169,309)   $  (376,735)  $(2,481,206)  $    (1,503,502)   ($4,936,330)  $(1,563,889)  $(2,002,571)
-------------------------------------------------------------------------------------------------------------------------------
Net loss per share        $(.03)/(2)/    $(.04)/(2)/         $(.37)  $          (.25)         $(.35)        $(.12)        $(.12)
-------------------------------------------------------------------------------------------------------------------------------
Total Assets              $   621,352    $   987,447   $ 2,383,445   $6,515,883/(3)/   $  8,190,676   $ 8,030,263   $ 6,178,142
-------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity      $   564,454    $   713,517   $ 1,648,155   $     4,272.312   $  5,007,443   $ 5,194,372   $ 4,161,868
-------------------------------------------------------------------------------------------------------------------------------
Convertible Debenture             -0-            -0-   $   250,000   $       250,000   $    750,000   $   250,000   $   750,000
===============================================================================================================================

/(1)/ Selected financial data of the Company at December 31, 1992, 1993 and 1994 after recapitalization; Selected financial data of NAT at all other dates. See Note 1 to the Consolidated Financial Statements of the Company.

/(2)/ Figures based on one for fifteen reverse stock split.

/(3)/ Increase over prior period is principally due to the exercise of options for NAT common stock and investment of proceeds in a note receivable. See
      Note 5 to the Consolidated Financial Statements of the Company.

/(4)/ Unaudited.

                         SELECTED FINANCIAL DATA OF NAE

     The following table sets forth historical financial information for NAE and should be read in conjunction with the Financial Statements and the Notes thereto which are contained elsewhere in this Information Statement and Prospectus.

=================================================================================================================================
                            Period From                                                   Six             Six         Cumulative
                             Inception                                                   Months          Months     From Inception
                           (May 7, 1991)                                                 Ended           Ended       (May 7, 1991)
                                to                                                      June 30,        June 30,      to June 30,
                           December 31,      Year          Year           Year            1994            1995            1995
                               1991                                                   (unaudited)     (unaudited)     (unaudited)
                                             1992          1993           1994
----------------------------------------------------------------------------------------------------------------------------------

Revenue                      $        0   $        0   $          0   $     13,542      $   13,542             -0-    $     1,3542

----------------------------------------------------------------------------------------------------------------------------------

Net loss                      ($299,689)   ($337,464)   ($1,359,971)     ($870,756)      ($683,222)       ($66,217)   ($2,934,095)

----------------------------------------------------------------------------------------------------------------------------------

Net loss per share                ($.03)       ($.03)         ($.11)         ($.07)          ($.06)   $          -
                                                                                                      ------------
----------------------------------------------------------------------------------------------------------------------------------

Total Assets                 $  194,582   $1,096,084   $    613,910   $    109,683      $  399,842    $     58,430
----------------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity         $  169,587   $  367,949      ($992,022)   ($1,862,778)     $1,675,244     ($1,928,995)
----------------------------------------------------------------------------------------------------------------------------------

Convertible Debenture               -0-   $  250,000   $    250,000   $    250,000      $  250,000    $    250,000
==================================================================================================================================


                                  RISK FACTORS


        Holding or making an investment in shares of Company Common Stock entails a high degree of risk. In addition to the other information appearing elsewhere in this Information Statement and Prospectus, the following factors should be considered carefully in evaluating holding or making an investment in Company Common Stock.

LACK OF OPERATING REVENUE AND PROFITS

        Until the recent acquisitions of EET and IPF, the Company remained a development stage company with limited revenues and substantial losses. Although the Company believed that most of its technologies were sufficiently developed so as to permit commercial sales, the new management of the Company is in the process of reevaluating the Company's product portfolio. Substantially all of the Company's revenues generated prior to the acquisition of EET and IPF were from demonstration projects resulting in no material commercial sales. Furthermore, management's prior expectations of commercial sales during 1994 were not met and the Company realized no revenues during fiscal 1994 nor is expecting commercial sales from non-EET and IPF products in fiscal 1995. While it is anticipated that the operations of EET and IPF will generate operating revenues during fiscal 1995, such revenues are unlikely to result in profitable operations of the Company on a consolidated basis in the short term.

        The Company has incurred cumulative losses since inception of $14,457,142. Further, until the Company is able to generate material revenues from the commercialization of its technologies, there can be no assurances that profitable operation can be attained or maintained in the short term, if at all. Should losses continue at their historic rate, there can be no assurances that the Company can remain viable as a going concern for more than the short term. See "Capital Needs; Going Concern Qualifications."

CAPITAL NEEDS; GOING CONCERN QUALIFICATIONS

        Through the six months ended June 30, 1995, the Company incurred operating losses which are anticipated to continue for the near term at expected levels of between $200,000 and $250,000 per month. The Company has historically met its working capital requirements through the license of its technologies, issuance of convertible debentures and financing transactions involving the private placement of equity securities or equity equivalents. Operating revenues have not historically provided a meaningful source of working capital for the Company. The Company does not expect that revenues from operations will at any time within the short term be sufficient to offset the Company's costs of operations. There can be no assurances that the Company will be able to continue to secure sources of working capital from financing transactions or sources other than operations for an indefinite period. If adequate funds are not available and the losses continue at historic rates, the Company will be unlikely to continue as a going concern for more than the short term.

        Accordingly, the Company's independent auditors have noted in their opinion on the Company's consolidated financial statement for the year ended December 31, 1994 that these factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of assets carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE

        The industries in which the Company participates, particularly the environmental remediation industry, are highly competitive and subject to rapid and significant technological change. Others may independently develop technologies similar or superior to those of the Company, which may result in the Company's processes or systems becoming less competitive or obsolete. Competition from other companies, as well as universities, research institutions and others, may increase as advances in technology are made. Most of the Company's competitors have substantially greater financial and marketing resources and capabilities than the Company. In addition, some competitors due to a broader product line may be able to offer a more complete solution to a client's problems than the Company will be able to offer. See "BUSINESS OF THE COMPANY AND NAE."

RELIANCE ON ENVIRONMENTAL REGULATION

        Federal, state and local legislation and regulations that require substantial expenditures to meet minimum environmental quality standards and that impose penalties for non-compliance are and will continue to be a principal factor affecting demand for the systems and services being developed or offered by the Company. In addition, the level of enforcement activities by federal, state and local environmental protection agencies will also affect demand. To the extent that the scope or enforcement of such laws and regulations may be eased, the business of the Company could be materially and adversely affected. See "BUSINESS OF THE COMPANY AND NAE."

TECHNOLOGY RIGHTS

        Although the Company owns or has the right to several patents on its technologies, the Company intends to rely primarily on confidentiality agreements to maintain the proprietary nature of its technology. In addition, the Company may also seek patent protection in certain situations in the future, but the Company does not believe that patents are critical to the successful development of commercially viable processes. In general, the application of the patent laws to the Company's potential products is undergoing a developing and evolving process and, due to the difficulty and expense of enforcing patents, the Company may not be able to protect those patents which have been issued. If the Company is unable to maintain the proprietary nature of its technologies, the Company's financial condition and results of operations could be materially and adversely affected. See "BUSINESS OF THE COMPANY AND NAE - Description of Technologies" and "Patents and Proprietary Rights."

        In addition, the Company may seek licenses to other party's technology in order to develop, manufacture and market certain technologies in the future. However, the Company may not be able to obtain necessary licenses or such licenses may not be available on commercially acceptable terms. Even if such licenses are available, the patents or proprietary rights underlying the licenses may prove to be invalid or unenforceable.

GOVERNMENTAL REGULATIONS AND APPROVALS

        Technologies and products under development by the Company and the application of such may be subject to regulation by various federal, state and local agencies either in general or on a project-by-project basis. Such regulation applies to all stages of field testing and to the manufacture and use of the Company's technologies and products. Prior to the manufacture, sale and use of its technologies, the Company may be required to conduct extensive testing to demonstrate safety and environmental effectiveness. The regulatory process may be costly and time consuming and may delay or prevent production or marketing of the Company's technologies. Failure to comply with environmental or other related laws could result in the Company facing fines or penalties which could be material in amount or injunctive relief which could materially and adversely affect the business of the Company. Furthermore, the Company may encounter objections to the use of its technologies and products by special interest groups which could deter governmental agencies from granting the requisite approvals or doing so on a timely basis or otherwise might adversely effect the Company's ability to field test and market its services and products.

DEPENDENCE ON THIRD PARTIES

        The Company, at times, is dependent on third parties for the production of its processes, equipment and the production of certain enzymes/chemicals used in its technologies. Although the Company does not anticipate any difficulty in obtaining any of its supplies from third parties, no assurance can be given that the Company can continue to obtain such products in the future.

SALES AND MARKETING

        Until recently, the management of the Company, has had very limited experience in sales, marketing and distribution. The Company intends to market certain products in Canada and the United States as well as other parts of the world. To do so, the Company must either develop a substantial sales force with technical expertise, or license distribution rights to third parties with such expertise. There can be no assurance that the Company will be able to build such a sales force or find appropriate licensees or that sales and marketing efforts will be successful. However, the Company has recently added management personnel with extensive experience in sales and marketing of environmental services. See "BUSINESS OF THE COMPANY AND NAE" and "MANAGEMENT."

RISKS OF OUTSTANDING LITIGATION

        The Company is a defendant in several legal actions any of which, if decided against the Company, would have a material adverse effect on the financial condition of the Company. See "THE BUSINESS OF THE COMPANY AND NAE - Material Outstanding Litigation."

CONTROL BY EXISTING STOCKHOLDERS

        After the Merger, Gold Spinners International, Inc. ("GSI"), will beneficially own in the aggregate 3,625,000 shares of the outstanding shares of Company Common Stock which will represent approximately seventeen percent (17%) of the issued and outstanding shares of Company Common Stock. This stockholder will continue to be able to exert significant influence over the election of the Company's board of directors and significant corporate actions. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY AND NAE."

VOLATILITY OF SHARE PRICE - RECENT DECLINE IN MARKET VALUE

        The market prices of securities of technology companies, including those of the Company, have been historically volatile. Future announcements concerning the Company or its competitors, including the results of testing, technological innovations or commercial products, government regulations, developments concerning proprietary rights, litigation and public concern as to the safety of the Company's products may have a significant impact on the market price of the shares of the Company Common Stock. In addition, the Company's share price may be affected by sales by existing stockholders. See "Shares Eligible for Future Sale." Although it is impossible to predict market influences and prospective values of securities, it is possible that, in and of itself, the substantial increase in the number of shares available for sale upon the registration of the shares of Common Stock under this Prospectus may have a depressive effect upon the market value of the Company's Common Stock. Because of these factors, the market price of the Company's Common Stock following the date of this Prospectus may be highly volatile.

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of the Company Common Stock in the public market could have an adverse effect on the market price of the Company Common Stock and may make it more difficult for the Company to sell its equity securities in the future at times and at prices it deems appropriate. As of July 31, 1995, there were 21,058,695 shares of Company Common Stock outstanding, and an additional 6,278,916 shares, subject to options or warrants, which may be eligible for public trading. Upon completion of the distribution of shares covered by this Prospectus, 1,380,000 additional outstanding shares of Company Common Stock will have been registered under the Securities Act or will then be eligible for resale under Rule 144 under the Securities Act or otherwise. Such shares eligible for trading will constitute approximately 6% of the outstanding shares of Company Common Stock upon completion of the distribution of shares covered by this Prospectus.

DEPENDENCE ON KEY PERSONNEL

        To a material extent, the Company's future success is dependent upon the continued efforts of its Chief Executive Officer, Mr. Tim B. Tarrillion, and other executive officers. While the Company currently has employment agreements with certain executive officers, including Mr. Tarrillion, the loss of their services would likely have a material adverse effect on the Company's business. See "MANAGEMENT - Employment Agreements."

DIVIDEND POLICY

        To date, the Company has paid no dividends on its shares of Common Stock and does not intend to pay dividends in the foreseeable future.

                         VOTING AND THE SPECIAL MEETING


RECORD DATE; REQUIRED VOTE; NO SOLICITATION

        Holders of record of shares of NAE Common Stock at the close of business on _______, 1995 will be entitled to notice of and to vote at the Special Meeting and any adjournment or adjournments thereof. At the close of business on that date, there were approximately 12,138,333 shares of NAE Common Stock issued and outstanding held by approximately 75 holders of record.

        Stockholders of record on the record date are entitled to one vote per share on any matter that may properly come before the Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of NAE Common Stock is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of NAE Common Stock as of the record date is required to approve and adopt the Merger Agreement and the transactions contemplated thereby.

        The Merger Agreement was adopted and approved by the Boards of Directors of the Company, DM and NAE as of ___________, 1995. The affirmative vote of the holders of a majority of the outstanding shares of NAE Common Stock as of the record date is required to approve the Merger Agreement. The Company and the Company's wholly-owned subsidiary, DM, own 350,000 and 10,408,333 shares of NAE Common Stock, respectively, representing an aggregate of approximately eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock. The Board of Directors of the Company and DM have approved the Merger Agreement and the Merger. The Company and DM have notified NAE that they intend to vote their shares of NAE Common Stock in favor of the Merger. Accordingly, in recognition of the affirmative vote of the Company and DM, collectively the holders of an aggregate of eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock, the Merger will be approved at the Special Meeting and NAE is not soliciting proxies and stockholders are requested not to send proxies to NAE.

        Stockholders may, however, attend the Special Meeting to vote their shares of NAE Common Stock or to exercise their dissenters' rights. Stockholders of NAE who do not vote in favor of the Merger Agreement and who dissent to the Merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law will have, if the Merger is consummated, the right to appraisal of their shares of NAE Common Stock.


   WE ARE NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND US A PROXY


DISSENTERS' RIGHTS

        Stockholders have the right to seek a determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) if they (i) deliver a written demand for appraisal of their shares to NAE prior to the Effective Date of the Merger, (ii) do not vote their shares in favor of the Merger, and (iii) otherwise comply with the provisions of Section 262 of the Delaware General Corporation Law ("GCL") regarding appraisal rights.

        The following is a brief summary of Section 262 which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, the text of which is attached hereto as Exhibit B.

        Stockholders of record who desire to exercise their appraisal rights must satisfy all of the conditions contained in Section 262. A written demand for appraisal must be delivered to NAE before the taking of the vote on the Merger Agreement. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger. Neither voting against, nor abstaining from voting nor failing to vote on the Merger will constitute a demand for appraisal within the meaning of Section 262. Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval and adoption of the Merger Agreement.

        A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on his or her NAE Common Stock certificates. If the shares of NAE Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the shares of NAE Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that in exercising the demand, he or she is acting as agent for the record owner.

        A record owner, such as a broker, who holds shares of NAE Common Stock as a nominee for others may exercise his or her right of appraisal with respect to the shares held for all or less than all the beneficial owners of shares as to which he or she is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of NAE Common Stock outstanding in the same name of such record owner.

        Stockholders who elect to exercise appraisal rights should mail or deliver their written demands to the Secretary of the Company at 9818 Wilcrest Drive, Houston, Texas 77099. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her shares. It is the responsibility of each stockholder electing appraisal rights to ensure that the written demand is received by NAE before the taking of the vote at the Special Meeting. Within ten days after the Effective Date of the Merger, NAE must provide notice of the Effective Date of the Merger to all stockholders who have complied with Section 262 and have not voted for adoption of the Merger Agreement.

        Within 120 days after the Effective Date of the Merger, any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for appraisal is timely filed, after a hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors. In Weinberger v. UOP, Inc. et al., decided February 1, 1983, the Delaware Supreme Court expanded the considerations that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company...."
Accordingly, the Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which would be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should keep in mind that the fair value of their shares determined under Section 262 could be more, the same or less than the Merger Consideration they are entitled to receive pursuant to the Merger Agreement. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

        Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Date, be entitled to vote for any purpose the shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Date.

        At any time within 60 days after the Effective Date, any former holder of shares of NAE Common Stock shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger; after this period such holder may withdraw his or her demand for appraisal only with the consent of NAE. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Date, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration as provided for in the Merger Agreement. Inasmuch as NAE (or DM) has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

        The provisions of Section 262 are technical in nature and complex. Stockholders desiring to exercise appraisal rights and to obtain appraisal of the fair value of their shares should consult counsel, since the failure to comply strictly with the provisions of Section 262 may defeat their appraisal rights.


                                   THE MERGER


TERMS OF THE MERGER

        Set forth below is a brief description of the material provisions of the Merger Agreement and the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The full text of the Merger Agreement is attached as Exhibit A to this Information Statement and Prospectus and is incorporated herein by reference.

        The Merger Agreement provides that NAE will be merged with and into DM, a wholly-owned subsidiary of the Company. In conjunction with the Merger, DM will change its name to "North American Environmental Group, Inc." Pursuant to the Merger, on the Effective Date, each outstanding share of NAE Common Stock (other than shares with respect to which dissenters' rights are perfected in accordance with Delaware law and shares held directly or indirectly by the Company and DM or held in NAE's treasury, which shall be cancelled) will be converted into one share of Company Common Stock. DM will be the surviving corporation after the Merger and remain a wholly-owned subsidiary of the Company.

REASONS FOR THE MERGER

        The Board of Directors of NAE believes that the Merger is in the best interest of NAE and its stockholders and it recommends that the NAE stockholders vote for the approval of the Merger Agreement and the transactions contemplated thereby. The primary reasons for the Merger are to eliminate the complexity presented by having multiple corporations with varying degrees of overlapping minority ownership as well as to decrease the overall costs of regulatory compliance necessitated were NAE to remain as a publicly-traded company. Since there is no material trading market in the shares of NAE Common Stock, the Board of Directors of NAE believes that the Merger is advantageous to NAE stockholders primarily because of the valuation being accorded to NAE Common Stock in the Merger and the possible greater market liquidity of the Company Common Stock, although there can be no assurances that such liquidity will continue.

        The Board of Directors of NAE consists of Mr. John Parrott, who is a former director and executive officer of the Company. The Boards of Directors of the Company and NAE considered the value of NAE's assets and its earnings potential and the relative market values of NAE and Company Common Stock in determining the Merger Consideration. However, the Merger Consideration was not determined by arms-length negotiation and there was no formal valuation of the Company and NAE, either by the Company or NAE or an independent third party. Neither the Company nor NAE have obtained a fairness opinion by an investment banking firm or other qualified appraiser.

EXCHANGE OF CERTIFICATES

        After the Effective Date, each outstanding certificate, which prior to the Merger represented shares of NAE Common Stock, will be deemed to evidence the right to receive that number of shares of Company Common Stock. A holder of NAE Common Stock will not be able to receive dividends or other distributions on Company Common Stock or to vote those shares until the holder exchanges the holder's NAE Common Stock certificate for a Company Common Stock certificate. When that exchange occurs, the Company will pay to the holder all dividends and other distributions (without interest) which were payable prior to the exchange with respect to the shares of Company Common Stock delivered to the holder as a result of the exchange.

        If any Company Common Stock certificate is to be issued in a name other than that of the registered owner, the person requesting the issuance must pay all applicable transfer and other taxes before the Company will be obligated to issue the certificate, unless that person establishes to the satisfaction of the Company or its agent that the taxes have been paid. The Company and NAE will not be liable to any NAE stockholder for any Company Common Stock certificate, cash or related property delivered to any government official under any applicable abandoned property or similar law.

        After the Effective Date, the Company's transfer agent will send transmittal forms to NAE stockholders for their use in forwarding NAE certificates to the transfer agent. Shares should not be surrendered for exchange prior to receipt of the transmittal forms after completion of the Merger.

EFFECTIVE DATE AND TERMINATION

        Once the Merger is approved by NAE's stockholders, the Merger will become effective as soon as NAE and the Company files the Merger Agreement with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the "Effective Date"). The Merger Agreement provides that the Company and NAE will make this filing on the first business day after all of the conditions to completion of the Merger are satisfied or waived.

EXPENSES

        The Company has agreed to bear the expenses related to the Merger.

RESALE OF COMPANY COMMON STOCK

        All shares of Company Common Stock received by NAE stockholders in the Merger will be freely transferable, except those shares of Company Common Stock received by NAE stockholders who are deemed to be "affiliates" of NAE prior to the Merger may be resold by them only in transactions permitted by the resale provisions of SEC Rule 145 (or SEC Rule 144 in the case of such persons who become affiliates of the Company) or as otherwise permitted under the Securities Act.

INTEREST OF CERTAIN PERSONS IN MERGER

        Mr. Parrott is a director and officer of NAE. In addition, Mr. Parrott is a director and an owner of approximately 25% of the outstanding voting stock of GSI. GSI beneficially owns 17% of the issued outstanding shares of Company Common Stock.

        As noted above, the Company and DM collectively own an aggregate of 10,758,333 shares of NAE Common Stock, representing approximately eighty-nine percent (89%) of the outstanding shares of NAE Common Stock.

FEDERAL INCOME TAX CONSEQUENCES


        The Company has requested and received an opinion of its counsel, Clark, Ladner, Fortenbaugh & Young ("Counsel"), as to federal tax consequences of the Merger to the Company and the NAE Stockholders. Such opinion is attached hereto as Exhibit C.

        The following is a discussion of certain material federal income tax consequences under the Internal Revenue Code of 1986 (the "Code") to holders of NAE Common Stock who receive Company Common Stock as a result of the Merger.
The discussion is based upon present federal tax law. All NAE stockholders should consult their own tax advisors regarding the federal income tax consequences of the Merger and the holding and disposing of the Company Common Stock received in the Merger. Tax advisors should also be consulted with regard to the tax consequences of the Merger arising under the laws of any state or other jurisdiction.

        The Internal Revenue Service in Rev. Proc. 77-85 has stated it will not issue rulings on whether a merger qualifies as a tax free acquisition and, consequently, the Company is not seeking and will not receive such an opinion.

        The Company has been advised by Counsel that based upon certain assumptions and subject to certain qualifications, the Merger, if carried out in the manner set forth in the Merger Agreement and based on certain assumptions and qualifications, will constitute a reorganization as defined in Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Accordingly, among other things the following federal income tax consequences will result:

                (a) No gain or loss will be recognized by NAE.

                (b) No gain or loss will be recognized by the holders of NAE Common Stock with respect to the receipt of Company Common Stock pursuant to the Merger.

                (c) The aggregate tax basis of the Company Common Stock received by each stockholder of NAE in the Merger will be the same as the aggregate tax basis of NAE Common Stock surrendered in exchange therefor.

                (d) The holding period of the Company Common Stock received by each stockholder of NAE will include the period for which the NAE Common Stock surrendered in exchange therefor was considered to be held, provided the Company Common Stock so surrendered was held as a capital asset at the time of the Merger.

        Under Section 382 of the Code, the Company's ability following the Merger to utilize existing net operating loss carryforwards of NAE and certain other tax attributes to reduce its tax liability may be limited. See "Note 16 to the Company's Consolidated Financial Statement for the fiscal year ended December 31, 1994."

        THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER, WHICH LOCAL AND STATE LAWS MAY IMPOSE A TAX ON THE MERGER TO AN NAE STOCKHOLDER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH NAE STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

PROFORMA EFFECTS OF THE MERGER

        The acquisition of the minority interest of NAE will be accounted for using the purchase method of accounting. The consideration given of 1,380,000 shares of Company common stock will be valued using information relating to the market price of the Company's common stock, the volatility of the market price, and the liquidity of a large block of shares. Given effect to the preceding, the purchase price would be approximately $900,000, which would be assigned to goodwill. The Company will amortize the goodwill over a three year period. On an unaudited pro forma basis, after giving effect to the amortization, the Company's net loss would have been $(5,236,330) and $(2,152,571) for the year ended December 31, 1994 and for the six months ended June 30, 1995, respectively; loss per share would have been $(.34) and $(.12), respectively.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

COMMON STOCK

        The Company is authorized to issue 50,000,000 shares of Company Common Stock, $.001 par value, of which 21,058,695 are outstanding as of July 31, 1995.

        Holders of Company Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights.

        Holders of Company Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any Preferred Stock then outstanding. Shares of Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of Company Common Stock are, and the shares of Company Common Stock to be issued in the Merger will, upon issuance, be fully paid and non-assessable.

        In addition to the shares of Common Stock presently outstanding, the Company has reserved a total of 6,278,916 shares of Common Stock issuable upon the exercise of outstanding stock options and common stock purchase warrants.

SHARES OF COMMON STOCK SUBJECT TO ESCROW

        GSI owns of record 3,625,000 shares of the Company's Common Stock, which were acquired in connection with the acquisition of NAT by the Company on or about June 30, 1992. Of the 3,625,000 shares of Company Common Stock owned by GSI, 1,625,000 shares are contingent escrow shares ("Class II Escrow Shares"). For financial statement purposes, 1,625,000 shares of the Company's Common Stock which were subject to escrow ("Class I Escrow Shares") were deemed surrendered as of December 31, 1994.

        The Class II Escrow Shares shall be released to the owner thereof if, and only if, the Company shall have, during any of the fiscal years ending December 31, 1992, December 31, 1993, December 31, 1994 or December 31, 1995, annual after-tax earnings (determined in accordance with GAAP) of at least $12,500,000, or if the Company shall be acquired prior to December 31, 1996 (whether by merger, share exchange involving more than 80% of its outstanding securities, or a sale of all or substantially all of its assets) for a purchase price exceeding $250,000,000.


DIVIDEND POLICY

        The Company has not paid any cash dividends and does not anticipate paying cash dividends on Company Common Stock in the foreseeable future.

PREFERRED STOCK

        Within the limitations and restrictions contained in the Certificate of Incorporation, the Board of Directors has authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock, $.001 par value, in one or more series of which none are outstanding as of the date hereof.

        Under Delaware law and under the terms of the amended Certificate of Incorporation, the Company's Preferred Stock may be issued in series established from time to time by the Board of Directors. In this connection, the Board of Directors has broad discretion to set the terms of the Preferred Stock, and, if it decided to, may fix for each series, without further stockholder approval,
(1) the rate of the dividend, (2) the price at which and the terms and conditions on which shares may be redeemed, (3) the amount payable upon shares in the event of voluntary or involuntary liquidation, (4) sinking fund provisions, if any, for the redemption by the Company or purchase of shares, (5) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion, and (6) voting rights, if any.

        The Board of Directors may fix the number of votes to which each share of Preferred Stock is entitled, or deny voting rights to the shares of any series, except to the extent voting rights are expressly granted by applicable law. Depending upon the terms or voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the voting power of the holders of Company Common Stock or other Preferred Stock.

        It is not possible to state the actual effect of the Preferred Stock or other classes of stock upon the rights of holders of Company Common Stock until the Board determines the respective rights of the holders of one or more series of the Preferred Stock. However, such effects might include without limitation:
(a) restrictions on dividends on Company Common Stock if Preferred Stock is issued with a preferential (and possibly cumulative) dividend right and dividends on the Preferred Stock are in arrears; (b) substantial dilution of the voting power of the Company Common Stock to the extent that the Preferred Stock has voting rights or to the extent that any Preferred Stock is given conversion rights into Company Common Stock; and (c) the holders of Company Common Stock not being entitled to share in the Company's assets upon liquidation or dissolution until satisfaction of any liquidation preference granted to the Preferred Stock, which the Board can set at its discretion. The Board could also authorize holders of the Preferred Stock to vote, either separately as a class or with the holders of Company Common Stock, on any merger, sale or exchange of assets by the Company or other extraordinary corporate transaction. Shares of Preferred Stock could also be privately placed with purchasers who might ally themselves with the Board in opposing a hostile takeover bid, diluting the stock ownership or voting power of persons seeking to obtain control of the Company.

        In addition, the Company may be affected to the extent that Preferred Stock is issued which is, by its terms, redeemable, either at the option of the Company or the holder of Preferred Stock, in accordance with such terms and conditions as may be designated by the Board of Directors in creating such series. The amount payable by the Company upon redemption of the Preferred Stock will be the redemption price fixed for the shares of each series by the Board of Directors and may also include payment of all accumulated and unpaid dividends. There are many other potential effects not mentioned here.

        Shares of Preferred Stock could be used to impede a takeover attempt since new shares could be issued to dilute the stock ownership of a person attempting to acquire control of the Company. Any provision which discourages the acquisition of Company stock by a person seeking control could be beneficial to the stockholders generally to the extent that it (i) provides for greater stability and continuity of management, (ii) protects stockholders against unfair or inequitable mergers or tender offers, and (iii) helps discourage or prevent a takeover by an acquiror seeking to obtain control in order to break up and auction off the Company's component parts or otherwise act in nonbeneficial ways with respect to the Company or its assets. However, such provisions could also have the effect of discouraging, making costlier or more difficult, or preventing a merger or a tender offer which would be beneficial to the Company's stockholders. Moreover, the issuance of Preferred Stock may have the effect of assisting the Company's management in retaining its position, even if removal would be beneficial to the stockholders generally. Consequently, management would be in a better position to resist changes that might benefit stockholders generally, but that might be disadvantageous to management.

TRANSFER AGENT

        Continental Stock Transfer and Trust Company, New York, New York serves as transfer agent for the Company Common Stock.

DELAWARE ANTI-TAKEOVER LAW

        The Company is be governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business Combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder.

An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                         MARKET PRICE OF AND DIVIDENDS
                      ON THE NAE AND COMPANY COMMON STOCK


        The Company Common Stock is currently traded on The NASDAQ SmallCap Market/SM/ under the symbol "NATK." The NAE Common Stock has traded on the over-the-counter market under the symbol "NAME." The following table sets forth, for the periods indicated, the range of high and low bid prices of the Common Stock of the Company and NAE as reported by the National Quotation Bureau. These quotations represent prices between dealers and do not include retail markups, markdowns or commissions and do not necessarily represent actual transactions. The number of record holders of the Company's Common Stock as of July 31, 1995 was approximately 2,400. The number of record holders of the NAE Common Stock as of July 31, 1995 was approximately 75.


                        Company                    NAE
                     Common Stock              Common Stock
                     ------------              ------------
                  High Bid     Low Bid      High Bid    Low Bid
                  --------     -------      --------    -------

1993
----
First Quarter      $11.38        $ 9.75            (*)        (*)
Second Quarter      11.75          8.50          7.00       2.00
Third Quarter       11.13          7.00          5.00        .50
Fourth Quarter       7.63          3.13          1.00        .25

1994
----
First Quarter      $ 5.25        $ 3.00            (*)        (*)
Second Quarter       4.25          2.50          1.00       .125
Third Quarter        3.25          1.25          1.50       1.50
Fourth Quarter       2.75          1.25          1.25      .0625

1995
----
First Quarter      $3.125        $1.625          2.00      .0625
Second Quarter       1.94           .94          1.25        .75

(*)  No Trading Activity.
__________________________

     The Company has not paid any cash dividends and does not anticipate doing so in the near future. NAE has not paid any cash dividends since its inception.

                        BUSINESS OF THE COMPANY AND NAE

GENERAL-BACKGROUND

     Prior to the recent acquisitions of EET and IPF, North American Technologies Group, Inc. ("NATK" or the "Company") had been a development-stage company engaged in the development, acquisition and application of technologies which management believes may have applications in various industries including environmental services. As a result of those acquisitions and previous development work, the Company now owns or has the right to several technologies that include a patented chemical decontamination process, enzyme and chemical solutions, mechanical soil washing systems, bioremedial technologies and a patented oleofilter. Applications of these technologies could include environmental services (including the cleanup of contaminated soils and waters), decontamination of buildings and equipment, treatment of oil field drilling production waste, and the upgrading of crude oils. Unless the context requires otherwise, the term "Company" refers to North American Technologies Group, Inc. and its subsidiaries and affiliates. The Company was organized as of December 24, 1986 under the laws of the State of Delaware.

     Prior to June 30, 1992, the Company's principal business was operated under the name "Mail Boxes Coast-to-Coast, Inc." as an exclusive area franchisee in Los Angeles County, California for Mail Boxes Etc. U.S.A., Inc. ("MBE"), a franchisor of postal business, packaging and communication service centers. As an MBE area franchisee, the Company sold franchises for MBE service centers on behalf of MBE and provided subsequent operational assistance to the individual MBE service center franchisees.

     In an effort to maximize stockholder values in recognition of the depressed market price of the Company's outstanding publicly traded securities, during the first quarter of 1992, management elected to restructure the operations of the Company. Such a restructuring was concluded by management to include a divestiture of the Company's existing business and the identification of potential business combinations intended to develop a new line of business for the Company.

     Restructuring of the Company commenced during the second quarter of 1992, when, effective as of April 1, 1992, the Company sold substantially all of the assets related to the MBE area franchise to certain individuals consisting of the former principal stockholders, directors and officers for approximately $1,550,000.

     In further conjunction with this restructuring, the Company acquired on June 30, 1992 controlling share interests in two publicly-held affiliated companies, North American Technologies, Inc., a Canadian corporation ("NAT"), and North American Environmental Group, Inc., a Delaware corporation ("NAE"). NAT and NAE were each involved in the development and marketing of environmental remediation technologies. NAT and NAE were acquired in stock for stock transactions characterized for financial reporting purposes as a "reverse acquisition" pursuant to which the historic stockholders of NAT and NAE acquired a controlling interest in the Company and subsequently renamed the Company "North American Technologies Group, Inc."

     Acquisition of the remaining minority interest of NAT was completed during November 1993 pursuant to a Plan of Arrangement pursuant to which the Company issued approximately 5.5 million shares of Company Common Stock on the basis of one share of NATK for each two shares of NAT). Through the merger transaction covered by this Prospectus the Company intends to further consolidate its holdings through a proposed acquisition of the remaining 11% minority interest of NAE for 1,380,000 shares of newly issued Company Common Stock.

     The business of the Company was expanded during the first quarter of 1995 with the Company's acquisition by merger of EET. The Company issued 1,770,729 shares of Company Common Stock and 71,000 common stock purchase warrants (to replace EET's outstanding stock purchase warrants) in connection with the merger. EET was formed in 1993 when it completed the purchase of certain patents and proprietary environmental decontamination technologies and processes from EnClean, Inc., a Texas-based public company. According to its most recent audited financial statements, EET incurred a loss of $880,822 on revenues of $1,426,748 for the year ended December 31, 1994. The acquisition of EET has been accounted for as a "pooling of interests." Accordingly, the Company's consolidated financial statements have been restated to include the accounts of EET from its inception, August 23, 1993. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     Mr. Tim Tarrillion, the Chief Executive Officer and principal stockholder of EET, had prior to 1993 served as the President of EnClean, Inc. Mr. Tarrillion became Chief Executive Officer of the Company effective upon completion of the merger with EET on March 7, 1995. See "MANAGEMENT OF THE COMPANY AND NAE."

     Further expansion of its business has also been accomplished by the Company's acquisition of IPF. In June 1995, the Company acquired by merger IPF, a Houston, Texas, based manufacturer and distributor of proprietary and standard thermoplastic fittings for the mining, environmental and water works industries owned by David Daniels, a director and officer of the Company and two other unrelated individuals. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." The Company issued 1,300,000 of Company Common Stock in connection with the merger. IPF has been in business since 1994 and according to internally generated financial statements provided to the Company for due diligence review, had revenues in 1994 of approximately $500,000. The acquisition of IPF has been accounted for as a "pooling of interests." Accordingly, the Company's consolidated financial statements have been restated to include the accounts of IPF from its inception, January 1, 1994. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

Description of Technologies

     Through its subsidiaries and affiliates, the Company has developed, licensed, or acquired, a number of technologies that may have broad application in the environmental industry and in the treatment and processing of heavy or sulfurous crude oils.

     Certain of these technologies have been fully developed from an operational perspective, while others remain in the development stage. With the exception of the TechXtract/TM/ Process obtained in the recent merger with EET and the Oleofilter/TM/ technology and the thermoplastic fittings sold by IPF, none of the Company's technologies have been subject to any material commercial application.

     The following chart provides a list of the Company's technologies, together with their respective operational functions and status of development.

================================================================================
 PRODUCTS, BUSINESSES               FUNCTION            STAGE OF DEVELOPMENT
 TECHNOLOGIES
--------------------------------------------------------------------------------
                                   Extraction of              Technology is
EET's TechXtract /TM/          radionuclides, PCB's,      patented, commercial
 Process                       heavy metals and other    projects are on-going,
                                    contaminants         and market development
                                                              in progress.
--------------------------------------------------------------------------------
EET's Waste Management           Specialized waste         Commercial projects
 Group                             management and        are ongoing in Central
                                remediation services          Texas market
--------------------------------------------------------------------------------
Bio Treat/TM/ System         Biological remediation of        Technology is
                               oil-contaminated soils      developed, but some
                                                         enhancements are still
                                                          required, additional
                                                         demonstration projects
                                                             in short term.
--------------------------------------------------------------------------------
Terrazyme/TM/ System          Mechanical separation of        Technology is
                                oil and sludge from        developed, but some
                              oil-contaminated soils.    enhancements are still
                                                            required.  First
                                                          commercial project is
                                                                underway.
--------------------------------------------------------------------------------
Oleofilter/TM/ System         Mechanical separation of   Technology is patented
                               oil from contaminated      and developed, market
                                      waters.                development is
                                                              beginning and
                                                           commercial projects
                                                           are expected soon.
--------------------------------------------------------------------------------
BioCat/TM/ Hydrocarbon        Treatment and processing         Laboratory
 Process                           of crude oils            verification and
                                                             testing are in
                                                                progress.
--------------------------------------------------------------------------------
Industrial Pipe Fittings          Manufacture and          Products are being
                               distribute transition     manufactured and sold.
                                   pipe fittings.
================================================================================

TechXtract/TM/ Process

        During March 1995, the Company acquired a decontamination process known as TechXtract/TM/ in connection with its acquisition of EET. TechXtract/TM/ is a patented technology that permits the extraction of subsurface contaminants without destroying the surface or substrate. Management believes that this technology is unique in its ability to remediate contaminated porous surfaces where surface cleaning is ineffective or insufficient, and physical (destructive) processes are unacceptable or uneconomical.

        The TechXtract/TM/ technology can be used to remove a wide variety of contaminants from porous surfaces and substrates. This is made possible through tailoring of the chemistry and process for individual contaminant(s) and other project-specific factors. Although the technology has focused on those contaminants which are particularly difficult to remove and which have extremely low acceptable levels for clean-up, the Company believes that modifications can be made in the technology to treat other types of contaminants.

        The technology has been utilized in removing all types of Polychlorinated Biphenyls ("PCBs") from an array of substrates. When other processes plateau at unacceptable levels, the contaminant extraction process has frequently succeeded in achieving levels of extraction deemed acceptable to the United States Environmental Protection Agency ("EPA").

        The technology has also demonstrated its ability to extract radioactive contaminants for the Department of Energy and several other customers. EET has either demonstrated or developed chemistry and applications for the deradiation of concrete floors and walls, metal working equipment, tools, lead bricks/shielding, clothing, internal piping, evaporation basins, and holding tanks. Deradiation has been effective on both surface and fixed contaminants, as verified by surface smears and by alpha, beta/gamma, and x-ray detectors.

        Heavy metal contamination is prevalent throughout industry and is particularly problematic due to the low levels of contamination which are required to avoid classification as "hazardous." The TechXtract/TM/ heavy metal extraction formulas and process have been developed to deal with the most challenging constituents, including lead, arsenic, and mercury.

        In addition to the other categories of contaminants, EET has successfully modified its technology to address the other hazardous constituents on the EPA's list. As with the other contaminants, the process is most applicable when reduction to below regulatory levels will result in substantial economic benefits to the customer due to opportunities for "delisting" or nonhazardous disposal.

        EET's patent application for the TechXtract/TM/ Process has recently received approval from the United States Patent and Trademark Office. In addition, EET is seeking patent protection for several chemical formulations associated with the TechXtract/TM/ process. See "Patents and Proprietary Rights." EET has developed certain base blends which are effective for a wide range of contaminants, but can make special formula modifications if required.

        When TechXtract/TM/ is used, liability is reduced for the customer in two ways. First, the low volume of waste produced in itself decreases liability. Second, if the customer's other remediation option is total disposal, then incineration of solids is not an alternative. With incineration of the waste liquids from the TechXtract/TM/ Process, hydrocarbon based contaminants are completely destroyed and the generator receives a "certificate of destruction" from the licensed incinerator. Furthermore, once the contaminants are removed from the facility or piece of equipment, they may be able to be delisted as a hazardous waste and therefore, only the site may be able to be given a clean closure status by the EPA or appropriate state regulatory agency. The TechXtract/TM/ process has been used with approval of or has been used as evidence given to several EPA regions to meet PCB cleanup standards. The TechXtract/TM/ process was recently included in the remediation plan relating to a consent decree to cleanup PCBs from a series of gas compressor stations owned and operated a major U.S. gas transmission company.

        Management believes the TechXtract/TM/ Process compares favorably to competing processes. The chemicals used in some surface cleaning processes are inherently hazardous, tend to require much higher volumes, and are ineffective on subsurface contamination. Scarification and other physical processes produce large volumes of waste (particularly if there is significant subsurface contamination), create airborne hazards, and therefore, only move the problem to another location.

        The TechXtract/TM/ Process has been employed in a number of commercial projects. Prior to its acquisition by the Company, the TechXtract/TM/ Process had been used in over 200 successful projects. Using this technology, EET has generated aggregate revenues of approximately $1,000,000. The projects range from the removal of PCB contamination from concrete floors and walls of a major steel company in the Midwest, to the deradiation of fixed radionuclides at the DOE Nuclear Production and Research Facility in Oak Ridge, Tennessee. In addition, the TechXtract/TM/ process has been selected for a test demonstration by the EPA as part of the EPA's Superfund Innovative Technology Evaluation
(Site) Program.

Oleofilter/TM/ System

        The Oleofilter/TM/ System is a patented system developed by Exxon Research and Engineering Corp. ("Exxon") in conjunction with SEREP a French engineering company. Recently the Company and Exxon executed a licensing agreement whereby the Company has full future rights to the Oleofilter/TM/ System in exchange for a one-time licensing fee paid to Exxon. Prior to this license arrangement, the Company's rights to the Oleofilters/TM/ were derived from a sublicense between the Company and an affiliate of a former director and officer. In addition, the Company has negotiated an agreement with SEREP to provide the Company with drawings, filter material and other commercial and technical know-how which should assist the Company to manufacture and market the Oleofilter/TM/ System.

        The Oleofilter/TM/ System is a patented oil/water separation system based on combining an amine-coated ceramic chip technology with a gravimetric separator design that permits both separation of mechanical oil/water emulsions and provides reduction and recovery of dissolved hydrocarbons. The Oleofilter/TM/ System has various applications, including the treatment of contaminated ground water, bilge and ballast waters, water produced from off-shore drilling platforms and other oil/water mixtures. The Oleofilter/TM/ System competes with many other products/companies designed to meet the requirements of this market. Before selection, each system is judged on its ability to meet specific cleanup standards, complexity of operations, cost of operations, flexibility to changing conditions and initial capital cost of the system. Management believes the Oleofilter/TM/ System compares favorably to other competing products, especially in the areas of meeting cleanup standards, ease of operation, low maintenance cost and flexibility to adapt to changing inlet conditions.

        The Company began extensive testing of the Oleofilter/TM/ System during the fourth quarter of 1994. Application of the Oleofilter/TM/ System was also successfully demonstrated by the Company in 1994 in conjunction with tests at a superfund site administered by the EPA as part of the EPA's Superfund Innovative Technology Evaluation ("SITE") Program. These test results indicated a positive application of this technology in connection with the removal of emulsified oils from water.

        Other testing efforts have validated the efficacy of the Oleofilter/TM/ System. The U.S. Coast Guard currently certifies a number of the Company's models as compliant with international standards for filtration of offshore discharge, as well as applicable U.S. law. In addition, test results from an internationally recognized water test center indicate a high degree of confidence in oil/water separation within certain input parameters.

        Although the Company had limited success in selling units directly through its prior sublicense arrangement, there are many such units that are in use throughout the world that were sold by prior licensees. Management believes that the Oleofilter/TM/ System can accomplish its stated technical objectives and that the Company can market the system on a commercial basis under its new agreement with Exxon. Marketing efforts undertaken during 1994 indicated interest by potential customers. However, to date, the Company has been unable to yield any revenues from the sale or application of its Oleofilter/TM/ System.

BioTreat/TM/ System

        The Company's BioTreat/TM/ System, Terrazyme/TM/ System and Biocat/TM/ Hydrocarbon Process rely to varying extents upon enzyme technologies. The principal objective of most of these technologies is, through the use of novel or proprietary systems and application of specific enzymes, to secure the remediation of hydrocarbon contaminated soils and treatment of hydrocarbons.

        The Biotreat/TM/ System involves the treatment of soils in a variety of methods and multiple steps that ultimately rely on microbes and other bacteria to destroy hydrocarbons (oil) contained in the contaminated soils. This is done in conjunction with a mechanical process that involves tilling the soils to achieve maximum penetration and concentration of the microbes and bacteria, and provide microbes with sufficient oxygen and nutrients to live and reproduce.

        A key to the BioTreat/TM/ System involves the use of enzymes and other chemicals for pretreatment of the soils to enhance the successful introduction of the appropriate bacteria for the particular contaminant. The enzymes, when applied with water, are believed to help the soil particles to separate from each other. As a result, any contaminants that are caught within the layers of soil are exposed to the bacteria. Other chemicals and solutions are applied to kill non-essential bacteria and to make the contaminants more suitable as food for the bacteria. When applied to the soils that have been treated with the enzymes and other solutions, the bacteria can identify the hydrocarbons as a desired food source. The bacteria, which is a microbe, consumes the hydrocarbon molecule and turns into a fatty acid which, in turn, fertilizes the previously contaminated soil. Management believes that this combination of steps, chemistries, and sequential methods of treatment distinguish the BioTreat/TM/ System from standard bioremediation techniques by providing faster, more predictable, and ultimately, lower cost results.

        The Company's BioTreat/TM/ System can be used to treat soil in a totally enclosed, plastic-lined treatment cell, which is referred to as a "biocell."
The alternative treatment method is "in situ," which means a treating the soil in place. However, specific cleanup criteria and regulatory approval is specific to each project, location, type of contaminant and controlling regulatory authority.

        The Company's BioTreat/TM/ System has been successfully tested by the Company in a number of demonstration projects in which this system achieved environmental clean-up in significantly less time than industry averages. Notwithstanding such positive test applications, to date, the Company has been unable to generate any material revenues from the application of its BioTreat System/TM/. In addition, no testing or validation of this technology has been conducted by independent laboratory or agency. Nonetheless, management believes that the BioTreat System/TM/ has been fully developed and field proven, and attributes the absence of commercial success to sales, marketing, and competitive issues. See "Sales, Marketing & Joint Venture Agreements" and "Competition."

Terrazyme/TM/ System

        The Terrazyme/TM/ System is a mechanical system that uses enzymes and/or other chemistries in conjunction with a process developed by the Company to separate hydrocarbons and segregate different size fractions of soils and sludges. Contaminated soils are fed into the machinery through a mechanical screw or augur feed. As the contamination material travels up the screw feed it is sprayed with a mixture of enzymes, water and/or other chemicals.

        The enzymes are believed to assist in separating the soil particles from each other. The enzymes continue to act as the soils are mixed in the machine. The mixing action allows free oil that has been separated from the soil to float to the surface where it can be skimmed off. This portion of the process can effect a significant reduction in the levels of contamination. Once the free oil has been skimmed off, the soils which are mixed with the enzymes, water and/or other chemicals, are treated with different chemistries in a second tank. The intent of the second phase is to introduce chemistries that will attack specific types of contamination found on the soils. The chemistries used in the Terrazyme System/TM/ vary based on the particular level and nature of the contamination. The wash solution is finally drained from the soils before the treated soils are discharged from the machine. The wash solution is then recirculated for reuse in the machine.

        The technology differs from traditional soil washing techniques as it involves a continuous flow, ambient temperature, water-mechanical process using a recycled cross flow of enzymes and other solutions. In addition, it allows for the simultaneous segregation and recovery of different sized fractions of solid material. The combination of segregation and washing allows for maximum recovery of products with commercial value and minimum waste disposal. The ability to introduce additional chemistries and washing steps for removal of specific contaminants also differentiates the system from traditional soil washing technologies.

        The Company's Terrazyme/TM/ System has been used in a number of pilot projects with mixed results. In certain instances, the technology was deployed successfully, however, at a cost that was greater than more conventional means of disposal. In other instances, the technology failed to perform up to management's expectations. However, a current pilot project at a landfill site in South Texas has shown the system to be effective in cleaning certain wastes for recycle and reuse. The technology has not been tested and/or validated by any independent laboratory or agency. The Company is continuing to test this system to verify its technical, regulatory and commercial effectiveness.

Biocatalytic Hydrocarbon Upgrade Process

        The Biocatalytic Hydrocarbon Upgrade Process (the "Biocat/TM/ Hydrocarbon Process") is based on enzyme technologies that the Company believes may catalytically alter the molecular structure of long chain hydrocarbons and simultaneously reduce the sulphur and metal content of the treated hydrocarbons. Development of this technology to date has focused on the upgrading of heavy, sulfurous crude oils. Although other companies are pursuing technologies to biologically upgrade crude oil and/or other petroleum fractions, management believes that the manner in which the Biocat/TM/ Hydrocarbon Process uses the catalytic properties of enzymes distinguishes itself from other competing processes. However, given that the specifics of competing processes are not well defined and are not known to the general industry, the Company cannot completely judge the effectiveness of Biocat/TM/ versus these other processes.

        Presently, a significant amount of the world's known crude oil reserves are heavy hydrocarbons that have a low API Gravity in the range of 8 to 18. Typically, heavy crude oils also contain higher concentrations of sulphur and heavy metals. "API" gravity refers to the American Petroleum Institute standard of measuring the gravity of crude oils. A higher API gravity number designates a "lighter" crude oil, which will typically contain more light hydrocarbons, less sulphur and less metals and are thus more valuable crude oils. West Texas Intermediate Crude, for example may have an API Gravity higher than 25, whereas heavy, sour (sulphur containing) crude or tar sand crude oil may range from 8 to 18 API gravity. As a result, West Texas Intermediate Crude may command a spot price significantly higher per barrel than that of heavy or sour crude oils. If developed to the point of being operationally effective, the Company's Biocat/TM/ Hydrocarbon Process could provide significant opportunity for upgrading the value of these heavy, sour crude oils.

        Numerous tests have been performed on the Biocat/TM/ Hydrocarbon Process. These tests comprise work done by the Company and also work done by independent third party laboratories. The tests performed by these laboratories involved processing crude oils from a variety of sources in laboratory bench scale tests using enzymes and mixing equipment designed to simulate a possible commercial mechanical system. The treated samples were then analyzed to determine changes in the viscosity, gravity, sulfur and metal content, as well as any change in the temperature at which the treated oils would flow.

        Through this testing the Company has found that in certain cases its BioCat/TM/ Hydrocarbon Process has been effective in reducing viscosity, sulfur and metals content, while increasing the API gravity of certain crude oils. It is important to note, however, that this testing is in an early stage and this process has not been effective on every crude oil that has been tested. The Company is continuing to develop this process and is testing it, in its own laboratories, on a variety of crude oils to determine the optimum operating parameters and to identify which type of crude oils may respond effectively to this treatment.

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

        The BioCat/TM/ Hydrocarbon Process has not reached the stage of development that is ready for commercial application. The process has only been tested in laboratory settings and in very limited processing situations. Even though certain of these tests have provided some evidence of the technology's potential effectiveness, management realizes that to perfect this type of process, if at all possible, will require significant additional laboratory and field testing and the allocation of significant capital resources. There can be no assurances that this process can be developed sufficiently to justify the allocation of resources likely to be required to achieve commercial effectiveness, if at all possible. In addition, there has been no attempt by the Company to determine if this technology will need or receive regulatory approval before it can be introduced as a commercial process.

Limitations on Effectiveness of the Company's Technologies

        Each of the Company's technologies and systems have been used in a variety of projects or field tests over the last several years. In most cases, the technologies have shown some effectiveness, have performed technically and have met the expectations of the Company. It should be noted, however, each of these technologies have certain limits and parameters within which they are either effective or ineffective. Thus, until further field work is performed on a commercial basis, each project or potential application must be approached on a job-by-job basis to determine efficacy.

        The Company has attempted to test its technologies in various operating field and laboratory (internal and external) situations. In some cases the technologies have achieved the desired results. In other cases, the technologies have not achieved the desired levels of performance. This information has been extremely helpful, however, in redesigning the mechanical systems and adapting the chemistries to achieve better and more consistent results. As an example, recent modifications in the mechanical design in the Terrazyme/TM/ System have resulted in successes in a January 1995 field demonstration at a large landfill in South Texas.

        Other than the TechXtract/TM/ technology and despite the fact that the Company has tested the environmental technologies in a variety of demonstration projects, the Company has yet to achieve more than minimal revenues from the commercial application of its other technologies. Management of the Company believes that the failure of the other technologies to achieve commercial acceptance is not a reflection of the viability of its technologies, but rather the result of marketing factors, some of which are beyond the Company's control. See "Sales, Marketing and Joint Venture Agreements." Nonetheless, until the Company is able to successfully apply all of its technologies in a commercial setting, there can be no assurance that management's expectations for the technologies will be fulfilled.

Competition

        The environmental services business is highly competitive. Competition is provided by a number of traditional waste removal and disposal companies, operators of landfills as well as companies that offer a variety of remediation services that treat rather than remove contaminated soils. The Company believes that the principal competitive factors in its business are the ability to satisfy applicable environmental laws relating to clean-up, the reduction of waste that requires ultimate disposal, price and efficiency of service. Other factors include quality, safety record, reputation, amount of insurance coverage and knowledge of the customer's operations.

        The Company competes with a large number of companies in substantially all of the regions in which it bids for projects. These competitors tend to be different for each of the Company's technologies. Many of these competitors are local operations servicing a limited geographic area; however, in various service lines, there are a few large national and regional competitors which have significantly greater resources than the Company.

        As an example, it is estimated that there are over 1,000 companies directly involved in providing some type of environmental remediation services in the United States. These companies would compete (to varying extents) with the Company in areas of TechXtract/TM/, BioTreat/TM/ and Terrazyme/TM/. Further, it is estimated that 35 of these companies account for 65% of the revenue generated in this business segment. Clearly, this market is dominated by companies with significantly larger resources than the Company, including Rust International, Bectel, Fluor, OHM, Morrison Knudson and many others. Similar competition and competitor profiles exist for all of the Company's technologies and businesses.

Governmental Regulations

        State and federal governments have enacted and amended numerous environmental protection laws in response to public concerns about the environment. The operations of the Company and its customers are subject to these evolving laws and related regulations. The principal federal environmental laws that the Company believes are applicable to itself and its customers include The

Clean Water Act, The Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), The Resource Conservation and Recovery Act of 1976 ("RCRA"), The Pollution Prevention Act of 1990, and the Superfund Amendments and Reauthorization Act ("SARA"). Most of these laws have state counterparts which are generally at least as stringent as federal laws. The Company believes that this regulatory framework creates the demand for products that control the release of hazardous substances into the environment or facilitate the clean-up of contaminated soils and waters.

        The Clean Water Act or its state counterparts permit the discharge of pollutants into the waters of the United States only in accordance with the terms of a National Pollutant Discharge Elimination System Permit. Similarly, the discharge of pollutants by generators into a sanitary sewer system that leads to a local Publicly Owned Treatment Works ("POTW") is regulated by state and local laws and by local permitting requirements, as are the discharges by the POTW's themselves of their waste streams onto land or into surface water bodies.

        RCRA provides a comprehensive framework for the regulation of the generation and transportation of solid and hazardous waste, as well as for the treatment, storage and disposal of such waste. RCRA is intended to provide a "cradle to grave" system for the control of hazardous waste; that is, regulation of wastes from the time they are generated until they are properly disposed of. Both civil and criminal liability may be imposed on parties that fail to comply with RCRA's requirements. RCRA requires that hazardous waste generators, transporters or operators of hazardous waste treatment, storage and disposal facilities, meet strict standards set by governmental agencies, and in certain instances, obtain and comply with RCRA permits.

        The Pollution Prevention Act of 1990 establishes pollution prevention as a national objective, naming it a primary goal wherever feasible. According to this Act, where pollution cannot be prevented, material should be recycled, reduced or minimized in an environmentally safe manner.

        CERCLA and SARA (the "Superfund" laws) provide for the investigation and remediation of hazardous waste sites. Under Superfund, parties who own or operate sites or facilities contaminated by hazardous substances or who have generated hazardous substances or which have arranged for the transportation or disposal of hazardous substances may be subject to strict, joint and several liability for the investigation and remediation of contamination associated with those hazardous substances. Superfund's remedy selection process includes a preference for innovative technology as well as technology which reduces the volume of waste materials. Regulations under Superfund require that any hazardous substances remaining on-site meet: (i) applicable; and (ii) relevant and appropriate regulatory requirements. This may create an incentive to utilize technologies that can potentially recycle hazardous waste, transform such waste into non-hazardous by-products or reduce waste volumes. Under SARA, parties engaged in Superfund or RCRA remedial actions may, in certain circumstances, be able to use an environmental technology without the need to conform with all aspects of the permit application procedures that would otherwise be required under RCRA, the Clean Air Act, or other applicable environmental laws.

        Many of the same federal and state laws and regulations that affect the Company's customers may also directly regulate the Company's own operations or create potential liabilities for the Company. With respect to permits and permitting requirements, the Company's own operations include the use of small amounts of various hazardous substances, both in the use of its processes and the testing of those processes on various waste streams and the testing and maintenance of the Company's processes and technologies in the field. Because the handling, use, treatment and storage of disposal of hazardous substances and waste are a highly regulated activity, many of these activities require the procurement of federal, state or local government permits and approvals.

        Obtaining and maintaining these permits and approvals generally require strict compliance with exacting regulatory requirements. Accordingly, permit applications are subject to denials, and the permits themselves are subject to suspension, modification or revocation for failure to meet applicable requirements. The failure by the Company to obtain a permit or to comply with permit requirements in its operations could potentially subject the Company to liabilities under the various federal, state, or environmental laws. Similarly, the failure by the Company's customers to obtain such permits or approvals, or to comply with permit requirements could subject them to environmental liabilities as well and could affect the demand for the Company's services and products. If existing environmental laws and regulations are amended, interpreted or enforced differently than at present, or if new environmental laws or regulations are enacted or promulgated, the Company or its customers may be required to obtain additional permits or approvals or modify their handling, use, treatment, storage or disposal of hazardous substances or waste. Failure to comply with such laws could have a material impact on the demand for the Company's products and services or could subject the Company or its customers to unanticipated and material penalties.

        Although the Company does not generate streams of waste, the Company, like its customers, may be potentially subject to environmental liabilities with respect to the investigation or clean-up of hazardous waste sites. Regulatory agencies may argue, for example, that in instances where the Company's system is utilized to treat hazardous waste, the Company would be potentially liable under the Superfund law, as an "owner" or "operator" of a "facility" for any releases of hazardous substances from that system, even if the Company did not cause the release, and even if the Company was not negligent. Although the Company believes that the risk is minimal that the Company would ever be found by a court or regulatory agency to be liable for the investigation or clean-up of a hazardous waste site, the cost associated with such a finding could be substantial.

        In addition, the Company is also potentially liable for damages suffered by its customers or others under environmental laws and regulations, indemnification provisions of certain contracts with customers, or various tort or contract law theories in the event that there are liabilities arising from the failure or malfunction of the design, construction or operation of any of the Company's systems or processes. Although the Company does maintain liability insurance, there can be no assurances that such insurance would cover any or all environmental tort or contract liabilities that could potentially be imposed on the Company. There can be no assurance that the Company will not be adversely affected by a claim by a governmental agency or by a private party regarding environmental or related liabilities.

        The Company has developed plans to take appropriate measures to reduce its exposure to Superfund liability, including, implementing strict operational guidelines for the handling and disposal of contaminated waste, as well as seeking contractual protections from its customers.

Sales, Marketing and Joint Venture Agreements

        With the exception of EET's TechXtract/TM/ Process and IPF's thermoplastic transition fittings, the Company has been unable to develop a marketing strategy that has permitted successful commercialization of any of its proprietary technologies or processes.

        Historically, the Company has attempted to market its technologies through teaming arrangements and joint ventures with select partners in specified geographic regions. In addition, through its officers, directors and consultants, the Company actively engaged in ad hoc sales and marketing efforts directed towards governmental agencies, branches of the defense department and private industry. The Company's limited capital resources have, in the past, precluded the ability to finance the development and staffing of an internal sales force.

        The Company's marketing strategy had been devised on two premises that have, in hindsight, proven unsuccessful. First, management assumed that commercialization of the Company's technologies would be motivated by customer demand, which in turn would be motivated by regulatorily-required clean-up requirements. Management has determined, however, that notwithstanding public pronouncements of broad-based environmental remediation programs, the regulatory requirements of states have in most instances permitted contaminated sites to remain subject to contamination for longer periods than anticipated by the Company. Second, management viewed the application of its technologies as a more environmentally sound means of remediation, and thus, assumed that property owners would resort to these type of clean-up solutions over traditional means (removing and dumping contaminated soils in a landfill). This strategy was developed several years ago in view of escalating dumping costs, increased dumping regulations and scarce landfill space. Subsequently, however, dumping costs have been dramatically reduced and landfill space is more available than anticipated. In some instances the costs of landfill disposal are less expensive than solutions offered by the Company. Accordingly, even though many of the Company's technologies appear to perform successfully, management must devise strategies that either reduce the cost of these services, otherwise convince land owners of the benefits of remediation, or target certain situations where the Company's technologies provide significant value and efficiency.

        In an effort to avoid the cost of building an internal sales staff, the Company had attempted to market its technologies through teaming arrangements and joint ventures. Customarily, a subsidiary of the Company would enter into an agreement with a third party to market particular services in a specified geographic region. Although the Company has entered into many such agreements, no material work has been undertaken pursuant to such arrangements. As noted above, in an effort to address this issue the Company has recently completed the acquisition of an operating environmental company, EET, with personnel experienced in directly marketing environmental services.

        The Company's joint ventures and teaming arrangements have also been motivated as a financing strategy. In certain instances, joint venture partners have paid the Company for the exclusive right to market its technologies in specified areas. Since the Company's resources have remained somewhat limited since inception, these arrangements were often undertaken as a means to secure additional working capital for the Company. In other cases, no advance payments were made, however, the joint venture partner agreed to fund certain operating or other expenses of the ventures. In either event, the Company's joint venture arrangements have, to date, generated no material revenues or made any technical progress.

        The Company is presently operating subject to five (5) joint venture or teaming arrangements. Two (2) of these arrangements, which cover marketing rights in certain areas in Canada, are expected to terminate shortly, having made no material contributions to the Company. Three (3) other arrangements remain active and may offer some potential benefits to the Company.

        In conjunction with an agreement with Universal Remediation Services, Inc. ("Universal"), in May 1992 the Company obtained financing in the form of a convertible debenture. Repayment of the debenture has been extended twice and is now scheduled for June 15, 1996. As part of the original agreements, Universal was given certain rights, which include, among others, half of the operating profits generated from projects that use the Company's BioTreat/TM/ and Terrazyme/TM/ technologies in the states of Illinois and Indiana. There is no termination date for these marketing rights.

        During February 1993, the Company entered into a Joint Venture Agreement with Canadian Crude Separators, Inc. ("CCSI"). CCSI, which was once affiliated with certain of the former officers and directors of the Company (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"), owns and operates waste treatment facilities in the Provinces of Alberta and Saskatchewan, Canada. Under the terms of this arrangement, a joint venture between the Company and CCSI was formed which has the exclusive right to market and utilize the Company's technologies in the Provinces of Alberta and Saskatchewan in Canada. The Company and CCSI would be entitled to evenly split the profits from any projects or receive a percentage of the projects revenues undertaken by the joint venture. The Company received shares of the common stock of CCSI upon execution of these arrangements. These shares are subject to escrow provisions and only may be "earned" by the Company on the basis of cash flow generated by the joint venture.

        In July 1993, the Company entered into a joint venture with Oil Waste Treatment, Inc. ("OWT") to jointly develop the Terrazyme/TM/ System and other Company technologies as they pertain to fixed site facilities within an area encompassing Texas, Louisiana, Mississippi, Alabama, Florida and the Gulf of Mexico. Under the terms of this joint venture agreement, the Company agreed to contribute its technologies to a joint venture in exchange for OWT contributing rights to an environmental processing facility that it had permitted in South Texas. Concurrently, OWT agreed to prepare equipment for a demonstration project with a major environmental company and potential joint venture partner. This demonstration project, which commenced in early 1995, has shown the Terrazyme/TM/ System to be effective in cleaning certain wastes for recycle and reuse. To date, no revenues have been generated. Profits and losses of the joint venture are split equally.

        In recognition of the absence of sales generated through the Company's historical sales and marketing program and in view of the recent acquisition of EET, the Company intends to change the direction of its sales and marketing strategies. Joint ventures and teaming arrangements will no longer be utilized as the primary means of marketing. The Company intends to hire and develop its own sales and marketing personnel. As such, direct sales strategies and goals will be developed and implemented by experienced sales personnel. Joint ventures and teaming arrangements will be relegated to a lesser corporate priority but still used when appropriate to achieve specific marketing and sales objectives.

Patents and Proprietary Rights

        The Company is the beneficiary of patent protection on the Oleofilter/TM/ and TechXtract/TM/ Process. In addition, EET holds four other patents on environmental treatment technologies that may have commercial value but have not yet produced any significant revenue. There is no patent protection for any other owned or licensed technologies. While the Company believes it possesses proprietary rights to its other technologies including unpatented trade secrets and know-how, and that its continuing technological innovations will enable it to maintain a competitive position in the manufacture and use of its products and services, no assurances can be given that others will not independently develop substantially equivalent proprietary information and technology or otherwise gain access to the Company's trade secrets or disclose such technology, nor can the Company assure that it can meaningfully protect its unpatented trade secrets. As used in this context and throughout this Prospectus, "proprietary information" refers to technology, mechanical configurations, chemical information or formulations, processes, applications techniques and/or other know-how developed by the Company and its employees or consultants.

Warranty

        Typically, the Company provides its services and technologies on a "best efforts" basis. As such, no warranty is expressed or implied. However, in some cases, EET provides its TechXtract/TM/ services on a "guaranteed results" basis. That is, EET must decontaminate to a preset, verifiable level or the customer will not be required to pay. However, once the cleanup standard is met, no future guarantee is given or required. In only one instance has EET not been paid for the work in connection with this guarantee and that was for a project bid at less than $10,000. Although the Company has not developed a warranty policy for its Oleofilter/TM/, it is likely that some type of limited mechanical warranty may be required. Once commercial success is achieved with its Biotreat/TM/ and Terrazyme/TM/ technology, the Company anticipates that projects will either be done on an hourly rate and cost of material basis or on a fixed-price bid either lump sum or per unit volume if the perimeters of the project can be well defined. In any fixed-price bid situation, there is an implied guarantee to meet the required cleanup specifications, but these are usually negotiated based on the conditions that arise during the project. To date, most of the Company's demonstration projects are for a negotiated price and done on a "best efforts" basis.

Human Resources

        The Company currently employs 42 full-time employees and consultants. Six of the employees are in management, six in administrative and accounting, four in research and development, four in sales, and twenty-two in operations. Nine of the Company's employees have employment agreements. None of its employees are covered by collective bargaining agreements. All of the Company's personnel, as well as companies with which it has an ongoing relationship, however, are covered by non-circumvention, non-disclosure agreements over the Company's technologies. The Company believes that its relations with its employees are good.

DESCRIPTION OF BUSINESS OF INDUSTRIAL PIPE FITTINGS, INC.

The Business

        NATK has recently acquired Industrial Pipe Fittings, Inc. ("IPF") a privately-held Houston-based manufacturing and distribution company. IPF manufactures and distributes both proprietary and standard thermoplastic fittings for the high density polyethylene pipe business. In its first year of operation (1994), IPF generated over $500,000 in revenues and realized a profit of $24,000. IPF principally markets to the industrial, mining and water works industries. The acquisition was accounted for as a pooling of interests by the Company effective June 30, 1995 and, as such, historical financial statements of the Company have been restated to include the financial effects of IPF from the date of its inception, January 1, 1994.

The Products

        IPF manufactures and distributes products that relate primarily to the High Density Polyethylene ("HDPE") market. IPF currently fabricates metallic connectors for various HDPE applications. It also manufacturers four types of quick connect fittings (Victaulic, Gheen, Camlock, Bauer) as well as threaded, weld-end and flanged adaptor fittings. IPF also stocks and distributes related thermoplastic products which complement the use of its existing line of manufactured fittings. IPF management believes that IPF can expand its product line to include high end items such as fabrications of large elbows, tees and wyes, specialized fusion and molded fittings as well as other high margin products. Although IPF does not actively pursue sales of HDPE pipe and liners, IPF is an OEM distributor for three different polyethylene pipe manufacturers.

The Market

        The domestic market for HDPE pipe resins is currently estimated by industry trade organizations to exceed $6 billion annually. The domestic market for HDPE related fittings and supplies exceeds $1.5 billion. Because of the number of applications of polyethylene, the market is expanding world wide, particularly in Central and South America.

        IPF currently markets its products within a two tier plan. First, IPF has alliances with 93 distributors that cover most of the North and South American Continents. IPF management believes that this creates greater marketing capacity than could be realized through inside sales efforts only. Secondly, IPF offers customized engineering and specification writings for many end-user applications. At times, this gives IPF exclusivity on large projects that use many of IPF's currently existing product lines.

Manufacturing

        IPF currently utilizes a modular based assembly procedure for manufacturing. Most individual components are made from raw materials in-house and are stocked in appropriate quantities based on demand. Final assembly for large orders is typically done on a per order basis with most shipments of finished goods occurring within days after receipt of a purchase order. IPF management is committed to expanding manufacturing capacity through increased integration and automation. Depending upon the availability of capital, IPF's expansion plans over the next twelve months include one Computer Numerically Controlled ("CNC") lathe, one YTL machine for producing large fabricated wyes, tees and elbows, a Vertical Turret Lathe ("VTL"), and other additional fabrication machinery. IPF estimates that the total cost for upgrading the production facility to be approximately $750,000.

DESCRIPTION OF PROPOSED ACQUISITION OF CERTAIN ASSETS OF THOR VENTURES, LC AND GAIA TECHNOLOGIES, INC.

        On June 30, 1995, the Company entered into a letter of intent with Thor Ventures, LC, a Texas limited liability company ("Thor"), Thor Industries, Inc., a Texas Corporation ("ThorInc") and GAIA Technologies, Inc., a Delaware corporation ("GAIA"), to negotiate and execute a definitive agreement regarding the purchase and sale of certain assets. The letter of intent may be terminated by either party with or without cause and will terminate automatically in the event that a definitive agreement is not executed by September 29, 1995 or such later date as the parties may mutually agree.

        Specifically, the Company will acquire all of the technologies, know-how, patents, contracts, receivables, equipment, business and other assets, whether tangible or intangible of Thor, ThorInc and GAIA (collectively "seller") other than those assets of the seller relating exclusively to the development and production of railroad crossties (the "crosstie business assets") or a certain judgment obtained by GAIA and all proceeds and recoveries thereof.

        In exchange for these assets, the Company will pay $2,500,000 to the seller consisting of a $2,000,000 cash payment and the forgiveness of an outstanding $500,000 loan from the Company to the seller. The Company will also issue seller an aggregate of 1,666,667 shares of NATK common stock.

        The Company will also have the exclusive right and option to purchase the seller's crosstie business assets during the two year period following the closing of the definitive agreement. In consideration of this option, the Company will agree to loan $1,500,000 to the seller to be used exclusively for expenses incurred or to be incurred in connection with the commercial development of the railroad crosstie technology.

MATERIAL OUTSTANDING LITIGATION

        Kellert et al. v. Mail Boxes Etc., USA, Inc., et al is an action commenced in November 1988 in the New York State Supreme Court for New York County by one of the former franchisees of MBE against the Company, MBE and several individual officers and former officers of the Company. Plaintiff alleges that the Company failed to provide plaintiff with an offering prospectus in violation of New York State franchise law and made false representations regarding revenues, earnings and profits from both existing and new franchise centers. Plaintiff seeks damages in excess of $425,000. The defendants believe the suit is without merit and will vigorously defend against it.

        Winch v. North American Technologies, Inc., et al. On or about April 23, 1993, Douglas Winch commenced an action against North American Technologies, Inc. ("NAT"), a wholly owned Canadian subsidiary of the Company, Peter W. Fisher, a former officer and director of NAT's predecessor corporation, John H. McPhedran and J.H. & J.K.M. Corporation, Ltd. This is an action for specific performance of an alleged agreement between NAT and the plaintiff for the delivery of 200,000 common shares of NAT and damages for failure to provide such shares on a timely basis.

        The plaintiff has claimed against all defendants damages in the amount of Cdn. $1.5 million, punitive and exemplary damages in the amount of Cdn. $200,000 and an interlocutory injunction to prevent the defendants from trading in the shares of NAT pending a final disposition of the action. The proceeding is pending as of the date of this Report. The plaintiff has indicated that he intends to amend his Statement of Claim. Because the outcome of this matter cannot presently be determined, no adjustments have been made to the consolidated financial statements.

        Thomas W. Reid v. North American Gold Corp. and Karr Capital, Inc., is a matter commenced in July 1993 in the 134th Judicial District Court of Dallas County, Texas, by Thomas Reid against North American Gold Corp., which was the corporate predecessor of NAT, a wholly owned subsidiary of the Company. Mr. Reid alleges in his complaint that he was denied the right to purchase 350,000 shares of stock of North American Gold Corp. for $.50 per share. The shares of North American Gold Corp., and therefore subsequently NAT, were subject to an exchange agreement whereby the holders could receive 175,000 shares of NATK. Mr. Reid sued for conveyance of the stock or alternatively for damages, plus attorneys' fees. Mr. Reid's claim is based upon a letter dated July 17, 1991, purportedly signed by Mr. Robert Ciccarelli as President of Karr Capital, an unrelated Canadian corporation. No discovery or other activity has occurred in the case, and management cannot evaluate the Company's exposure at this time.

        North American Technologies Group, Inc. v. BioTrace International, Inc. is an arbitration proceeding before the American Arbitration Association. BioTrace first brought an action against Richardson Greenshields Ltd., a brokerage firm in Canada, in the federal district court for the Northern District of Illinois in Chicago, in September 1993. BioTrace alleged that, pursuant to the provision of a License Agreement entered into by BioTrace and NATK on January 15, 1992, Richardson, Greenshields was the escrow agent holding approximately 90,000 shares of NATK stock for the benefit of BioTrace and that the stock was to be tendered to BioTrace on July 15, 1993.

        Prior to July 15, 1993, NATK learned of various material breaches of the License Agreement committed by BioTrace and/or its agents. Based upon the material breaches of the License Agreement, a tender of the 90,000 shares of NATK stock was not made to BioTrace by Richardson, Greenshields on July 15, 1993. This License Agreement was an exclusive agreement under which BioTrace agreed to provide NATK with a certain proprietary stabilized enzyme. However, BioTrace violated the exclusive agreement by selling or making available the enzyme to various NATK competitors. In addition, BioTrace's claims that the enzyme was non-toxic to the environment proved false. In response to this violation of the exclusive agreement and because the enzyme proved to be ineffective for NATK's purposes, the Company abandoned the agreement.

        In October 1993, Richardson, Greenshields brought NATK into the case as a third-party defendant arguing that Richardson, Greenshields had no stake in the dispute over the ownership of the NATK stock and that the true dispute was between BioTrace and NATK over the License Agreement. NATK filed a motion to stay the federal court proceedings and to compel arbitration before the American Arbitration Association in Chicago. On March 7, 1994, NATK's motion was granted and the federal court case was terminated.

        However, at present there is a proceeding on this matter before the American Arbitration Association upon the Company's claims that BioTrace materially breached the License Agreement by selling a certain proprietary stabilized enzyme to its competitors. NATK is requesting reimbursement for approximately $200,000 previously forwarded to BioTrace, return of the 90,000 shares of NATK stock and other consequential damages.

        On March 14, 1994, the Company had a preliminary hearing before an arbitrator of the American Arbitration Association in Chicago. Various pleadings were filed with the arbitrator, including several motions for summary judgment. The Company also amended its complaint to include claims based on a theory of fraudulent inducement to enter into the transaction. In February 1995, the Company received results of independent toxicity tests on the ingredients used in the BioTrace enzyme formula. The report from the independent California testing laboratory reported that the ingredients used in required concentrations in the BioTrace enzymes made it toxic to aquatic life, which is a standard environmental test for toxicity.

        The Company has responded to the BioTrace claim by vigorously asserting its defenses to that claim and its claims for damages due to BioTrace's contractual breaches. While this matter may still be resolved short of an arbitration hearing, NATK has dedicated the time and resources to aggressively pursuing its arbitration claim against BioTrace.


        North American Technologies Group, Inc. and North Environmental Group, Inc. v. James E. Impero, Robyn Impero, Val Weaver and The Impero Family Trust. On April 10, 1995, the Company and its subsidiary, North American Environmental Group, Inc., filed a lawsuit in the District Court of Harris County, Texas against James Impero, a former officer and director of the Company and Val Weaver, an officer of a subsidiary of the Company. The Company is seeking a temporary restraining order, permanent injunction and substantial monetary damages based on claims against Mr. Impero which include breaches of his fiduciary duties of care, loyalty and obedience, tortious acts against the Company and defamation of the Company's business reputation. The Company's claims against Mr. Weaver include the breach of his fiduciary duties of care, loyalty and tortious acts against the Company based on his alleged aid to Impero in many of Impero's activities. The Company alleges that Mr. Impero usurped corporate opportunities, diverted business from the Company, and subsequent to his resignation, he has made damaging statements about the Company. In apparent response to this lawsuit, Mr. Impero filed a lawsuit against the Company and other parties in June 1995 in the U.S. District Court in Maryland. No answer or other response is due or has been made. Company's counsel is of the opinion that Maryland lacks jurisdiction of these claims, and management intends to contest the case vigorously.

        If the foregoing litigation is decided against the Company, it would have a material adverse effect on the financial condition of the Company. See "RISK FACTORS."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND AND BASIS OF PRESENTATION

        Effective as of April 1, 1992, the Company sold its historic operating business, principally the exclusive right to sell franchises for MBE in Los Angeles County, California, to certain former directors and principal stockholders of the Company.

        On June 30, 1992, the Company acquired controlling share ownership interests in two related development-stage companies, NAT and NAE. The transactions in which the Company acquired controlling share ownership interests in NAT and NAE have been accounted for as a recapitalization of NAT. As a consequence, the historical values of assets and liabilities of NAT and NAE and their results of operations are carried over in the Company's financial statements. On November 5, 1993, the Company acquired the remaining shares of NAT not owned by it in a Plan of Arrangement under the Alberta Business Corporations Act.

        Since inception, NAT and NAE have remained development stage companies with limited revenues and substantial losses. Although the Company believes that most of its technologies are now sufficiently developed so as to permit commercial sales, there can be no assurances to this effect. To date, substantially all of the Company's revenues have been generated from demonstration projects resulting in no material commercial sales. Furthermore, management's prior expectations of commercial sales during 1994, have not been met.

        The likelihood of the Company realizing commercial sales within the short term has been enhanced by virtue of its acquisitions on March 7, 1995 of EET and on June 30, 1995 of IPF. Both acquisitions were accomplished through mergers pursuant to which an aggregate of 3,070,729 shares of Company Common Stock and 71,000 common stock purchase warrants were issued to the former EET and IPF security holders. EET's TechXtract/TM/ Process has been used in over 200 successful projects and has generated for EET revenues of approximately $1,000,000 since 1993. In addition, EET generated revenues of approximately $500,000 from environmental services in 1994 which were not related to the TechXtract/TM/ Process. IPF generated revenues of $500,000 during its first year of operations in 1994. Both of these transactions have been accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements have been restated to include the accounts of EET and IPF from their respective dates of inception.

        Until the Company is able to generate material revenues from the commercialization of its technologies, there can be no assurance that profitable operations can be attained in the short term, if at all. Should losses continue at their historic rate, there can be no assurances that the Company can remain viable as a going concern. See "RISK FACTORS."

RESULTS OF OPERATIONS

        ANALYSIS OF YEARS ENDED DECEMBER 31, 1993 ("1993") AND DECEMBER 31, 1994 ("1994")

        The total net loss for 1994 of $4,936,000 reflects an increase of $3,433,000 from the 1993 net loss of $1,503,000. This increase in losses occurred despite increased revenues and gross profits and decreased expenses due to the significant decrease in the other income and expense category. Specifically, revenues increased $1,676,000, generating an increase in gross profits of $551,000; expenses decreased $165,000; other income decreased $4,002,000; and loss from discontinued operations increased $124,000. These changes are addressed individually below.

                REVENUES AND GROSS PROFIT

        The increase of $1,676,000 in 1994 reflects increased volume from (i) a full year of operations of EET, and (ii) the operations of IPF, which began its business in January 1994. The increase in sales volumes from 1993 to 1994 generated an increase in gross profits for 1994 of $551,000. The gross margin percentage increased from 29% in 1993 to 32% in 1994, reflecting the impact of the margins contributed by IPF.

                EXPENSES

        Expenses decreased $165,000 in 1994, consisting of an increase in selling, general and administrative expenses of $155,000 and a decrease in research and development expenses of $320,000.

                OTHER INCOME AND EXPENSE

        Other income and expense decreased $4,002,000 from income of $3,161,00 in 1993 to expense of $841,000 in 1994. Of this decrease, (i) $2,068,000 can be attributed to a reduction in investment and interest income relating to the Company's investment with Euro Scotia Funding (Barbados) Limited ("ESF"); (ii) $1,200,000 relates to the change from recognition of $600,000 income in 1993 from the sale of certain marketing rights to the recognition of $600,000 as write-off of investment in 1994 when the stock received in consideration for the marketing rights was determined to be worthless; and (iii) $751,000 relates to the increase in loss from the abandonment of mining properties in 1994.

              DISCONTINUED OPERATIONS

        In 1994, EET entered into a formal plan to dispose of its analytical operations. These discontinued operations contributed a loss of $116,000 in 1994, compared to a gain of $7,000 in 1993.

        ANALYSIS OF YEARS ENDED DECEMBER 31, 1992 ("1992") AND DECEMBER 31, 1993 ("1993")

        The total net loss for 1993 of $1,503,000 reflects a decrease of $978,000 from the 1992 net loss of $2,481,000. This decrease in losses occurred primarily due to the significant positive increases in other income categories in combination with an increase in total expenses. Specifically, revenues increased $269,000, generating an increase in gross profits of $77,000; expenses increased $2,876,000; other income increased $3,769,000; and discontinued operations generated an increase in income of $7,000. These changes are addressed individually below.

              REVENUES AND GROSS PROFITS

        The increase in revenues of $269,000 and gross profits of $77,000 in 1993 is attributed totally to four months of operations of EET, which began its business in September 1993.

              EXPENSES

        Expenses increased $2,876,000 in 1993, consisting of an increase in selling, general and administrative of $1,649,000 and an increase in research and development expenses of $1,227,000. The increase in selling, general and administrative expenses can be attributed to increases in the following: (i) office and administrative expenses, (ii) consulting and personnel costs, (iii) legal and professional expenses, and (iv) the selling, general and administrative expenses associated with EET's four months of operations beginning in September 1993. The increase in research and development expense can be attributed to an increase in testing and lab fees and R&D related consulting fees.

              OTHER INCOME AND EXPENSE

        Other income and expenses increased $3,769,000 from an expense of $608,000 in 1992 to income of $3,161,000 in 1993. Of this increase, (i)
$2,686,000 can be attributed to the increase in investment and interest income relating to the Company's investment with ESF; and (ii) 600,000 can be attributed to the recognition of income relating to the sale of certain marketing rights, which was later written off in 1994.

        ANALYSIS OF PERIODS ENDED JUNE 30, 1994 AND 1995

        The results of operations for the six months ended June 30, 1994 and 1995 have been restated to include the historical financial results of EET and IPF.

        Revenues increased $501,000 for the six month period ended June 30, 1995 compared to the same period of the previous year. This increase is the result of increased sales volume by both IPF and EET. IPF'S continuing growth in monthly shipments is reflected in its revenue increase of $320,000 for the six months ended June 30,1995. EET contributed to the balance of the revenue growth by increasing sales of its services $193,000 for the six months ended June 30, 1995. Management anticipates that there will continue to be an increase in volume for the products and services of the Company during the third quarter.

        The increase in sales volume generated an increase in gross profits for the six months ended June 30,1995 of $130,000, or 57%, as compared with the same period of the previous year. This increase in gross profit occurred despite a decrease in gross profit percentages of approximately 4% for the six months ended June 30, 1995 from 34.1% to 30.6%. This decrease was caused primarily by larger travel expenses related to certain projects and higher than anticipated costs on a few projects undertaken by EET in 1995 as compared with 1994.

        Selling, general and administrative expenses for the six month period ended June 30, 1995 increased $333,000 over the same period of the previous year. The main factors contributing to this increase are (i) an increase in legal and accounting fees of $350,000, (ii) a decrease in travel and entertainment expense of $100,000, and (iii) an increase of $70,000 in salaries due to two new officers who began their employment in April 1995.

        The legal and professional fees for the six month period ended June 30, 1995 include approximately $145,000 relating to the acquisition of EET and IPF. Since both acquisitions were accounted for as pooling-of-interests, all expenses relating to the merger, were expensed currently in the financial statements. Other increased legal fees are the result of management actively pursuing the resolution of several outstanding lawsuits, including the arbitration hearings that have occurred and are continuing relating to BioTrace International Inc. and the activity relating to the lawsuit against a former officer and director of the Company. It is management's intention to resolve as many of these issues as prudently possible during the current fiscal year without prejudicing the Company's rights in these matters.

        Research and development expense for the six month period ended June 30, 1995 decreased $227,000 from the same period of the previous year. This is primarily the result of decreased lab testing fees and chemical costs, and the termination or completion of various consulting arrangements.

        Other income and expense decreased from income of $499,105 for the six months ended June 30, 1994 to expense of $10,902 for the six months ended June 30, 1995. This was primarily due to a decrease in investment income from $512,312 to $0 for the same periods. Investment income had been derived from the investment of the proceeds of a note receivable executed by ESF in various market transactions. In April 1994, the Company instructed ESF to invest in less speculative investments, and thereafter the Company has recognized only interest income from the note receivable.

        The equity in loss from joint venture represents the Company's share of the losses for the six month period ended June 30, 1995 in its joint venture arrangement with a privately owned company. The Company contributed equipment valued at $200,000 and cash of $145,000 for the first six months of 1995. The equipment was contributed at book value, which approximated fair value, and therefore no gain or loss was recognized on the transaction. See also the Notes to the Consolidated Financial Statements. The Company's share of the joint venture's losses is $131,998 for the six months ended June 30, 1995. The joint venture has substantially completed a demonstration project for a major landfill facility in South Texas. The joint venture has entered into discussions with the representatives of this facility regarding the results of the demonstration project, and pricing arrangements for future processing at the current facility or at another facility owned by the same company. Under the terms of the joint venture agreement, profits and losses are shared equally.

        Discontinued operations for the six months ended June 30, 1994 reflect the results of operations for the analytical services division of EET which was discontinued in July 1994. See also the Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

        Through June 30, 1995, the Company incurred operating losses that are anticipated to continue for the near term, notwithstanding recent increases in revenues. The operations of IPF, which have been profitable, and EET, which is currently experiencing increase in demand for its core products and services, will also require additional short-term infusions of capital to finance equipment purchases and other operating needs. Management currently anticipates the Company's operating cash needs to continue during the short term at levels in the range of $200,000 to $250,000 per month, not including certain legal and other professional fees and expenses. These estimates also do not include additional amounts needed to fund the proposed acquisition of the assets of GAIA (as defined hereafter) and the operation of its related businesses.

        Since its inception, the Company has financed its operations primarily through private placements of its equity securities and convertible debentures, short-term loans and proceeds received upon the exercise of its warrants and options to acquire its securities. The Company's long-term viability and growth will depend upon a combination of the successful commercialization of its technologies and products, and its ability to continue to obtain adequate financing (whether debt or equity). There can be no assurances that the Company will be able to continue to secure sources of working capital from financing transactions or sources other than operations for an indefinite period, or in the event the financings are completed, they may be at per share prices that are lower than the current market price of the Company Common Stock, and they may contain provisions for future contingent consideration in the event the market price of the Company Common Stock changes over a period of time. If adequate funds are not available and operating losses continue at current rates, the Company would be unlikely to continue as a going concern for more than the short term. The Company's independent auditors have noted in their opinion on the Company's consolidated financial statements for the year ended December 31, 1994 that these factors raise substantial doubt about the Company's ability to continue as a going concern.

        As of June 30, 1995 the Company had cash of $776,000 and net working capital of $326,000. The Company is currently working on private placements of securities consisting of shares of common stock and common stock purchase warrants and convertible debentures or common stock warrants. If successful, these offerings would provide adequate capital to complete the acquisition of GAIA and to fund the Company's operations for the twelve months from the date of the latest balance sheet included in this prospectus (June 30, 1995). If these Offerings are not successful, the Company would be required to scale back operations and may be unable to continue as a going concern.

        During 1994, the Company's, cash requirements from operations increased to $2,864,419 from $1,862,422 in 1993 and $2,400,627 in 1992. The Company's
financing activities provided the cash need for operations as follows.

        The Company received approximately $5,700,000 in net cash proceeds from the sale of approximately 1,940,000 shares of its Common Stock and 220 shares of its preferred stock (subsequently converted to Company Common Stock) during 1994. An additional $478,000 was obtained through borrowing from ESF which was offset against the note receivable from ESF, described below. An additional $1,675,000 has been received from the sale of 2,382,000 shares of its Common Stock from January 1, 1995 through August 15, 1995. The Company has also received $100,000 from the proceeds of note agreements since January 1, 1995. In May 1995 the Company renegotiated the maturity of its $250,000 outstanding note. This note is now due in June 1996.

        In connection with the merger with EET and IPF, since January 1, 1995 the Company has issued an aggregate of 3,070,729 shares of its Common Stock and, with respect to the acquisition of EET, warrants to purchase 71,000 shares of its common stock. The warrants were issued to replace EET's outstanding common stock purchase warrants.

        In connection with the merger of EET in March 1995, the Company advanced cash to EET for it to repay (i) an outstanding line of credit obligation of $300,000, (ii) debt obligations of $212,500, (iii) notes payable to certain former shareholders of EET of $100,000, and (iv) certain accounts payable and other accrued expenses. In addition, EET redeemed its outstanding preferred stock of $305,000 and paid preferred stock dividends of $5,432.

        In connection with the merger of IPF in June 1995, the Company entered into non-compete agreements with the three former shareholders of IPF, all of whom continue to be active in the on-going operations of IPF. These non-compete agreements required a one-time payment of $35,000 per individual, and provide for non-competition during the term of each individual's employment and for a three year period thereafter. Amortization of these agreements over seven-and-one-half years will begin in July 1995.

        In July 1995 the Company provided $500,000 to GAIA Technologies, Inc. and to certain of its affiliates (collectively "GAIA") under the terms of a promissory note security agreement, and option to purchase certain assets (the "$500,000 Note"). The Company is obligated to provide additional funds of up to $1,000,000 to GAIA for approved expenditures relating to the development of the business prior to closing of the exercise of the option. As of August 15, 1995 the Company had advanced approximately $100,000 for such purposes. In the event a closing does not occur, all the funds advanced as described in this paragraph will become due and payable on July 1, 1998. Upon the closing of the transaction, the $500,000 Note will be forgiven as partial payment of the purchase price, and the other funds advanced would be treated as an increase in the purchase price. Both of these loans are secured by a lien on the assets, patents, and technologies of GAIA. These notes bear interest at 10% annually, with interest payments due quarterly.

        The Company entered into an agreement with its former Chairman of the Board in July 1995 which provides for, among other things, a payment of $250,000 in settlement of his five-year employment contract, due no later than December 31, 1995.

        In 1993 and prior years, the Company derived a significant amount of its working capital from a Note Receivable executed by ESF. Income from this Note through April 1994 had been generated from the management by ESF of investments in various market transactions involving the United States and other governmental debt securities, currency forward contracts and certain corporate debt and equity securities. Under the terms of the Note, and Company and ESF shared equally in trading profits. Beginning in the second quarter of 1994, the Company instructed ESF to invest in less speculative investments, and therefore, for the last three quarters of 1994 the Company received only interest income from the Note. This change in the investment portfolio objectives accounts for the decrease in trading profits from approximately $2,170,000 in 1993 to approximately $512,000 in 1994 and the decrease in interest income from approximately $520,000 in 1993 to approximately $85,000 in 1994.

        The Company and ESF have entered into a new note agreement which provides for the outstanding principal balance at December 31, 1994 of $3,270,857 to be repaid in ten (10) semi-annual payments of $327,885, plus interest at 10% per annum, beginning July 1, 1995. The agreement allows ESF to prepay as of December 31, 1994 the earliest payments using amounts owed to it by the Company under the line of credit agreement and for services rendered. ESF elected to prepay these amounts as of December 31, 1994, thereby offsetting the principal balance by a total of $478,094. Because of this prepayment, the first payment due under the note agreement will be January 1, 1996 of $177,676, plus accrued interest on the outstanding net balance at December 31, 1994 of $2,800,763. Payments thereafter will be $327,885 plus accrued interest. In addition, the line of credit agreement previously in place with ESF has been terminated.

        The Company is a defendant in several legal actions which, if decided against the Company, could have a material adverse effect on the financial condition of the Company.

EFFECTS OF INFLATION

        Management does not believe the effects of inflation is material to its operations at this time.

                       MANAGEMENT OF THE COMPANY AND NAE

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

        The Directors and Executive Officers of the Company and NAE are listed below.

Name                                    Age                       Position
----                                    ---                       --------

John W. Parrott                          46         Chief Executive Officer, President and
                                                    Director of NAE

Tim B. Tarrillion                        44         Chief Executive Officer, President
                                                    and Director of the Company

Donovan W. Boyd                          42         Senior Vice President, Chief
                                                    Operating Officer, and Director of
                                                    the Company

David M. Daniels                         38         Executive Vice President, Secretary and Director
                                                    of the Company; and President of IPF

Judith Knight Shields                    38         Senior Vice President-Finance, Chief Financial Officer
                                                    and Treasurer of the Company


        All directors of the Company hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. There are currently no committees of the Board. Executive officers hold office at the pleasure of the Board of Directors.

JOHN W. PARROTT

        John W. Parrott was Chairman of the Company from March 7, 1995 until July 28, 1995. Prior to that he served as President and Director of the Company and NAE and after June 17, 1994 he also became Interim Chief Executive Officer and Treasurer of the Company. Prior to joining the Company and NAE, Mr. Parrott served since 1987 in various capacities with natural resource companies including St. Genevieve Resources, Ltd. of Montreal, Quebec.

        Mr. Parrott is an attorney who previously practiced law in Michigan from 1981 to 1987 and served as a tax specialist with the public accounting firm of Coopers & Lybrand. He has maintained his license to practice law in the State of Michigan and is licensed to practice before the United States Supreme Court. He holds a Bachelor of Arts (with Highest Honors) from the University of Arizona where he was inducted into the Phi Beta Kappa and Phi Kappa Phi Honor Societies. He also holds a Master of Arts Degree from George Washington University and a Juris Doctor from Wayne State University Law School.

TIM B. TARRILLION

        Mr. Tim B. Tarrillion became Chief Executive Officer, President and a Director of the Company on March 7, 1995. Mr. Tarrillion was most recently the President and Founder of EET. Prior to starting EET, Mr. Tarrillion was co-founder, President and Chief Operating Officer of EnClean, Inc., a public company which was listed on NASDAQ. EnClean provided industrial and environmental cleaning services to companies in the refining, petrochemical, steel, paper and utility industries. After growing to over $100 million in revenue with 40 locations nationwide, EnClean was bought by and merged into Rust Industries in 1992.

        Mr. Tarrillion holds an MBA from Harvard University and a Masters Degree and Bachelors Degree in Chemical Engineering from Rice University. Mr. Tarrillion has significant experience in the environmental field. Mr. Tarrillion received the 1991 Merrill Lynch, Inc. Magazine's Entrepreneurial award for the Houston area in connection with his role in building EnClean from $1 million in sales in 1984 to more than $100 million in 1992.


DONOVAN W. BOYD

        Mr. Donovan W. Boyd joined the Company as Senior Vice President in April 1995, and was appointed Chief Operating Officer in July, 1995. Prior to his position with the Company, Mr. Boyd was Vice President of Sales and Marketing for Rust International, Industrial Services. In that capacity he was responsible for more than $400 million in annual sales throughout the United States. Before Rust, Mr. Boyd was a Regional Vice President with EnClean, Inc. He holds a Bachelor's Degree in Chemical Engineering from Tulane University and an MBA from Harvard University.

DAVID M. DANIELS

        Mr. David M. Daniels joined the Company in August 1994 and currently holds the position of Executive Vice President, Secretary and Director. Mr. Daniels also serves as President of IPF. Prior to his current position with the Company, Mr. Daniels was previously employed by Dean Witter Reynolds for 10 years, of which he held the position of Vice President for 8 years. Mr. Daniels holds a Bachelors Degree in Finance from the University of Houston, as well as an Associate Degree from Georgia Military Academy.

JUDITH KNIGHT SHIELDS

        Ms. Judith Knight Shields joined the Company in March 1995. Ms. Shields currently holds the position of Senior Vice President-Finance, Chief Financial Officer and Treasurer. Prior to her current position with the Company, Ms. Shields was Vice President of Mergers and Acquisitions and subsequently Controller, with EnClean, Inc. Her ten years of experience prior to joining EnClean, Inc. were in public accounting and venture capital. She graduated summa cum laude from Texas A&M University with a Bachelors Degree in Accounting and is a Certified Public Accountant.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

        To the best of the Company's knowledge, there have been no events under any state or federal bankruptcy laws, no criminal proceedings, no judgments, orders, decrees or injunctions entered against any officer or director, and no violations of federal or state securities or commodities laws material to the ability and integrity of any director or executive officer during the past five years.

EXECUTIVE COMPENSATION OF THE COMPANY

        The following table sets forth a summary of the compensation paid or accrued for the years 1992 through 1994 by the Company or for the benefit of the named executive officers. No options were granted by the Company to management during the fiscal year ending December 31, 1993. See "Stock Options and Warrants."

                         SUMMARY COMPENSATION TABLE/1/
==================================================================================================================================
                                                                                         Long Term Compensation
                                           Annual                             -----------------------------------------
                                        Compensation                             Awards                     Payouts
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       Other       Restricted        Stock
           Name                                                       Annual          Stock         Options/               All Other
            and                                                       Compen-     Award(s) ($)       SARS(#)     LTIP      Compen-
    Principal Position       Year(s      Salary($)         Bonus($)  sation($)                                 Payouts($)  sation($)

-----------------------------------------------------------------------------------------------------------------------------------

John Parrott/(2)/              1994            150,000         -          -                  -           -           -           -
Former Chairman and            1993                  -         -          -                  -           -           -           -
 Director                      1992                  -         -          -                  -           -           -           -
-----------------------------------------------------------------------------------------------------------------------------------

Tim B. Tarrillion/(3)/         1994                  -         -          -                  -           -           -           -
Chief Executive Officer,       1993                  -         -          -                  -           -           -           -
 President and Director        1992                  -         -          -                  -           -           -           -
-----------------------------------------------------------------------------------------------------------------------------------

David M. Daniels/(4)/          1994            125,000         -          -                  -           -           -           -
Executive Vice President,      1993             60,000         -          -                  -           -           -           -
 Secretary and Director        1992                  -         -          -                  -           -           -           -
-----------------------------------------------------------------------------------------------------------------------------------

James Impero/(5)/              1994            100,000         -          -                  -           -           -           -
Former President NAE and       1993            100,000         -          -                  -           -           -           -
 Director                      1992            100,000         -          -                  -           -           -           -
-----------------------------------------------------------------------------------------------------------------------------------

Thom E. Robinson/(6)/          1994                  -         -          -                  -           -           -           -
Former Chief                   1993                  -         -          -                  -           -           -           -
 Executive Officer             1992                  -         -          -                  -           -           -           -
==================================================================================================================================

___________________________

/(1)/ Based upon the fiscal years ended December 31, 1994, 1993 and 1992.

/(2)/ Mr. Parrott resigned as Chairman and Director on July 28, 1995.

/(3)/ Mr. Tarrillion became Chief Executive Officer, President and a Director of the Company on March 7, 1995. Does not reflect terms of an employment agreement entered into in February 1995. See "Employment Agreements."

/(4)/ Mr. Daniels became a Director during August 1994 and became an Executive
      Vice President, and Secretary of the Company during January 1995. Does not reflect terms of an employment agreement entered into in February 1995, as amended June 1995. See "Employment Agreements."

/(5)/ A former director and officer of the Company and NAE who resigned from such positions on January 23, 1995.

/(6)/ Mr. Robinson resigned as Chief Executive Officer and Director during
      August 1994.

                                 STOCK OPTIONS

        The following table sets forth for each of the named executive officers regarding the grant of stock options by the Company in the 1994 fiscal year and their potential realizable values. No stock appreciation rights have been granted to employees.

                                      Option Grants in the 1994 Fiscal Year
-----------------------------------------------------------------------------------------------------------------
                                                                                    Potential
                                                                               Realizable Value at
                                                                                 Assumed Annual
                                                                              Rates of Stock Price
                                                                                  Appreciation
                          Individual Grants                                      for Option Term
-----------------------------------------------------------------------------------------------------------------


                                      % of
                       No. of        Total
                     Securities     Options
                     Underlying    Granted to   Exercise
                      Options      Employees    or Base
                      Granted      in Fiscal     Price     Expiration       5% (Price             10% (Price
Name                    (#)           Year       ($/Sh)       Date            = 3.05)              = 4.863
-----------------------------------------------------------------------------------------------------------------
All stockholders        N/A           N/A          $          N/A         $45,234,864./(1)/   $72,123,653.08/(1)/
-----------------------------------------------------------------------------------------------------------------
J. Parrott               300,000           21%     $1.25         2000     $   541,200         $    1,083,900
T.B. Tarrillion                -            -          -            -               -                      -
D.D. Daniels             300,000           21%     $1.25         2003     $   541,200         $    1,083,900
J. Impero           300,000/(2)/           21%     $1.25         2000     $   541,200         $    1,083,900
T.E. Robinson                  -            -          -            -               -                      -
-----------------------------------------------------------------------------------------------------------------

_______________________
/(1)/ The aggregate value of the 14,831,103 outstanding shares of Common Stock of the Company on December 31, 1994, assuming a share price of $1.875 on December 31, 1994, was approximately $27,800,000. If the Common Stock appreciates at a compound rate of 5% per year over the option term, the aggregate value of all such shares would be approximately $45,235,000, an increase of $17,435,000 for all stockholders. Similarly, if the Common Stock appreciates at a compound rate of 10% per year over the ten-year option term, the aggregate value of all such shares would be approximately $72,124,000, an increase of $44,324,000 for all stockholders. The purpose of providing this information is to indicate the total potential stockholder gain over the term of the options comparable to the potential gain shown for the options.

/(2)/ Mr. Impero's right to these options may be subject to challenge by the Company by virtue of legal proceedings recently involved by the Company against Mr. Impero. See "BUSINESS OF THE COMPANY AND NAE - Material Outstanding Litigation."

        The following table sets forth for each of the named executive officers information regarding stock options exercised by such officers during the 1994 fiscal year, together with the number and value of stock options held at 1994 fiscal year-end, each on an aggregated basis.


------------------------------------------------------------------------------------
                Aggregated Option Exercises in the 1994 Fiscal Year
                          and Fiscal Year-End Option Value
------------------------------------------------------------------------------------
                                                                      Value of
                                                   Number of         Unexercised
                                                  Unexercised       In-the-Money
                                                  Options at         Options at
                                                Fiscal Year-End  Fiscal Year-End /1/
                        Number of               ---------------  -------------------
                     Shares Acquired   Value
Name                   on Exercise    Realized   Exercisable/       Exercisable/
                                                 Unexercisable      Unexercisable
------------------------------------------------------------------------------------
John Parrott                      --        --   240,000/60,000      $150,000/37,500
Tim B. Tarrillion                 --        --               --                   __
David M. Daniels                  --        --  120,000/180,000      $75,000/112,500
James Impero                      --        --  180,000/120,000      $112,500/75,000
Thom E. Robinson                  --        --               --                   __
------------------------------------------------------------------------------------

--------------------------
/1/ Market value of underlying securities at year-end ($1.875), minus the exercise price.

EMPLOYMENT AGREEMENTS

        In February 1995, the Company entered into employment agreements with Mr. Tarrillion, Mr. Boyd, Mr. Daniels and Ms. Shields.

        Mr. Tarrillion's employment agreement provides for a base salary of $180,000, plus bonuses and cost of living increases, and stock options to purchase 400,000 shares of the Company's Common Stock which vest over four years commencing on March 31, 1996. His agreement has a term of five years.

        Mr. Boyd's employment agreement provides for a base salary of $135,000, plus bonuses and cost of living increases, as well as options to purchase 200,000 shares of the Company's Common Stock which vest over a period of four years commencing March 31, 1996. His agreement has a term of five years.

        Mr. Daniels' employment agreement provides for a base salary of $135,000, plus bonuses and cost of living increases, as well as options to purchase 200,000 shares of the Company's Common Stock which vest over a period of four years commencing March 31, 1996. His agreement has a term of five years.

        Ms. Shields' employment agreement provides for a base salary of $120,000, plus bonuses and cost of living increases, as well as options to purchase 200,000 shares of the Company's Common Stock which vest over a period of four years, commencing on March 31, 1996. Her employment is for a term of five years.


STOCK OPTIONS AND WARRANTS

        The Company presently has no formal stock option plan. However, through September 1995 the Company has granted options to purchase 3,960,000 shares of the Company's common stock. Of these 3,110,000 are outstanding to current and former employees, have option prices ranging from $1.25 to $2.50, vest 20% to 25% per year, and have terms ranging from four to five years after vesting. The remaining options were granted to current or past note holders. Options to purchase 600,000 shares relate to one certain note agreement, have option prices ranging from $1.50 to $2.50, and expire in November 1997. The remaining options have prices ranging from $.75 to $1.375 and expire September 1996 through September 1999.

        Included in these options to employees are 1,900,000 granted to current or former directors of the Company and 200,000 granted to other executive officers of the Company.

        In addition, the Company has outstanding warrants to purchase approximately 5,280,000 shares of the Company's common stock. These originated from debt and equity placements, the merger with EET, and certain consulting arrangements. Of these warrants, 2,700,000 have a $1.00 warrant price and expire in September 2000; 1,900,000 have a $2.00 warrant price and expire in December 1997; 200,000 have a warrant price of $1.50 and expire July 1998 through December 1999; 75,000 have a warrant price of $2.25 and expire in June 1996; 75,000 have a warrant price of $3.30 and expire in April 1996; 50,000 have warrant prices of $4.50 to $6.00 and expire in January 1998; 130,000 have a warrant price of $.75 and expire in December 1998; and 150,000 have a warrant price of $1.00 and expire in August 1998.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                     AND MANAGEMENT OF THE COMPANY AND NAE


        The following table sets forth information with respect to the securities holdings of all persons which the Company, by virtue of filings with the Securities and Exchange Commission, has reason to believe may be deemed the beneficial owners of more than 5% of the Company's outstanding common stock as of July 31, 1995. Also set forth in the table is the beneficial ownership of all of the Company's outstanding common stock as of such date by all officers and directors, individually and as a group.


                                         Amount and Nature   Percentage
 Name and Address of Beneficial Owner      of Beneficial    of Class/(1)/
---------------------------------------      Ownership      -------------
                                         -----------------
John W. Parrott/(2)/                             1,206,250            5.7
10021 N. 42nd Street
Phoenix, AR  85028

Tim B. Tarrillion/(3)/                             671,630            3.2
10102 Cedar Creek
Houston, TX  77042

Donovan W. Boyd                                          -              -
4014 N. Beechwood Ct.
Houston, TX  77059

David M. Daniels/(4)/                              795,000            3.8
7940 Drove Ridge Drive
Houston, TX  77061

Judith Knight Shields/(5)/                          12,500            ___
4710 Bellaire Boulevard, Suite 300
Bellaire, TX  77401

Gold Spinners International, Inc/(6)/            3,625,000           17.2
5201 S. Mission Road
Mt. Pleasant, MI  48858

All officers and directors as a group            2,685,380           12.7
(4) persons

_____________________
/(1)/ Based upon 21,058,695 shares outstanding at July 31, 1995.

/(2)/ Includes options to purchase 300,000 shares of the Company's Common Stock.
      Does not include options to purchase 200,000 shares which will not vest until December 31, 1995 and his satisfaction of material conditions in his consulting agreement. See MANAGEMENT OF THE COMPANY AND NAE - Executive Compensation of the Company." Also, Mr. Parrott is a director and 25% stockholder of GSI. The foregoing table reflects Mr. Parrott's proportionate interest in 906,250 shares owned by GSI. Mr. Parrott disclaims beneficial ownership as to all other shares of the Company's Common Stock owned by GSI.

/(3)/ Includes 530,500 shares and 50,000 common stock purchase warrants received by Mr. Tarrillion in conjunction with a merger transaction between the Company and EET in March, 1995. Also includes 91,130 shares owned through a profit sharing plan for the benefit of Mr. Tarrillion. Does not include options to purchase 400,000 shares of the Company's common stock which will not commence vesting until March 31, 1996, which were received in conjunction with the EET merger. Also does not include 51,000 shares received by trusts on behalf of Mr. Tarrillion's minor children in connection with the EET merger which are held by an independent trustee as to which Mr. Tarrillion disclaims any beneficial ownership. See "MANAGEMENT OF THE COMPANY AND NAE -Executive Compensation of the Company."

/(4)/ Includes 600,000 shares received by Mr. Daniels in conjunction with a merger transaction between the company and IPF in June 1995. Includes options to purchase 120,000 shares of the Company's common stock. Does not include options to purchase 180,000 shares which do not commence vesting until January 1, 1996 or options to purchase 200,000 shares that do not commence vesting until March 31, 1996. See "MANAGEMENT OF THE COMPANY AND NAE - Executive Compensation of the Company."

/(5)/ Includes 10,000 shares received by Ms. Shields and her husband in connection with the merger transaction between the Company and EET in March, 1995, but does not include options to purchase 200,000 shares that do not commence vesting until March 31, 1996. See "MANAGEMENT OF THE COMPANY AND NAE - Executive Compensation of the Company."

/(6)/ Of these shares, 1,625,000 are "contingent escrow shares" which may be cancelled if certain performance criteria are not met. Although these shares have been treated as outstanding for purposes of this schedule, they shall be released to the owner thereof, if, and only if, the Company shall have, during any of the fiscal years in the period ending December 31, 1995, annual after-tax earnings (determined in accordance with generally accepted accounting principles) of at least $12,500,000, or if the Company shall be acquired prior to December 31, 1996 (whether by merger, share exchange involving more than 80% of its outstanding securities, or a sale of all or substantially all of its assets) for a purchase price exceeding $250,000,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advances From Directors, Officers and Certain Affiliates.

        Mr. John W. Parrott, former Chairman of the Company and the President and director of NAE, and Mr. Thom Robinson, former chief executive officer and director of the Company, each own 25% of the issued and outstanding shares of GSI. From its inception through 1992, the Company was advanced an aggregate of $42,600 from GSI. During 1993, the Company repaid $40,000 of the advances and was advanced an additional $281,381, resulting in aggregate unpaid advances of $281,382. During 1994, the Company repaid all of the advances to GSI.

        Through a corporate affiliate, Mr. Robinson also advanced the Company $670,000 during 1993, of which the Company repaid $493,500, leaving aggregate unpaid advances of $176,500 at the end of 1993. During 1994, this affiliate provided additional advances of $335,000 to the Company and was repaid $522,500 of the advances, thus, leaving a balance of $11,000 as of December 31, 1994.

        Mr. Parrott advanced the Company $30,000 for expenses during 1994, all of which was repaid by the end of 1994.

Consulting Agreement with John W. Parrott

        Effective as of July 28, 1995, John W. Parrott terminated his employment agreement with the Company and entered into a consulting agreement (the "Consulting Agreement"). The Consulting Agreement provides that Mr. Parrott will provide advice to the Company with respect to the Company's transition in management and certain litigation and financing matters through December 31, 1995. Pursuant to the Consulting Agreement, Mr. Parrott will receive $15,000 a month through December 31, 1995 for his consulting services, and a payment in settlement of his five-year employment contract of $250,000 due no later than December 31, 1995. In addition, the stock options granted to Mr. Parrott in connection with his employment agreement in February 1995 (representing 200,000 shares of Common Stock at an exercise price of $2.50 per share) shall vest on December 31, 1995 and remain exercisable through December 31, 2005, provided that a dispute involving a certain individual is resolved favorably to the Company.

Transactions with Directors, Officers and Certain Affiliates

        Certain corporate affiliates of James Impero, a former officer and director of the Company, entered into a sublicense agreement with the Company during March 1994 pursuant to which these affiliates assigned and conveyed to the Company the exclusive marketing rights to the Oleofilter/TM/ System that such affiliates had directly licensed from Exxon. Pursuant to that sublicense, the Company paid those affiliates a license fee of $50,000 during 1994 and $50,000 in January 1995.

        During 1993, Mr. John Parrott and Mr. Thom Robinson were directors, officers and minority stockholders of an inactive Canadian public company, International Technologies, Inc. ("ITI"). In April 1993, ITI acquired CCSI in a "reverse acquisition" whereby the former CCSI stockholders received a controlling interest in stock of ITI and ITI was subsequently renamed CCSI. CCSI entered in a joint venture agreement with the Company and Messrs. Parrott and Robinson resigned from all positions with, and relinquished their stock ownership in CCSI. See "BUSINESS OF THE COMPANY AND NAE - Sales, Marketing and Joint Venture Agreements."

        In June 1995, the Company acquired by merger IPF, a company owned by Mr. David Daniels, a director and officer of the Company and two other individuals who were subsequently hired by the Company. The Company issued 1,300,000 shares of the Company's Common Stock in conjunction with the merger, 600,000 of which were issued to Mr. Daniels. Mr. Daniels was also released from a personal guaranty of certain debts of IPF in the amount of $50,000. The Company also agreed to repay certain outstanding loans made by Mr. Daniels to IPF on or before December 31, 1995. The outstanding balance of such loans were approximately $118,000 as of June 30, 1995. Further, Mr. Daniels entered into an amendment to his existing employment agreement with the Company to serve as President of IPF.

        The Company has employment agreements with Messrs. Tarrillion, Boyd and Daniels, and Ms. Shields. See "MANAGEMENT OF THE COMPANY AND NAE - Employment Agreements."

        The Company has granted certain options and warrants to directors and officers of the Company. See "MANAGEMENT - Stock Options and Warrants."

                                 LEGAL OPINIONS

        Clark, Ladner, Fortenbaugh & Young has passed upon the validity of the shares of Company Common Stock to be issued in connection with the Merger and certain tax consequences of the Merger.

                                    EXPERTS

        The financial statements included in this registration statement have been audited by BDO Seidman, LLP, and Shoemaker & Wilson, independent certified public accountants, to the extent and for the periods set forth in the respective reports of such firms contained in the registration statement and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. The reports of BDO Seidman, LLP, contain an additional paragraph regarding the Company's and NAE's ability to continue as going concerns.

        The financial statements of EET, Inc. appearing in Form 8K filed by North American Technologies Group, Inc. dated March 7, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        Article IX of the Restated Certificate of Incorporation states that directors of the registrant shall not be liable for monetary damages for breach of fiduciary duty "to the full extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended." The registrant is also empowered by Section 102(b) of the Delaware General Corporation Law to include a provision in the Certificate of Incorporation which would limit a director's liability to the registrant or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article VIII of the Certificate of Incorporation provides such a limitation. As Delaware law now exists, directors will remain liable for damages for (i) breach of their duty of loyalty to the registrant and its stockholders; (ii) their failure to act in good faith; (iii) their intentional misconduct or knowing violation of law; (iv) improper dividend payments, stock repurchases or redemptions; and (v) any transaction from which the director derived an improper personal benefit.

Report of Independent Certified Public Accountants

To the Board of Directors
North American Technologies Group, Inc.



We have audited the accompanying consolidated balance sheets of North American Technologies Group, Inc. and subsidiaries as of December 31, 1993 and 1994 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of EET, Inc., which statements reflect total assets of $1,686,212 and $1,366,425, respectively as of December 31, 1993 and 1994 and total revenues of $269,073 and $1,426,748 for the years then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for EET, Inc. is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of North American Technologies Group, Inc. and subsidiaries as of December 31, 1993 and 1994 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

We previously audited and reported on the consolidated financial statements of North American Technologies Group, Inc. and subsidiaries for the years ended December 31, 1993 and 1994, prior to their restatement for the 1995 pooling of interests. We have audited the combination of the accompanying financial statements for the years ended December 31, 1993 and 1994, after restatement for the 1995 pooling of interests; in our opinion, such consolidated financial statements have been properly combined on a basis described in note 4 to the consolidated financial statements.

As discussed in Note 5 to the consolidated financial statements, the Company is involved in several legal matters, the ultimate outcome of which cannot presently be determined, and, therefore, the consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in notes 5 and 22 to the consolidated financial statements, the Company's attainment of profitable operations are dependent upon future events, including obtaining adequate financing to fulfill its development activities, achieving a level of sales adequate to support the Company's cost structure, and favorable resolution of certain litigation. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are discussed in Note 22. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                                  /s/ BDO SEIDMAN LLP

                                                      BDO SEIDMAN LLP

Philadelphia, Pennsylvania
April 13, 1995, except for
 Note 6, as to which the
 date is April 24, 1995
 and Notes 4 and 21, as
 to which the date is
 September 22, 1995

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
EET, Inc.

We have audited the accompanying balance sheets of EET, Inc., a development stage company, as of December 31, 1994 and 1993, and the related statements of operations, shareholders' equity, and cash flows for the period from August 23, 1993 (inception) through December 31, 1994, for the year ended December 31, 1994, and for the period from August 23, 1993 (inception) through December 31, 1993 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EET, Inc., at December 31, 1994 and 1993, and the results of its operations and its cash flows for the period from August 23, 1993 (inception) through December 31, 1994, for the year ended December 31, 1994, and for the period from August 23, 1993 (inception) through December 31, 1993, in conformity with generally accepted accounting principles.

                                         /s/ Ernst & Young LLP

                                         ERNST & YOUNG LLP
Houston, Texas
February 9, 1995

----------------------------------------------------------------------------------
December 31,                                                 1993          1994
----------------------------------------------------------------------------------
Assets
Current
 Cash                                                      $  286,904  $3,266,518
 Accounts receivable, less allowance for doubtful
  accounts of $30,000 in 1994                                 351,892     424,626
 Note receivable                                            2,931,580           -
 Advance payments                                             216,500      45,812
 Prepaid expenses and other current assets                     62,324     165,730
 Advances to related parties                                        -      30,890
----------------------------------------------------------------------------------
Total current assets                                        3,849,200   3,933,576

Note receivable                                                     -   2,800,763

Property and equipment, net of accumulated depreciation
 of $46,146 in 1993 and $140,696 in 1994                      512,447     592,858

Investment, at cost                                           600,000           -

Mining assets                                                 794,315           -

Purchased technologies, net of accumulated amortization
 of $25,000 in 1993 and $75,000 in 1994                       225,000     175,000
Goodwill, net of accumulated amortization
 of $7,936 in 1993 and $31,744 in 1994                        468,231     444,422
Other                                                          66,690     244,058
----------------------------------------------------------------------------------
                                                           $6,515,883  $8,190,677
----------------------------------------------------------------------------------

                                         North American Technologies Group, Inc.

                                                     Consolidated Balance Sheets

----------------------------------------------------------------------------------
December 31,                                               1993          1994
----------------------------------------------------------------------------------
Liabilities and Stockholders' Equity

Current
 Line of credit                                         $        -  $    300,000
 Current maturities of long-term debt                       75,000       562,500
 Accounts payable and accrued expenses                     796,357     1,201,019
 Notes payable to stockholders                             350,000       213,302
 Advances from related parties                             487,582         3,142
 Accrued interest payable                                   39,156        68,959
----------------------------------------------------------------------------------
Total current liabilities                                1,748,095     2,348,922
----------------------------------------------------------------------------------
Long-term debt                                             462,500       500,000
----------------------------------------------------------------------------------
Minority interest                                           32,976       334,312
----------------------------------------------------------------------------------
Commitments and contingencies

Stockholders' equity
 Preferred stock, $.001 par value
  10,000,000 shares authorized, none and 80 issued               -             -
 Common stock, $.001 par value
  50,000,000 shares authorized
  15,834,719 and 18,692,489 issued                          15,835        18,692
 Additional paid-in capital                             11,882,695    17,613,667
 Deficit                                                (7,518,242)  (12,454,572)
 Less notes receivable for the purchase of stock           (75,000)     (138,032)
  Treasury stock, at cost - 900,000 and 803,000 shares     (32,976)      (32,312)
----------------------------------------------------------------------------------
Total stockholders' equity                               4,272,312     5,007,443
----------------------------------------------------------------------------------
                                                        $6,515,883    $8,190,677
----------------------------------------------------------------------------------

              See accompanying summary of accounting policies and
                  notes to consolidated financial statements.

                                         North American Technologies Group, Inc.

                                           Consolidated Statements of Operations


----------------------------------------------------------------------------------
Year Ended December 31,                         1992          1993       1994
----------------------------------------------------------------------------------
Revenues                                    $        -   $   269,073   $1,945,697

Cost of revenues                                     -       191,310    1,317,171
----------------------------------------------------------------------------------
Gross margin                                         -        77,763      628,526
----------------------------------------------------------------------------------
Expenses
 Research and development expenses
  (including $120,000 paid to related
  parties in 1992)                             598,665     1,826,089    1,506,073
 Selling, general and administrative
  expenses                                   1,274,393     2,923,659    3,078,743
----------------------------------------------------------------------------------
Total expenses                               1,873,058     4,749,748    4,584,816
----------------------------------------------------------------------------------
Operating loss                              (1,873,058)   (4,671,985)  (3,956,290)
----------------------------------------------------------------------------------

                                         North American Technologies Group, Inc.

                                           Consolidated Statements of Operations

----------------------------------------------------------------------------------
Year Ended December 31,                         1992          1993         1994
----------------------------------------------------------------------------------

Other income (expense)
 Investment income                         $         -    $2,169,672    $ 512,312
 Interest income                                 6,624       523,623      112,897
 Interest expense                               (6,545)      (37,102)    (121,986)
 Minority interest in net loss
  (income) of subsidiary                       180,122       182,009      (22,532)
 Equity in net (loss) income
  of affiliate                                       -      (233,846)      50,000
 Recapitalization costs                       (788,349)            -            -
 Sale of marketing rights                            -       600,000            -
 Loss on write-off of investment                     -             -     (600,000)
 Loss on abandonment of mining properties            -       (43,251)    (794,314)
----------------------------------------------------------------------------------

Total other income (expense)                  (608,148)    3,161,105     (863,623)
----------------------------------------------------------------------------------

Loss from continuing operations             (2,481,206)   (1,510,880)  (4,819,913)
----------------------------------------------------------------------------------

Discontinued operations
 Revenues                                            -       138,975      291,588
 Costs of services rendered                          -       131,597      408,005
----------------------------------------------------------------------------------

Gain (loss) from operations of
 discontinued segment                                -         7,378     (116,417)
----------------------------------------------------------------------------------

Net loss                                   $(2,481,206)  $(1,503,502) $(4,936,330)
----------------------------------------------------------------------------------

Loss per common and common
 equivalent share                                $(.37)        $(.25)       $(.35)
----------------------------------------------------------------------------------

Weighted average number of
 common shares outstanding                   6,772,297     5,986,711   13,994,515
----------------------------------------------------------------------------------

              See accompanying summary of accounting policies and
                  notes to consolidated financial statements.

                                         North American Technologies Group, Inc.

                                           Consolidated Statements of Cash Flows

-------------------------------------------------------------------------------------
Year ended December 31,                         1992          1993         1994
-------------------------------------------------------------------------------------

Cash flows from operating activities
Net loss                                    $(2,481,206)  $(1,503,502)  $(4,936,330)
Adjustments to reconcile net loss to
 net cash (used) in operating activities
  Stock received in exchange for sale
   of marketing rights                                -      (600,000)            -
  Minority interest in net loss of
   subsidiary                                  (180,122)     (182,009)            -
  Depreciation and amortization                       -        79,416       238,609
  Provision for bad debts                             -             -        30,000
  Stock of subsidiary issued for
   services                                     450,000             -             -
  Accrued interest on notes receivable,
   stockholder                                        -             -        (8,032)
  Stock issued for services                           -             -        31,260
  Loss on abandonment of mining
   properties                                         -        43,251       794,315
  Loss on write-off of investment                     -             -       600,000
  Decrease (increase) in assets
  Accounts receivable                                 -      (338,873)     (102,734)
  Advance payments                             (538,526)      322,026       170,688
  Prepaid expenses and other
   current assets                                (1,200)      (52,491)        8,068
  Advances to related parties                         -             -       (30,890)
  Other assets                                   (5,100)       (6,670)      (11,327)
  Increase (decrease) in liabilities
  Accounts payable and accrued expenses         348,982       354,055       319,019
  Accrued interest payable                        6,545        22,375        43,080
------------------------------------------------------------------------------------

Net cash (used) in operating activities      (2,400,627)   (1,862,422)   (2,854,274)
------------------------------------------------------------------------------------

                                         North American Technologies Group, Inc.

                                           Consolidated Statements of Cash Flows

------------------------------------------------------------------------------------

Year ended December 31,                       1992        1993        1994
------------------------------------------------------------------------------------

Cash flows from investing activities
 Increase in note receivable             $        -  $(2,931,580)  $(130,817)
 Purchase of business,
  net of cash acquired                            -     (923,827)          -
 Decrease in advances receivable             54,500            -           -
 Collection of notes receivable             667,910      175,000           -
 Purchase of technology                           -     (250,000)          -
 Payment of organization costs                    -      (49,136)    (29,957)
 Payments relating to patent                      -       (2,703)    (12,467)
 Purchase of property and equipment               -      (75,331)   (480,302)
------------------------------------------------------------------------------------
Net cash provided (used) by investing
 activities                                 722,410   (4,057,577)   (653,543)
------------------------------------------------------------------------------------

Cash flows from financing activities
 Proceeds from notes payable
  to stockholder                                  -      350,000      40,000
 Issuance of common stock                         -    1,754,809   3,623,569
 Issuance of preferred stock                      -            -   2,024,000
 Issuance of preferred stock
  of subsidiary                             350,000            -      15,000
 Issuance of common stock
  of subsidiaries                         1,307,989    2,554,859           -
 Purchase of treasury stock                       -            -      (3,000)
 Line of credit borrowings                        -            -     634,000
 Issuance of debt                           756,000      729,782     724,508
 Repayment of debt                                -      (12,500)   (570,646)
------------------------------------------------------------------------------------
Net cash provided by financing
 activities                               2,413,989    5,376,950   6,487,431
------------------------------------------------------------------------------------

Net increase (decrease) in cash             735,772     (543,049)  2,979,614

Cash, at beginning of year                   94,181      829,953     286,904
------------------------------------------------------------------------------------

Cash, at end of year                       $829,953     $286,904  $3,266,518
------------------------------------------------------------------------------------

              See accompanying summary of accounting policies and
                  notes to consolidated financial statements.

------------------------------------------------------------------------------------------
                                                      Preferred               Common Stock
                                                         Shares      Shares         Amount
------------------------------------------------------------------------------------------
Balance, December 31, 1992                                     -   13,120,333   $13,120

Issuance of common stock in exchange
 for all outstanding shares of EET, Inc.                       -    1,568,617     1,569

Sale of common stock                                           -      111,143       111

Issuance of common stock of subsidiary
 upon exercise of options                                      -            -         -

Issuance of common stock and treasury stock in
 exchange for minority interest of subsidiary                  -    1,034,626     1,035

Notes receivable from stockholders                             -            -         -

Net loss for the year                                          -            -         -
------------------------------------------------------------------------------------------

Balance, at December 31, 1993                                  -   15,834,719    15,835

Issuance of common stock in exchange for all outstanding
 shares of Industrial Pipe Fittings, Inc.                      -    1,300,000     1,300

Sale of common stock                                           -    1,943,019     1,942

Issuance of common stock in connection with financing          -      200,000       200

Issuance of Series A convertible preferred stock             220            -         -

Issuance of common stock upon conversion
 of Series A preferred stock                                (170)   1,219,751     1,220

Issuance of Series B convertible preferred stock              15            -         -

Issuance of Series C convertible preferred stock              15            -         -

Issuance of common stock for services                          -       20,000        20

Issuance of common stock from treasury                         -            -         -

Purchase of treasury stock                                     -            -         -

Retirement of Series I Escrow shares                           -   (1,625,000)   (1,625)

Cancellation of common stock                                   -     (200,000)     (200)

Notes receivable from stockholders                             -            -         -

Net loss for the year                                          -            -         -
------------------------------------------------------------------------------------------

Balance, December 31, 1994                                    80   18,692,489   $18,692
------------------------------------------------------------------------------------------

                                         North American Technologies Group, Inc.

                                 Consolidated Statements of Stockholders' Equity

----------------------------------------------------------------------------------
  Additional                                               Notes
   Paid-In                      Treasury      Stock     Receivable
   Capital        Deficit        Shares       Amount    Stockholder    Total
----------------------------------------------------------------------------------

 $7,844,883     $(6,014,740)    5,343,147    $(195,108) $       -    $ 1,648,155

  1,078,240               -             -            -          -      1,079,809

    749,889               -             -            -          -        750,000


  1,629,833               -             -            -          -      1,629,833
    579,850               -    (4,443,147)     162,132          -        743,017

          -               -             -            -    (75,000)       (75,000)

          -      (1,503,502)            -            -          -     (1,503,502)
----------------------------------------------------------------------------------

 11,882,695      (7,518,242)      900,000      (32,976)   (75,000)     4,272,312


          -               -             -            -          -          1,300

  3,675,327               -             -            -          -      3,677,269

    649,800               -             -            -          -        650,000

  2,024,000               -             -            -          -      2,024,000


     (1,220)              -             -            -          -              -

          -               -             -            -          -              -

          -               -             -            -          -              -

     31,240               -             -            -          -         31,260

          -               -      (100,000)       3,664          -          3,664

          -               -         3,000       (3,000)         -         (3,000)

      1,625               -             -            -          -              -

   (649,800)              -             -            -          -       (650,000)

          -               -             -            -    (63,032)       (63,032)

          -      (4,936,330)            -            -          -     (4,936,330)
----------------------------------------------------------------------------------
$17,613,667    $(12,454,572)      803,000     $(32,312) $(138,032)    $5,007,443
----------------------------------------------------------------------------------


              See accompanying summary of accounting policies and
                  notes to consolidated financial statements.

-------------------------------------------------------------------------------------
                                              Preferred              Common Stock
                                                 Shares     Shares         Amount
-------------------------------------------------------------------------------------

Balance, January 1, 1992                             -     21,527,251   $ 4,241,368

Issuance of common stock of subsidiary
 in exchange for cancellation of debt                -              -             -

Sale of common stock of subsidiary                   -              -             -

Issuance of common stock of subsidiary in
 exchange for investment in common stock
 of MBCC                                             -              -             -

Adjustment arising from recapitalization,
 1 for 1.73 share reverse stock split and
 change from no par value to $.001 per share         -     (9,105,942)   (4,228,947)

Acquisition of treasury stock through issuance
 of preferred stock of subsidiary and
 resultant creation of minority interest             -              -             -

Issuance of common stock of subsidiary as
 payment for services                                -              -             -

Sale of common stock of subsidiary                   -              -             -

Sale of preferred stock of subsidiary and
 conversion into common stock of the Company         -         70,000            70

Issuance of common stock of subsidiary upon
 exercise of options                                 -              -             -

Issuance of common stock in exchange for
 net assets of MBCC                                  -        561,820           562

Issuance of common stock for conversion
 of debenture                                        -         67,204            67

Net loss for the year                                -              -             -
-------------------------------------------------------------------------------------

Balance, at December 31, 1992                        -     13,120,333       $13,120
-------------------------------------------------------------------------------------

                                         North American Technologies Group, Inc.

                                 Consolidated Statements of Stockholders' Equity

----------------------------------------------------------------------------------
 Additional                                               Notes
    Paid-In                       Treasury Stock     Receivable
    Capital     Deficit          Shares    Amount    Stockholder     Total
----------------------------------------------------------------------------------



$   15,683    $(3,533,534)            -   $        -   $(10,000)    $713,517


   175,000              -             -            -          -      175,000

   250,000              -             -            -          -      250,000


   334,950              -             -            -          -      334,950


 4,218,947              -             -            -     10,000            -


         -              -     5,343,147     (195,108)         -     (195,108)


   450,000              -             -            -          -      450,000

   994,153              -             -            -          -      994,153


   349,930              -             -            -          -      350,000


    45,846              -             -            -          -       45,846

   510,441              -                          -          -      511,003

   499,933              -                          -          -      500,000

         -     (2,481,206)                         -          -   (2,481,000)
----------------------------------------------------------------------------------

$7,844,883    $(6,014,740)    5,343,147    $(195,108)  $      -   $1,648,155
----------------------------------------------------------------------------------

              See accompanying summary of accounting policies and
                  notes to consolidated financial statements.

                                         North American Technologies Group, Inc.

                                                  Summary of Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of North American Technologies Group, Inc. ("NATK") and the accounts of subsidiaries in which the corporation directly or indirectly owns more than 50% of the voting stock as of the end of each year. Investments in other companies in which less than a majority interest is held are generally accounted for by the equity method. All significant intercompany accounts and transactions have been eliminated. North American Technologies Group, Inc., its subsidiaries and affiliates are referred to herein as the "Company".

As a result of the acquisitions of EET, Inc. and Industrial Pipe Fittings, Inc. (See note 4), the consolidated financial statements which had previously been presented as a development stage enterprise have been restated and reclassified to conform the prior years' data to the current presentation.

The Company

The Company is engaged in the development, acquisition and application of technologies which management believes have applications in various industries, including environmental services and energy resource reclamation. The technologies include enzyme processes, mechanical systems and bioremedial technologies.

Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Goodwill

Goodwill is stated at cost, net of accumulated amortization. The Company amortizes goodwill over a period of 20 years.

Property, Equipment and Depreciation

Property and equipment are stated at cost. Leasehold improvements are amortized over the term of the lease. Fixed assets are depreciated on the straight line basis over their estimated useful lives, generally three to seven years.

                                         North American Technologies Group, Inc.

                                                  Summary of Accounting Policies

Income Taxes

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets or liabilities result from temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years. This change in accounting method had no effect upon the consolidated financial statements.

Prior to 1993, the Company utilized the deferred method to compute income taxes as required by Accounting Principles Board Opinion No. 11.

Research and Development

Expenditures for research and development of products and processes and for the operation of pilot projects are charged to expense as incurred. The Company reclassified $213,761 and $82,721 previously reported by the Company as revenue in the years ended December 31, 1992 and 1993 as an offset against research and development expenses since these amounts represent a reimbursement of cost.

Loss Per Common Share

The loss per common share is computed by dividing the loss applicable to common stock by the weighted average number of common shares outstanding and common stock equivalents, if dilutive.

Revenue Recognition

Service revenues are recognized as services are performed. Such revenues also include the cost of services subcontracted to third parties that are reimbursed to the Company by its customers. Product revenues are recognized when the products are shipped.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

1.  Recapitalization and Other Significant Corporate Matters

From its initial public offering in 1987 until March 31, 1992, the Company's predecessor, Mail Boxes Coast to Coast, Inc. ("MBCC"), acted as exclusive area franchisee for Mail Boxes, Etc. U.S.A., Inc. ("MBE") and, in that capacity, sold franchises on behalf of MBE and provided subsequent operational assistance to the individual MBE service center franchisees. During that period, MBCC incurred significant operating losses and in 1991 it sold its Manhattan, New York exclusive MBE area franchise to concentrate on its Los Angeles, California MBE area franchise and to reduce expenses associated with maintaining operations on both the East and West coasts. However, operating losses continued and MBCC was in danger of losing its NASDAQ listing. After considering various alternatives, the Board of Directors concluded that it was in the best interest of MBCC's stockholders for the Company to reorganize and restructure to maximize the value of the Company as a public corporation. As a result, between March and June, 1992, the Company undertook a series of transactions that resulted in the disposition of all of the operating assets and liabilities of MBCC, and the acquisition of 58.7 percent of the outstanding common stock of North American Technologies, Inc. ("NAT"), a company engaged in developing technologies relating to the environmental clean-up industry and reclamation of natural resources.

At the time of the combination with NAT, MBCC had sold to its existing management and principal stockholders the operating assets in exchange for 98,711 shares of MBCC's common stock and other consideration. As a result, MBCC had no operations. Additionally, the stockholders of NAT received MBCC shares which, after considering the conversion of convertible preferred stock issued in the combination, gave them voting control over the combined companies. Accordingly, for accounting purposes, NAT is considered the continuing entity, and the transactions are accounted for as a recapitalization of NAT followed by the issuance of new NAT shares of common stock for the net assets of MBCC.

The following describes both the legal form and the financial statement treatment of each of the transactions in the combination of the two companies:

(a) An MBCC subsidiary (Daily Mail, Inc.) issued 55,360 shares of convertible preferred stock, which were subsequently converted into 5,536,000 shares of MBCC common stock, in exchange for 10,840,958 shares, representing 50.3% of the outstanding common stock of NAT.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

    Additionally, an MBCC subsidiary issued 266,617 shares of convertible preferred stock, which were subsequently converted into 1,542,162 shares of MBCC common stock, in exchange for 10,662,633 shares, representing 91.2% of the outstanding common stock of North American Environmental Group, Inc. ("NAE"), a NAT subsidiary.

(b) In connection with the NAE transaction, Daily Mail, Inc. issued to NAT 50,000 shares of convertible preferred stock, which were subsequently converted into 5,000,000 shares of MBCC common stock, in exchange for NAT's investment in NAE; this transaction has been eliminated in consolidation and the 5,000,000 common shares are considered to have been retired for financial statement purposes.

(c) An MBCC subsidiary (522728 Alberta Ltd.) issued 9,000 shares of $3.50 convertible preferred stock (convertible into 900,000 shares of MBCC common stock) for 1,800,000 shares, representing 8.4% of the outstanding common stock of NAT. This is accounted for as the purchase of 900,000 treasury shares in exchange for a preferred stock minority interest in a subsidiary, recorded at the book value of the treasury shares acquired.

(d) 8,886,293 shares, representing 41.3 percent of the outstanding common stock of NAT, were not acquired by MBCC in the transactions. This has been recorded, at the book value, as the repurchase of 4,443,147 shares of treasury stock in exchange for a 41.3 percent minority interest in a subsidiary. During 1993, the Company acquired those shares on the basis of one NATK common share for two NAT shares.

(e) The effect of the transactions in (a) through (d) above have been accounted for as a reverse stock split whereby 21,527,251 previously outstanding NAT common shares become 12,421,309 outstanding common shares.

(f) The 561,820 previously outstanding shares of MBCC became 561,820 outstanding shares of North American Technologies Group, Inc. ("NATK") as a result of the change in MBCC's name to NATK. This is accounted for as the issuance by NAT of 561,820 shares of common stock for the net assets, recorded at book value, of MBCC.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

At the conclusion of these transactions, NATK, the parent company, had outstanding 12,983,129 shares of common stock (including the shares issued on the conversion of the preferred stock referred to in (a) above), and NATK owned
58.7 percent of the common equity of NAT.

Before and after June 30, 1992, subsidiaries sold common or preferred stock for cash or in exchange for services or the cancellation of debt (see Note 3).

On August 10, 1992, MBCC effected a 1 for 15 share reverse stock split. All references to MBCC shares give effect to this transaction as if it had occurred on January 1, 1992.

The Company entered a Plan of Arrangement with NAT, pursuant to which the minority stockholders of NAT would receive one share of the Company's common stock in exchange for two shares of NAT owned by them. The transaction was consummated on November 5, 1993 and has been accounted for as the issuance of 4,443,147 shares of treasury stock and 1,034,626 shares of newly-issued common stock for the minority interest, recorded at book value, of NAT.

2.  Shares of Common Stock Subject to Escrow

5,250,000 of the shares of the Company's common stock issued upon conversion of the convertible preferred stock were issued to Gold Spinners International, Inc. ("GSI"), a former principal stockholder of NAT. GSI owned, prior to the reorganization of the Company, 10,280,958 shares or approximately 48% of NAT. These shares were acquired in connection with the transaction described in
Note 1.

Of the 5,250,000 shares of Company common stock issued to GSI, 3,250,000 shares were subject to escrow; 1,625,000 shares are "Class I Escrow Shares" and 1,625,000 shares are "Class II Escrow Shares." These shares are treated as contingent shares, and accordingly, have been excluded from weighted average shares in the computation of loss per common share.

"Class I Escrow Shares" were to be released if, and only if, the Company had, during either of the fiscal years ending December 31, 1993 or December 31, 1994, annual after-tax earnings of at least $5,000,000, or if the Company was acquired prior to December 31, 1994 for a purchase price exceeding $150,000,000. Since neither event occurred, the "Class I Escrow Shares" were retired for financial reporting purposes effective December 31, 1994.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

"Class II Escrow Shares" shall be released to the owner thereof if, and only if, the Company shall have, during any of the fiscal years in the period ending December 31, 1995, annual after-tax earnings of at least $12,500,000, or if the Company shall be acquired prior to December 31, 1996 for a purchase price exceeding $250,000,000.

3.  Minority Interest and Capital Transactions of Subsidiaries

In addition to the transactions described in Note 1, subsidiaries of the parent had the following transactions involving the issuance of shares of their common or preferred stock:

(a) During 1992, 175,000 shares of the common stock of NAE, representing 1.5% of the ownership of NAE, were issued to retire debt.

(b) During 1992, 450,000 shares of NAE, representing 3.7% of the ownership of NAE, were issued in exchange for services recorded at $450,000.


(c) During 1992, 366,572 shares of NAT, representing 1.8% of the ownership of NAT, were issued for cash in the aggregate (net of offering costs) of $1,011,176.

(d) During 1992, 30,000 shares of NAT, representing 0.1% of the ownership of NAT and during 1993, 1,660,679 shares representing 7.0% of the ownership of NAT, were issued on the exercise of options.

(e) During 1992, 100,000 shares of $3.50 convertible preferred stock (convertible into 70,000 shares of NATK common stock) were issued by Daily Mail, Inc. for cash of $350,000.

(f) During 1994, 305,000 shares of Series A, $1.00 par value, redeemable preferred stock were issued by EET, Inc. in exchange for the cancellation of $290,000 notes payable and cash of $15,000.

Common stock issued by subsidiaries may be issued at per share amounts that differ from the per share book value of its subsidiary. Any resulting increase or decrease in the parent's investment in the subsidiary is credited or charged directly to stockholders' equity.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

The minority interest shown on the consolidated balance sheet is comprised of:


December 31,                                          1993        1994
-----------------------------------------------------------------------------

Preferred shares
   522728 Alberta Ltd.
     $3.50 convertible preferred
     9,000 shares and
     8,000 shares outstanding in
     1993 and 1994, respectively                     $32,976     $29,312
-----------------------------------------------------------------------------

   EET, Inc.
     Preferred stock $1.00 par value, cumulative;
     305,000 shares outstanding in 1994                    -     305,000
-----------------------------------------------------------------------------


                                                     $32,976    $334,312
-----------------------------------------------------------------------------

The holders of the preferred stock of EET, Inc. are entitled to receive cumulative preferential dividends at a rate of 10% per annum per share. On March 7, 1995, all of the outstanding shares were redeemed for a payment of $305,000. See Note 4 for additional information.

At December 31, 1993 and 1994, NAE has a capital deficit and, accordingly, the minority interest in its common equity has been eliminated.

4.  Acquisitions

On March 7, 1995, the Company acquired EET, Inc., ("EET") a Texas corporation, pursuant to an Agreement and Plan of Merger dated February 7, 1995. On June 30, 1995, the Company acquired Industrial Pipe Fittings, Inc., ("IPF") a Texas corporation, pursuant to an Agreement and Plan of Merger dated June 22, 1995. To effect these acquisitions, the Company issued an aggregate of 3,070,729 shares of the Company's common stock and warrants (issued to replace EET's outstanding stock purchase warrants) to purchase up to 71,000 shares of the Company's common stock.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

Each transaction was accounted for as a pooling of interests and, accordingly, each of the accompanying consolidated financial statements for the years ended December 31, 1993 and 1994 have been restated.

Operating results of the separate companies for the years prior to the merger were:

December 31,                                 1993               1994
----------------------------------------------------------------------
Revenue as previously reported         $         -         $    13,542
Revenue of EET                             269,073           1,426,748
Revenue of IPF                                   -             505,407
----------------------------------------------------------------------
                                       $   269,073         $ 1,945,697
----------------------------------------------------------------------
Net loss as previously reported        $(1,377,679)        $(4,057,098)
Net loss of EET                           (125,823)           (880,822)
Dividends on EET preferred stock                 -             (22,532)
Net income of IPF                                -              24,122
----------------------------------------------------------------------
                                       $(1,503,502)        $(4,936,330)
----------------------------------------------------------------------
Net loss per share as previously
 reported                              $      (.25)        $      (.37)
Effect of EET                                    -                 .02
Effect of IPF                                    -                   -
----------------------------------------------------------------------
                                       $      (.25)        $      (.35)
----------------------------------------------------------------------

The dividends paid on EET preferred stock are reflected as minority interest in net loss (income) of subsidiary in the consolidated statement of operations for the year ended December 31, 1994.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

On August 31, 1993, EET acquired certain assets and assumed certain liabilities from Enclean, Inc., at a total cost of $924,227. The acquisition was accounted for as a purchase and, accordingly, the operations of the acquired business are included in the Company's results of operations from August 31, 1993. The accounts of the acquired business are included in the Company's balance sheet at the fair market value of the assets acquired net of liabilities assumed as of the purchase date. The excess of cost over the fair market value of the net assets acquired has been assigned to goodwill and is being amortized over 20 years on a straight-line basis commencing with the date of acquisition.

5.  Legal Matters

In connection with the transaction described in Note 1, the Company has agreed to continue the defense, and to remain liable for any liabilities which may arise from the outcome of certain lawsuits against MBCC. The suits allege, among other things, that the Company violated state franchise laws and breached certain franchise agreements. The suits claim damages in excess of $425,000. The Company believes that the suits are without merit and intends to vigorously defend against them.

In April 1993, an individual brought an action against NAT and other parties, which seeks delivery of 200,000 shares of common stock of NAT and damages amounting to $1.7 million for failure to provide the shares on a timely basis. The Company believes that the shares in question were validly issued in accordance with the plaintiff's written instructions to a corporate purchaser and that the claims, inasmuch as they pertain to NAT, are without merit. The Company intends to vigorously defend against this action.

In July 1993, an individual brought action against North American Gold Corp. (predecessor to NAT) and the brokerage for the stock for conveyance of 350,000 shares of North American Gold Corp. for $.50 per share or alternatively, for damages and attorney fees. The claim is based upon a letter dated July 17, 1991, purportedly signed by the president of the brokerage named in the suit. The Company believes that this letter is a forgery and was not authorized by any parties to the suit. The Company intends to vigorously defend against this action.

In 1991, NAT and Drexel Oilfield Services, Inc. ("DOSI") formed North American Drilling Technologies, Inc. ("NADT") to pursue the remediation of oil and gas processing, exploration or production waste. NAT and DOSI each owned 50% of the voting shares of NADT. Each stockholder agreed to provide operating capital, in equal amounts when required, up to a maximum of $100,000. In October 1993, DOSI terminated the agreement, and

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

commenced legal action against the Company. In June 1994, the Company and DOSI settled their differences and formally terminated the joint venture agreement. In connection with the settlement, the Company purchased equipment from DOSI for cash amounting to $337,500.

Under a 1992 license agreement, NAT received exclusive rights to purchase a certain proprietary stabilized enzyme. During the second quarter of 1993, management discovered that the licensor had violated the agreement by selling the enzyme to NAT's competitors. In response to this violation and because the enzyme proved to be ineffective for NAT's purposes, the Company abandoned the agreement. In September 1993, the licensor brought suit in federal court for delivery of 90,000 common shares of NATK which were being held in escrow under the terms of the license agreement. NAT filed a motion to stay the federal court proceedings and to compel arbitration before the American Arbitration Association in Chicago. On March 7, 1994, NAT's motion was granted and the federal court case was terminated.

At present, there is a proceeding on this matter before the American Arbitration Association upon NAT's claims that the licensor materially breached the License Agreement. NAT is requesting reimbursement of approximately $200,000 paid to the licensor, return of the 90,000 shares of NATK stock and other consequential damages. Because the outcome of this matter can not presently be determined, no adjustments have been made to the consolidated financial statements.

On April 10, 1995, the Company filed a lawsuit against a former officer and director of the Company. In late 1994, the Company commenced an investigation of this former director's activities, and on January 23, 1995, requested and received his resignation. The Company's claims against him are based on actions taken both before and after his resignation that include breaches of duties owed by him to the Company, torts against the Company and defamation of the Company's business reputation. The Company has requested relief in the form of a temporary restraining order, injunction and damages.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

6.  Note Receivable

In April 1993, the Company invested $2,554,859 with Euro Scotia Funding Limited ("ESF") in exchange for a secured note receivable, which the Company could call upon 30 days notice to ESF. Through April 1994, income from the note was generated from the management, by ESF, of investments in various margin transactions involving U.S. and other governmental debt securities, currency forward exchange contracts and certain corporate debt and equity securities. Under the terms of the note, the Company and ESF shared equally in trading profits. For the years ended December 31, 1993 and 1994, the Company recognized interest income amounting to $523,623 and $85,832, respectively, and trading profits (included in investment income in the consolidated financial statement of operations) amounting to $2,169,672 and $512,312, respectively. At December 31, 1993, the note had a principal balance of $2,931,580 and was secured by marketable securities amounting to $6,000,000 which were being held in an irrevocable trust.

Effective December 31, 1994, the Company renegotiated the terms of the note receivable from ESF. Under the new agreement, ESF will repay the note in ten semi-annual payments of $327,885, plus interest at 10% per annum, commencing July 1, 1995. ESF elected, as permitted under the agreement, to prepay as of December 31, 1994 the earliest payments using amounts owed to it by the Company for borrowings under the line of credit agreement (see Note 12) and for services rendered. At December 31, 1994, the face value of the original note plus accrued interest receivable amounted to $3,278,857, borrowings under the line of credit plus accrued interest payable amounted to $356,473, and amounts owed to ESF for services amounted to $121,621. The net balance of $2,800,763 has been reflected on the consolidated balance sheet at December 31, 1994.

As part of the new agreement, ESF has deposited $3.2 million in U.S. Treasury Obligations ("Collateral") in an account with a third-party brokerage firm for the benefit of NATK. ESF has signed an irrevocable power of attorney to NATK giving it the ability to seize the Collateral in the event of a default, provided that such default is not cured within thirty days after written notice. In addition, there are irrevocable instructions provided to the brokerage firm stating that ESF shall be allowed to trade the securities constituting the Collateral, so long as the securities are substituted with U.S. Treasury obligations and that the Collateral does not fall below the Minimum Value, defined in the note agreement as the lesser of $3.2 million or 110% of the outstanding principal balance on the note.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

7.  Property and Equipment

Major classes of property and equipment consist of:

December 31,                                     1993       1994
------------------------------------------------------------------
Machinery and equipment                       $ 34,789    $492,855
Automobiles                                     62,351      60,514
Furniture and office equipment                 412,570     131,153
Leasehold improvements                          48,883      49,032
------------------------------------------------------------------
                                               558,593     733,554
Less accumulated depreciation                   46,146     140,696
------------------------------------------------------------------
                                              $512,447    $592,858
------------------------------------------------------------------

8.  Investment - Sale of Marketing Rights

In February 1993, the Company sold rights to market its environmental technologies throughout Canada, excluding the Provinces of Alberta and Saskatchewan. In exchange, the Company received 600,000 common shares of Katlor Environmental Technologies, Inc. ("Katlor"), a publicly traded Canadian corporation. Such shares were restricted for a period of one year from the date of the transaction. At the time of the transaction, unrestricted common shares of Katlor had a quoted market value of Canadian $2.32 per share (U.S. $1.83). Because the shares received represent such a large percentage (8.1%) of the outstanding common shares of Katlor and because the shares could not be sold for a period of one year, management of the Company assigned a value of U.S. $600,000 (U.S. $1.00 per share) to the transactions. The quoted market price of unrestricted common shares of Katlor at December 31, 1993 was Canadian $1.83 (U.S. $1.37 or $822,000). The investment has been reflected in the consolidated balance sheet as of December 31, 1993 and the value of the shares was recognized as revenues in the consolidated statement of operations for the year ended December 31, 1993.

During the fourth quarter of 1994, the market price of the Katlor shares experienced a dramatic decline and, subsequently, Katlor filed for bankruptcy protection. There has been no public trading in Katlor common stock since December 31, 1994. Due to the current bankruptcy filing and because management believes it is unlikely that the Company will be able to recognize any proceeds from its investment, the balance of $600,000 was written off as of December 31, 1994.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

9.  Mining Assets

Mining assets consisted of:

December 31,                                    1993       1994
-----------------------------------------------------------------
Harquahala Project, Arizona                  $794,315      $  -
-----------------------------------------------------------------

During 1993, the Company abandoned its claim to certain properties in Canada and, accordingly, wrote off its investment in those properties amounting to $43,251. In 1994, the Company decided not to pursue further development of any of its mining properties and, accordingly, wrote off the remainder of its investment in those properties amounting to $794,315.

10.  Purchased Technologies

In July 1993, the Company acquired a proprietary dry oxidation process for a purchase price of $250,000. Through the use of this proprietary process, contaminants are removed from the soil by chemical reduction. The Company is amortizing this cost over a five year period.

11.  Related Parties

At December 31, 1993 and 1994, the Company has balances payable to related parties amounting to $487,582 and $3,142, respectively. There are no specific repayment terms.

The Company paid $120,000 for supplies and certain operating expenses (included in research and development expenses) to a corporation owned by two directors during 1992.

The Company paid $110,000 for commissions related to certain equity transactions to two corporations owned by a director during 1992.

In 1994, the Company paid royalties amounting to $50,000 to a company owned by a former director.

12.  Line of Credit

The Company's subsidiary, EET, has a $500,000 revolving line of credit with a bank. The line of credit, which expired in March 1995, is secured by accounts receivable and is guaranteed by the stockholders of EET. Interest is charged at the bank's prime rate plus 2% per annum. The balance at December 31, 1994 was $300,000. As part of the acquisition of EET, the line of credit was paid in full by the Company.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

In January 1994, NATK and NAT entered into an agreement which provided for a line of credit of up to $18,000,000. As additional consideration for the loan, NATK issued to the lender (ESF) 200,000 shares of its common stock with a quoted market price of $650,000. During 1994, the Company borrowed $334,000.
Effective December 31, 1994, the Company and the lender agreed to terminate the agreement, cancel the related common shares and offset all outstanding borrowings plus accrued interest aggregating $356,473 against the note receivable owed to the Company by the lender (see Note 6).

13.  Long-Term Debt

Long-term debt is as follows:

December 31,                                   1993       1994
-----------------------------------------------------------------
Convertible debenture, prime rate
 plus 2% (11% at December 31, 1994),
 due May 1995 (a).                         $  250,000  $  250,000
Convertible debenture, 8%, due
 August 1999 (b).                                   -     500,000
Note payable, 6%, due January 1995 (c).             -     100,000
Note payable, prime plus 2.5% (11.5% at
 December 31, 1994, due June 1996 (d).        287,500     212,500
-----------------------------------------------------------------
                                              537,500   1,062,500
Less current maturities                        75,000     562,500
-----------------------------------------------------------------
                                           $  462,500  $  500,000
-----------------------------------------------------------------

(a) The debentures are convertible into the Company's common stock by dividing the principal balance by 75% of the average trading price of the stock during the ten days preceding conversion.

(b) In August 1994, the Company borrowed $500,000, bearing interest at 8% per annum, from an individual lender. The loan matures in August 1999. The Company may prepay the loan with a penalty amounting to 2% of the principal balance for each year the prepayment precedes the

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

     scheduled maturity date. The loan is convertible into shares of the Company's common stock at $1.50 per share which exceeded the fair market value at the date of the agreement. However, if the Company elects to prepay the loan when the market price is below $1.50 per share, the lender has the option to convert the loan into shares of common stock at a 15% discount from the then-current market price.

(c) In September 1994, the Company borrowed $100,000, bearing interest at 6% per annum, from an individual lender. The loan was repaid in January 1995.

(d) As required under the terms of the merger with EET, the Company repaid all loans outstanding and, accordingly, all amounts outstanding will be reflected as current liabilities.

14.  Notes Payable - Stockholders

Notes payable stockholders consist of various notes payable to the stockholders of EET and IPF. The notes are due on demand and bear interest at 8% per annum.

In 1994, $290,000 notes payable to the stockholders of EET were converted to preferred stock (see Note 3). In 1995, as a result of the acquisition of each company, the loans were paid in full.

15.  Discontinued Operations

Effective July 29, 1994, EET entered into a formal plan to dispose of its analytical services operations. On July 29, 1994, EET sold the fixed assets of the analytical division to a third party. All remaining assets and liabilities, which consisted of accounts receivable and accrued liabilities, were retained by the Company. This is considered a discontinued operation. No gain or loss on the disposal of the discontinued segment was incurred because the analytical services operations did not continue beyond July 29, 1994 and there was no gain or loss on the disposal of the assets.

16.  Income Taxes

At December 31, 1994, the Company has net operating loss carryforwards for federal income tax purposes amounting to approximately $8,008,000 which, if not utilized, will expire as follows:

Year ended December 31,
--------------------------------------------------------------
           1999                        $  162,000
           2000                            32,000
           2001                           102,000
           2002                           391,000
           2003                           376,000
           2004                           457,000
           2005                           169,000
           2006                           559,000
           2007                           594,000
           2008                         1,242,000
           2009                         3,924,000
--------------------------------------------------------------
                                       $8,008,000
--------------------------------------------------------------

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires a change from the deferred method to an asset/liability method of computing deferred income taxes.

The components of deferred income taxes were as follows:

December 31,                              1993          1994
----------------------------------------------------------------
Deferred tax assets
  Net operating loss carryforward    $  1,590,000  $  2,685,000
  Other                                     9,000         4,000
----------------------------------------------------------------
Gross deferred tax assets               1,599,000     2,689,000
Valuation allowance                     1,599,000     2,689,000
----------------------------------------------------------------
Net deferred income taxes            $          -  $          -
----------------------------------------------------------------

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

The figures above are stated on a consolidated basis. Federal tax laws only permit the use of net operating loss carryforwards by the individual entities that originally sustained the losses.

17. Stockholders' Equity

In May, 1994, the Company issued 220 shares of Series A convertible preferred stock, which were issued at $10,000 per share. Net proceeds to the Company amounted to $2,024,000 after payment of the placement agent's fee. Each share of Series A convertible preferred stock is convertible into a number of shares of Company common stock equal to $10,000 divided by 77% of the closing bid price of Company common stock on the conversion date. The convertible preferred shares were issued with limitations on the timing and amount of shares to be converted, however, these restrictions lapsed and all shares became convertible after September 19, 1994. As of September 21, 1994, the holder had converted 90 shares of Series A preferred stock into 711,448 shares of common stock. On October 7, 1994, the holder converted 15 shares of Series A preferred stock into 86,580 shares of common stock, and the Company issued 15 shares of its Series B convertible preferred stock to the Series A holder as an inducement not to convert any further Series A shares until after November 15, 1994. On November 29, 1994, the holder converted 15 shares of the Series A preferred stock into 86,580 shares of common stock, and the Company issued 15 shares of its Series C convertible preferred stock to the holder as an inducement not to convert any further preferred shares until after December 9, 1994. The Series B and Series C preferred stock were issued with conversion terms identical to those of the Series A preferred stock. The Company realized no proceeds from the issuance of the Series B and Series C preferred stock. By December 31, 1994, an additional 50 shares of the Series A preferred stock had been converted into 335,143 shares of Company common stock, and by January 26, 1995, the remaining shares of the Series A, and all of the Series B and Series C shares have been converted into 424,506 shares of Company common stock.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

In July, 1994, the Company issued 100,000 shares of its common stock from its treasury stock in exchange for 1,000 shares of $3.50 convertible preferred stock of its subsidiary, 522728 Alberta Ltd. This is a continuation of a transaction previously recorded at book value (see Note 1(c)).

At various times during 1994, the Company sold 1,750,250 shares of its common stock for cash amounting to $3,484,500. In the largest of these private placements, the Company sold at a price of $2.50 each, units consisting of one common share and one warrant to purchase one common share at $2.00 per share. These warrants expire at various dates in 1997. As of December 31, 1994, the Company had sold 1,425,000 units and has realized net proceeds of $3,348,750 after payment of commissions and fees.

18.  Stock Options

The Company has not adopted a formal stock option plan, however, since its inception and through April 13, 1995 it has granted the following: approximately 3,200,000 options to directors, officers and employees, and approximately 2,000,000 options and warrants to consultants and in connection with financing transactions and joint venture arrangements. In addition, the Company has granted approximately 1,800,000 warrants to purchase common stock at a price of $2.00 per share in connection with the private placement of Units that occurred during the fourth quarter.

All of the options to directors, officers and employees bear exercise prices that range from $1.25 to $2.50, which equates to the average trading price of the Company's common stock at the time granted. These options generally vest over a four or five year period and expire five years after vesting.

A significant portion of the options and warrants granted to consultants and in connection with financing transactions and joint venture arrangements bear exercise prices that are significantly in excess of the current market price of the Company's common stock. Most of these options and warrants expire in 1995 and 1996.

In connection with the acquisition of EET, warrants to acquire 71,000 shares of the Company's common stock were issued. The warrants are exercisable at $1.50 per share and expire in June 1999.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

19.  Commitments

The Company rents equipment and office space under operating leases on both long and short term bases. Rent expense amounted to approximately $56,000, $259,000 and $156,000 for the years ended December 31, 1992, 1993 and 1994, respectively.

Minimum annual rentals under non-cancellable operating leases of more than one year in duration are as follows:

Year ending December 31,
----------------------------------------------------------------------
           1995                          $144,494
           1996                           112,750
           1997                            79,173
           1998                            22,609
           Thereafter                           -
----------------------------------------------------------------------
                                         $359,026
----------------------------------------------------------------------

Subsequent to December 31, 1994, the Company entered into employment contracts that provide for payments of approximately $1,050,000 annually through 1999.

20.  Supplemental Cash Flow Information

Due to its operating losses, the Company pays no income taxes. Under the terms of its borrowing agreements, the Company is not required to, and does not pay interest currently.

During 1992, North American Environmental Group, Inc., a subsidiary of the Company, issued 450,000 shares of its common stock for services rendered in connection with the recapitalization (see Note 1) of the Company. The shares were valued at $450,000.

In 1993, the Company sold marketing rights (see Note 8) in exchange for common stock valued at $600,000.

In 1993, the Company acquired the remaining minority interest in NAT through the issuance of 4,443,147 common shares held in the treasury and 1,034,626 newly issued common shares. The transaction was recorded at net book value or $743,017.

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

21.  Subsequent Events

Effective July 28, 1995, John W. Parrott resigned from his position as Chairman of the Board of Directors and as a director of North American Technologies Group, Inc. Mr. Parrott will continue to serve the Company in the capacity of an independent consultant pursuant to a short-term consulting agreement that provides him with, among other things, a payment in settlement of his five-year employment contract of $250,000 due no later than December 31, 1995.

From January 1, 1995 through August 31, 1995, the Company:

(i) issued 424,506 shares of common stock upon the conversion of the remaining 80 shares of the Company's Series A, Series B and Series C convertible preferred stock;

(ii) issued 2,554,700 shares of common stock for proceeds to the Company, net of all related fees, of $1,798,000;

(iii) issued from treasury stock 350,000 shares that had been reserved for the conversion of preferred stock of a subsidiary of the Company; and

(iv) received $100,000 from the issuance of a convertible note, due within six months.

On June 9, 1995, and subsequently amended on June 30, 1995, the Company signed a letter of intent to purchase certain tangible and intangible assets of Thor Industries, Inc., Thor Ventures, L. C. and GAIA Technologies, Inc. (collectively "GAIA") for $2,500,000, issuance of 1,666,667 shares of the Company's common stock and various other contingent payments in the form of licensing and royalty fees over the next five and fifteen years, respectively. The $2,500,000 payment to GAIA will consist of a $2,000,000 cash payment and the forgiveness of a $500,000 loan. The Company also has agreed to provide an additional $1,000,000 loan, the proceeds of which will be used to purchase equipment and provide working capital. The Company is currently performing its due diligence review. The letter of intent terminates on October 31, 1995 or such later date as the parties may mutually agree on.

The agreement also stipulates that upon closing, the Company will have the exclusive right and option for two years from that date to purchase all of the remaining tangible and intangible assets relating to GAIA's railroad crosstie business. In exchange for the option, the Company has agreed to loan $1,500,000 at various dates, the proceeds of which shall be used exclusively

                                         North American Technologies Group, Inc.

                                      Notes to Consolidated Financial Statements

for expenses incurred in connection with the development of railroad crosstie technology. GAIA will pledge as security for the loans, 666,667 shares of the common stock of NATK received as part of the initial acquisition. NATK has the right to extend the option period for up to one additional year.

Upon expiration of the letter of intent, all loans will be due and payable on July 1, 1998. The loans bear interest at 10% per annum and are collateralized by a lien on all equipment, technologies, know-how, patents and working capital of GAIA.

In September 1995, the Company sold $2,700,000 of convertible, subordinated notes bearing interest at 13.5% per annum to a small group of investment firms. After one year, the notes are convertible into shares of the Company's common stock at the rate of $1 per share. The Company also issued warrants to purchase shares of its common stock at a price of $1 per share. The notes, maturing in September 2000, provide for the deferral of interest payments for three years.

22.  Going Concern

The Company has not achieved sales necessary to support operations. The Company has incurred an accumulated deficit of $12,454,572 through December 31, 1994. It can be expected that operating expenses will increase as the Company incurs expenses to market its technologies and to build an operating structure which can provide products and services to its customers. Until the Company is able to generate sufficient revenues from its technologies and businesses, there can be no assurance that profitable operations can be attained.

To the extent that funds generated from operations and existing capital resources are insufficient, the Company will have to raise additional funds. No assurance can be given that additional financing will be available, or if available, will be available on acceptable terms. If adequate funds are not available, the Company may be required to curtail its operations.

These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                         North American Technologies Group, Inc.
                                                     Consolidated Balance Sheets
--------------------------------------------------------------------------------

                                                             June 30,     December 31,
                                                               1995          1994
                Assets                                       (Unaudited)
-----------------------------------------------------------------------------------
Current
  Cash                                                       $  776,803  $3,266,518
  Accounts receivable, less allowance for
    doubtful accounts of $32,606 in 1995
    and $30,000 in 1994                                         555,020     501,328
  Inventory                                                     119,309      64,254
  Current portion of financing lease                             83,547      78,797
  Accrued interest receivable                                   142,136           -
  Notes receivable, related parties                              79,000           -
  Prepaids and other current assets                              69,498      22,679
                                                             ----------  ----------

Total current assets                                          1,825,313   3,933,576

Note receivable                                               2,800,763   2,800,763

Property and equipment, net of accumulated depreciation
  of $203,362 in 1995 and $140,696 in 1994                      376,192     592,858

Investment in financing lease, net of
  current portion                                                97,231     140,781

Investment in joint venture                                     212,984           -

Goodwill, net of accumulated amortization
  of $43,648 in 1995 and $31,744 in 1994                        432,518     444,421

Purchased technologies, net of accumulated amortization
  of $100,000 in 1995 and $75,000 in 1994                       150,000     175,000

Non-compete agreements                                          105,000           -

Organizational costs, net of accumulated amortization
  of $24,685 in 1995 and $16,698 in 1994                         54,087      62,627

Patent and patent rights, net of accumulated amortization
  of $11,005 in 1995 and $1,032 in 1994                          85,562      16,498

Other assets                                                     38,492      24,152
                                                              ---------  ----------

                                                             $6,178,142  $8,190,676
                                                             ==========  ==========


                See Notes to Consolidated Financial Statements.

                                         North American Technologies Group, Inc.

                                                     Consolidated Balance Sheets
--------------------------------------------------------------------------------


                                                             June 30,         December 31,
                                                               1995              1994

Liabilities and Stockholders' Equity                         (Unaudited)
----------------------------------------------------------------------------------------
Current
 Line of credit                                              $          -   $    300,000
 Current portion of long-term debt                                250,000        562,500
 Notes payable to officers                                        117,922        213,302
 Accounts payable                                                 650,342        692,998
 Accrued expenses                                                 398,068        511,162
 Accrued interest payable                                          83,454         68,959
                                                             ------------   ------------

Total current liabilities                                       1,499,786      2,348,921

Long-term debt                                                    500,000        500,000

Minority interest                                                  16,488        334,312

Commitment and contingencies

Stockholders' equity
 Preferred stock, $.001 par value;
  10,000,000 shares authorized; 80 issued in 1994                       -
 Common stock, $.001 par value; 50,000,000 shares
  authorized; 20,529,338 and 18,692,489 issued                     20,529         18,692
 Additional paid-in capital                                    18,756,923     17,613,667
 Accumulated deficit                                          (14,457,142)   (12,454,572)
                                                             ------------   ------------
                                                                4,320,310      5,177,787

Less treasury stock, at cost - 450,000 and 803,000 shares         (16,488)       (32,312)
Less notes receivable for purchase of stock                      (141,954)      (138,032)
                                                             ------------   ------------

Total stockholders' equity                                      4,161,868      5,007,443
                                                             ------------   ------------

                                                             $  6,178,142   $  8,190,676
                                                             ============   ============



                See Notes to Consolidated Financial Statements.

                                         North American Technologies Group, Inc.

                                            Consolidated Statement of Operations
                                                                     (Unaudited)
--------------------------------------------------------------------------------

                                               Six months ended
                                                   June 30,
                                            1995             1994
                                          -----------   ------------
Revenues                                  $ 1,172,573   $   671,510
Cost of services rendered                     813,266       442,729
                                          -----------   -----------
Gross margin                                  359,307       228,781

Selling, general and administrative         1,938,735     1,605,447
Research and development                      412,240       639,530
                                          -----------   -----------
Total expenses                              2,350,975     2,244,977
                                          -----------   -----------
Operating loss                             (1,991,668)   (2,016,196)

Other income (expense):
  Investment income                                 -       512,312
  Interest income                             167,045        29,222
  Interest expense                            (47,222)      (42,429)
  Equity in net loss of joint venture        (131,998)            -
  Minority interest in net (income) loss
    of subsidiary                              (5,432)            -
  Other income (expense)                        6,705             -
                                          -----------   -----------
                                              (10,902)      499,105
                                          -----------   -----------
Loss from continuing operations            (2,002,571)   (1,517,091)
Discontinued operations:
   Revenues                                         -       237,607
   Costs of services rendered                       -       284,405
                                          -----------   -----------
Loss from discontinued operations                   -       (46,798)
                                          -----------   -----------
Net Loss                                  $(2,002,571)  $(1,563,889)
                                          ===========   ===========
Loss per common and
  common share equivalent                       $(.12)        $(.12)
Weighted average number of
  common shares outstanding                16,983,973    13,590,689




                See Notes to Consolidated Financial Statements.

                                         North American Technologies Group, Inc.

                                           Consolidated Statements of Cash Flows
                                                                     (Unaudited)
--------------------------------------------------------------------------------

                                                     Six months ended
                                                    June 30,     June 30,
                                                     1995          1994
                                                  ----------    ----------
OPERATING ACTIVITIES
Net Loss                                          $(2,002,571)  $(1,563,889)

Adjustments to reconcile net loss to cash
  used in operating activities:
  Depreciation and amortization                       138,082       118,049
  Provision for bad debts                               2,606
  Equity in net loss of joint venture                 131,998
  Accrued interest income on notes receivable
    from original shareholders of EET, Inc.            (3,922)       (4,019)
  Stock received from sale of marketing rights
  Minority interest in net income (loss) of
    subsidiary                                          5,432
  Stock of subsidiary issued for services
  Stock issued for services
  Loss on abandonment of mining properties
  Loss on write-off of investment
  Loss on abandonment of equipment

Changes in operating assets and liabilities:
  Accounts receivable                                 (56,298)      (97,787)
  Inventory                                           (55,055)      (34,886)
  Prepaid expenses and other current assets           (46,819)       (7,292)
  Accrued interest receivable                        (142,136)         (600)
  Advance payments                                                 (462,982)
  Other assets                                        (14,340)     (257,072)
  Accounts payable                                    (42,656)       25,091
  Accrued expenses                                   (113,094)       21,791
  Accrued interest payable                             14,495        18,859
  Advances from related parties                                     (30,860)
                                                  -----------   -----------

Net cash used in operating activities              (2,184,278)   (2,275,597)
                                                  ===========   ===========




                See Notes to Consolidated Financial Statements.

                                         North American Technologies Group, Inc.

                                           Consolidated Statements of Cash Flows
                                                                     (Unaudited)
--------------------------------------------------------------------------------

                                                        Six months ended
                                                      June 30,     June 30,
                                                        1995         1994
                                                    ------------  -----------
INVESTING ACTIVITIES
  Payments received from finance lease              $    38,800   $
  Payment of organizational costs                                    (29,635)
  Payments relating to patent and patent rights         (79,037)     (10,798)
  Purchase of property and equipment                    (66,000)     (39,099)
  Payment for non-compete agreements                   (105,000)
  Increase in note receivable                                       (240,121)
  Increase in notes receivable - related parties        (79,000)
  Increase in notes receivable from original
    shareholders of EET, Inc.                                        (55,000)
  Cash invested in joint venture                       (144,982)
                                                    -----------   ----------
Net cash used in investing activities                  (435,219)    (374,653)
                                                    -----------   ----------

FINANCING ACTIVITIES
  Issuance of common stock                            1,148,094    2,344,108
  Redemption of preferred stock                        (305,000)
  Payment of dividends on preferred stock of
    subsidiary                                           (5,432)      (7,375)
  Proceeds from notes payable to shareholders             4,620      116,296
  Net borrowings on line of credit                                   254,000
  Repayment of line of credit                          (300,000)
  Repayments of long term debt                         (412,500)     177,500
                                                    -----------   ----------

Net cash used in financing activities                   129,782    2,884,529
                                                    -----------   ----------

Increase (decrease) in cash                          (2,489,715)     234,279
Cash at beginning of period                           3,266,518      286,904
                                                    -----------   ----------

Cash at end of period                               $   776,803   $  521,183
                                                    ===========   ==========


                See Notes to Consolidated Financial Statements.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  Notes to Consolidated Financial Statements

1. BASIS OF PRESENTATION

The interim financial information of North American Technologies Group, Inc. and its subsidiaries (the "Company") which is included herein is unaudited and has been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In the opinion of management, these interim financial statements include all the necessary adjustments to fairly present the results of the interim periods, and all such adjustments are of a normal recurring nature. The interim financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 1994 and 1993. Certain reclassifications have been made to the accompanying financial statements to conform them to the June 30, 1995 consolidated financial statement presentation. The interim results reflected in the accompanying financial statements are not necessarily indicative of the results of operations for a full fiscal year.

The accompanying financial statements have been restated retroactively to include the historical financial results of EET, Inc. ("EET") which was acquired in March 1995, and Industrial Pipe Fittings, Inc. ("IPF") which was acquired on June 30, 1995. Both of these transactions are accounted for as a pooling-of-interests. Accordingly, the consolidated financial statements for all periods prior to the acquisitions have been restated to combine the previously separate entities. See also Note 2.

The loss per common share is computed by dividing the loss applicable to common stock by the weighted average number of shares outstanding and common stock equivalents, if dilutive.

2.  ACQUISITION OF EET, INC. AND INDUSTRIAL PIPE FITTINGS, INC.

On March 7, 1995 the Company acquired EET, Inc., a Texas corporation, pursuant to an Agreement and Plan of Merger dated February 7, 1995. On June 30, 1995 the Company acquired Industrial Pipe Fittings, Inc., a Texas corporation, pursuant to an Agreement and Plan of Merger dated June 22, 1995. In each transaction, a newly formed subsidiary of the Company acquired the respective entity by merger in consideration for the issuance of newly issued shares of the Company's common stock and, in the case of EET, warrants. To effect these acquisitions, the Company issued an aggregate of 3,070,729 shares of the Company's common stock and warrants to purchase up to 71,000 shares of Company's common stock. The newly formed subsidiaries will continue as the surviving corporations with the names of EET, Inc. and Industrial Pipe Fittings, Inc., respectively. The transactions meet the requirements of a pooling-of-interests, and as such the financial statements of the Company have been restated retroactively to include the historical financial results of EET and IPF.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  Notes to Consolidated Financial Statements

EET had revenues of $1,426,748 and $269,073 for the years ended December 31, 1994 and 1993, respectively. IPF had revenues of $505,407 for its first year of operations in 1994. Combined with the previously reported revenues of North American Technologies Group, Inc., the pro forma revenues for 1994 and 1993 would have been $1,945,697 and $351,794. EET reported losses before discontinued operations of $764,405 and $133,201 for the years ended December 31, 1994 and 1993, respectively. IPF reported net income of $24,221 for 1994. Combined with the previously reported losses of North American Technologies Group, Inc., the pro forma losses before discontinued operations for 1994 and 1993 would have been $4,797,381 and $1,510,880.

As part of the acquisition of IPF, the Company entered into non-compete agreements with the three shareholders of IPF. All three shareholders are active in the on-going operations of IPF. The non-compete agreements provide for a one-time payment of $35,000 per individual and provide for non-competition during the term of each individual's employment and for a three year period thereafter. The total amount paid of $105,000 has been included as an intangible asset on the balance sheet at June 30, 1995.

3. RELATED  PARTY TRANSACTIONS

At June 30, 1995 the Company had notes receivable in the aggregate of $79,000 outstanding to an officer of the Company and a corporate joint venture partner. The note receivable to the officer arose in connection with his relocation to Texas and was provided for by the terms of his employment agreement. The notes bear interest at 6% and 10%, respectively, and have a term of one year or less.

The notes receivable included in the equity section of $141,954 and $138,032 at June 30, 1995 and December 31, 1994, respectively, include the unpaid portion of the original EET shareholders' capital contributions from the formation of EET, and from new shares issued in 1994 in exchange for notes receivable. Additionally, the balances include approximately $12,000 and $8,000 in accrued interest income at June 30, 1995 and December 31, 1994, respectively. The notes bear interest at 6% per annum and are due upon one of the following events: (i) EET pays dividends to its shareholders, but only to the extent of the dividends,
(ii) the maker sells his or her shares, or (iii) there is a payment from a defined bonus pool, but only to the extent of such bonus.

Included in notes payable to officers at June 30, 1995 and December 31, 1994 is $117,922 and $113,302, respectively, that is payable to an officer and director of the Company who was also a shareholder of IPF prior to its acquisition by the Company. The officer advanced money to IPF under the terms of a note agreement, and subsequent to the acquisition this note remains in effect. Interest is accrued monthly at 8% and the full amount is due and payable on or before December

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  Notes to Consolidated Financial Statements

31, 1995. The remaining balance in notes payable to officers at December 31, 1994 relates to amounts owed to the former shareholders of EET who became officers of the Company in March 1995. Those notes were repaid as part of the acquisition of EET.

4. INVESTMENT IN JOINT VENTURE

During the first six months of 1995 the Company contributed equipment valued at $200,000 and cash of $145,000 to its joint venture with a private company. The joint venture is working on a demonstration project for a major environmental processing facility in South Texas. The Company uses the equity method to record its share of the earnings and losses of the joint venture, and accordingly has recognized $131,998 as its share of the joint venture's losses for the first six months of 1995 on its statement of operations and as a reduction of the Company's investment in the joint venture.

5.  DISCONTINUED OPERATIONS

Effective July 29, 1994, EET entered into a formal plan to dispose of its analytical services operations. On July 29, 1994, EET entered into a direct financing lease to sell the fixed assets and the analytical division to a third party. All remaining assets and liabilities, which consisted of accounts receivable and accrued liabilities, were retained by EET. The results of such discontinued operations have been separated from the continuing operations on the income statement. The balance sheet reflects the current and non-current balance on the financing lease receivable.

6.  MINORITY INTEREST

EET issued 305,000 shares of preferred stock in 1994 for $305,000 which has been reflected as minority interest on the consolidated balance sheet at December 31, 1994. The preferred stock was redeemed in March 1995 in connection with the acquisition by the Company of EET, and dividends of $5,432 were paid. The dividends have been reflected as minority interest in net income of subsidiary on the accompanying consolidated statement of operations for the six months ended June 30, 1995.

7.  STOCKHOLDERS' EQUITY

During the six months ended June 30, 1995, the Company:
(i)   issued 3,070,729 shares of common stock for the acquisition of EET and
      IPF;
(ii)  issued 424,506 shares of common stock upon the conversion of the remaining
      80 shares   of the Company's Series A, Series B and Series C convertible preferred stock;
(iii) entered into agreements requiring the placement of 1,587,000 shares of common stock for

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  Notes to Consolidated Financial Statements

     proceeds to the Company, net of all related fees, of $1,160,000; all cash proceeds were received by June 30, 1995; 1,415,000 shares were issued by June 30, 1995 and 172,000 shares were issued in July 1995.

(iv) issued from treasury stock 350,000 shares that had been reserved for the conversion of preferred stock of a subsidiary of the Company.

8.  SUBSEQUENT EVENT

Effective July 28, 1995, John W. Parrott resigned from his position as Chairman of the Board of Directors and as a director of North American Technologies Group, Inc. Mr. Parrott will continue to serve the Company in the capacity of an independent consultant pursuant to a short-term consulting agreement that provides him with, among other things, a payment in settlement of his five-year employment contract of $250,000 due no later than December 31, 1995.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
North American Environmental Group, Inc.

We have audited the consolidated balance sheets of North American Environmental Group, Inc. (a development stage enterprise) and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, and cash flows for each of the three years in the period ended December 31, 1994 and from the date of inception (May 7, 1991) to December 31, 1994 and the consolidated statements of stockholders' equity (capital deficit) for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated statements of operations, stockholders' equity (capital deficit), and cash flows of North American Environmental Group, Inc. and subsidiaries from the date of inception (May 7, 1991) to December 31, 1991. Those statements were audited by other auditors and our opinion, insofar as it relates to the amounts included for the period from the date of inception (May 7, 1991) to December 31, 1991, is based solely on the report of other auditors dated November 18, 1992 (the "1992 report").

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the 1992 report of other auditors provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company entered into a series of transactions which have been accounted for as a recapitalization.

In our opinion, based upon our audits and the 1992 report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of North American Environmental Group, Inc. and subsidiaries as of December 31, 1993 and 1994 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 and from the date of inception (May 7, 1991) to December 31, 1994 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage as of December 31, 1994. As discussed in Note 2 to the consolidated financial statements, successful completion of the Company's development program, and ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities, and achieving a level of sales adequate to support the Company's cost structure. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans, with regard to these matters, is discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                               /s/ BDO SEIDMAN LLP

                                                   BDO SEIDMAN LLP

Philadelphia, Pennsylvania
April 13, 1995

                          SHOEMAKER AND WILSON, P.C.
                         CERTIFIED PUBLIC ACCOUNTANTS
                        POINTE SOUTH EXECUTIVE BUILDING
                                 P.O. BOX 444
                                5201 S. MISSION
                       MT. PLEASANT, MICHIGAN 48804-0444
                                (517) 773-6449

                          INDEPENDENT AUDITORS' REPORT

Officers and Directors
North American Environmental Group, Inc.
(a development stage enterprise)
Mt. Pleasant, Michigan

We have audited the accompanying consolidated statements of operations and deficit accumulated during the development stage, changes in stockholders' equity, and cash flows of North American Environmental Group, Inc. (a development stage enterprise) and subsidiaries for the period from the date of inception (May 7, 1991) to December 31, 1991. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of North American Environmental Group, Inc. and subsidiaries for the period from the date of inception (May 7, 1991) to December 31, 1991, in conformity with generally accepted accounting principles.

/s/ SHOEMAKER & WILSON, P.C.

SHOEMAKER & WILSON, P.C.
Certified Public Accountants

November 18, 1992

December 31,                                                     1993      1994
--------------------------------------------------------------------------------
Assets

Current
 Cash                                                         $  1,170   $  1,001
 Advance payments                                              216,500     44,500
 Due from affiliate                                            347,343     33,328
 Accrued interest receivable                                     3,600          -
---------------------------------------------------------------------------------
Total current assets                                           568,613     78,829

Property and equipment, net of accumulated depreciation of
 $10,269 in 1993 and $24,712 in 1994                            42,597     28,154

Deposits                                                         2,700      2,700
---------------------------------------------------------------------------------
                                                              $613,910   $109,683
---------------------------------------------------------------------------------

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                                     Consolidated Balance Sheets

--------------------------------------------------------------------------------

December 31,                                            1993           1994
--------------------------------------------------------------------------------
Liabilities and Capital Deficit

Current

 Accounts payable                                    $   431,594    $     5,035
 Due to affiliates                                       885,182      1,660,521
 Convertible debenture                                         -        250,000
 Accrued interest payable                                 39,156         56,905
--------------------------------------------------------------------------------
Total current liabilities                              1,355,932      1,972,461
--------------------------------------------------------------------------------
Convertible debenture                                    250,000              -
--------------------------------------------------------------------------------
Commitments and contingencies

Capital deficit
 Preferred stock, $.001 par value
  Authorized 1,000,000 shares
  Issued shares - none                                         -              -
 Common stock, $.01 par value
  Authorized 20,000,000 shares
  Issued and outstanding 12,138,333 shares               121,383        121,383
 Additional paid-in capital                              883,719        883,719
 Deficit accumulated during the development stage     (1,997,124)    (2,867,880)
--------------------------------------------------------------------------------
Total capital deficit                                   (992,022)    (1,862,778)
--------------------------------------------------------------------------------

                                                     $   613,910    $   109,683
--------------------------------------------------------------------------------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                           Consolidated Statements of Operations

---------------------------------------------------------------------------------------
                                                                             Cumulative
                                                                         from Inception
                                                                          (May 7, 1991)
                                         Year ended December 31,               through
                                     -------------------------------      December 31,
                                     1992          1993         1994              1994
---------------------------------------------------------------------------------------
Sales of environmental services     $       -  $         -    $   13,542    $    13,542
---------------------------------------------------------------------------------------
Expenses
 Research and development
  expenses                             95,701      882,742       373,026      1,306,369
 Consulting fees                        1,600      115,910       226,539        437,632
 Travel and promotion                  31,872       93,702        50,723        240,288
 Legal and professional fees           74,010       20,479        93,020        224,140
 General and administrative
  expenses                            128,936      225,880       118,085        526,510
 Management fees                            -            -             -         50,000
---------------------------------------------------------------------------------------
Total expenses                        332,119    1,338,713       861,393      2,784,939
---------------------------------------------------------------------------------------
Operating loss                       (332,119)  (1,338,713)     (847,851)    (2,771,397)
---------------------------------------------------------------------------------------
Other income (expense)
 Interest income                        1,200        1,200             -          3,600
 Interest expense                      (6,545)     (22,458)      (22,905)       (60,083)
 Write-off of goodwill                      -            -             -        (40,000)
---------------------------------------------------------------------------------------
Total other income (expense)           (5,345)     (21,258)      (22,905)       (96,483)
---------------------------------------------------------------------------------------
Net loss                            $(337,464) $(1,359,971)    $(870,756)   $(2,867,880)
---------------------------------------------------------------------------------------
Loss per common share                  $(0.03)      $(0.11)       $(0.07)
---------------------------------------------------------------------------------------
Weighted average number of
 common shares outstanding         11,865,804   12,138,333    12,138,333
---------------------------------------------------------------------------------------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

               Consolidated Statements of Stockholders' Equity (Capital Deficit)


                                                                                    Additional                     Stock
                                                                 Common Stock          Paid-In             Subscriptions
                                                               Shares      Amount      Capital   Deficit      Receivable
------------------------------------------------------------------------------------------------------------------------
Stock issued at inception (May 7, 1991)                          50,000  $ 50,000    $      -  $        -   $(50,000)
Adjustment arising from recapitalization, 180 for 1 stock
 split and change in the par value per share
 from $1.00 par value to $.01 (November 11, 1991)             8,950,000    40,000           -           -     50,000
Stock issued for net assets of Rittenhouse
 Capital Corp. (November 11, 1991)                            2,130,000    21,300      15,802           -          -
Stock issued for services (November 14, 1991)                   300,000     3,000           -           -          -
Net loss for year                                                     -         -           -    (299,689)         -
------------------------------------------------------------------------------------------------------------------------
Balance, at December 31, 1991                                11,430,000   114,300      15,802    (299,689)         -
Stock issued in exchange for cancellation of
 debt (January 23, 1992)                                        175,000     1,750     173,250           -          -
Stock issued for cash (March 3, 1992)                            83,333       833     249,167           -          -
Stock issued for services (July 21, 1992)                       450,000     4,500     445,500           -          -
Net loss for year                                                     -         -                (337,464)         -
------------------------------------------------------------------------------------------------------------------------
Balance, at December 31, 1992                                12,138,333   121,383     883,719    (637,153)         -
------------------------------------------------------------------------------------------------------------------------
Net loss for year                                                     -         -           -  (1,359,971)         -
------------------------------------------------------------------------------------------------------------------------
Balance, at December 31, 1993                                12,138,333   121,383     883,719  (1,997,124)         -

Net loss for year                                                     -         -           -    (870,756)         -
------------------------------------------------------------------------------------------------------------------------
Balance, at December 31, 1994                                12,138,333  $121,383    $883,719 $(2,867,880)  $      -
------------------------------------------------------------------------------------------------------------------------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                           Consolidated Statements of Cash Flows


--------------------------------------------------------------------------------------------
                                                                                  Cumulative
                                                                                        from
                                                                                   Inception
                                                                                     (May 7,
                                                                                       1991)
                                                                                     through
                                                 Year ended December 31,        December 31,
                                             1992         1993         1994             1994
--------------------------------------------------------------------------------------------
Cash flows from operating activities
 Net loss                                $(337,464)  $(1,359,971)  $(870,756)  $(2,867,880)
 Adjustments to reconcile net
  loss to net cash (used) in
  operating activities
   Depreciation and amortization            (5,309)       10,269      14,443        18,602
   Stock issued for services               450,000             -           -       453,000
   Write-off of goodwill                         -             -           -        40,000
   Decrease (increase) in assets
    Advance payments                      (484,025)      322,025     172,000       (32,500)
    Accrued interest                        (1,200)       (1,200)      3,600             -
    Deposits                                     -        (2,700)          -        (2,700)
   Increase (decrease) in liabilities
    Accounts payable                        87,898       269,740    (426,559)         (285)
    Accrued interest payable                 6,545        22,375      17,749        54,844
--------------------------------------------------------------------------------------------
Net cash (used in) operating
 activities                               (283,555)     (739,462) (1,089,523)   (2,336,919)
--------------------------------------------------------------------------------------------
Cash flows from investing activities
 Cash received in acquisition of
  subsidiary                                     -             -           -        58,593
 Purchase of property and equipment              -       (52,866)          -       (52,866)
--------------------------------------------------------------------------------------------
Net cash provided by (used in)
 investing activities                            -       (52,866)          -         5,727
--------------------------------------------------------------------------------------------
Cash flows from financing activities
 Issuance of convertible debenture         750,000             -           -       750,000
 Issuance of common stock                  250,000             -           -       250,000
 Increase in notes payable                       -             -           -       175,000
 Increase in amounts due to
  affiliates                              (766,833)      765,004   1,089,354     1,157,193
--------------------------------------------------------------------------------------------
Net cash provided by financing
 activities                                233,167       765,004   1,089,354     2,332,193
--------------------------------------------------------------------------------------------
Net increase (decrease) in cash            (50,388)      (27,324)       (169)        1,001
Cash, at beginning of period                78,882        28,494       1,170             -
--------------------------------------------------------------------------------------------
Cash, at end of period                     $28,494     $   1,170   $   1,001    $    1,001
--------------------------------------------------------------------------------------------

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                                  Summary of Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of North American Environmental Group, Inc. and the accounts of its subsidiaries all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated. North American Environmental Group, Inc., and its subsidiaries are referred to herein as the "Company". Through December 31, 1994, the Company had received only minimal revenues from its operations at certain test projects. Because the Company has not yet utilized its various technologies on a commercial scale, management believes it is appropriate to present the accompanying consolidated financial statements as those of a development stage enterprise.

The statement of operations for the years ended December 31, 1992 and 1993 and from the date of inception (May 7, 1991) to December 31, 1994 have been reclassified to conform to the current year's presentation.


The Company

The Company has developed and acquired certain proprietary technologies, which have applications in environmental clean-up services through elimination of hydrocarbon contamination of soil and water.


Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from five to seven years. Leasehold improvements are amortized over the life of the lease.


Income Taxes

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets or liabilities result from temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years. This change in accounting method had no effect upon the consolidated financial statements.


Research and Development

Expenditures for research and development of products and processes and for the operation of pilot projects are charged to expense as incurred. The Company reclassified $212,899 and $77,721 previously reported by the Company as revenue in the years ended December 31, 1992 and 1993 as an off-set against research and development expenses since these amounts represent a reimbursement of cost.

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                                  Summary of Accounting Policies


Loss Per Common Share

The loss per common share is computed by dividing the loss applicable to common stock by the weighted average number of common shares outstanding and common stock equivalents, if dilutive.

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                      Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------


1. Recapitalization and Other Significant Corporate Matters

From its incorporation in February 1988 to November 11, 1991, Rittenhouse Capital Corp. ("Rittenhouse"), a development stage enterprise, evaluated possible merger and acquisition partners to enhance stockholder value, but engaged in no material operations until entering into a Plan of Reorganization among North American Technologies, Inc. ("NAT"), North American Environmental Corporation ("NAEC"), and James E. Impero ("Impero"). NAT and Impero were sole stockholders of NAEC, which in turn had a wholly-owned subsidiary, Inplant Bioremedial Services, Inc. ("Inplant"). Pursuant to the Plan of Reorganization, Rittenhouse acquired 100% of the outstanding stock of NAEC in exchange for the issuance of 9,000,000 new shares, representing 80.9% of the common stock of Rittenhouse. Because the stockholders of NAEC obtained voting control over the combined entities, for accounting purposes, NAEC is considered the continuing entity, and the transactions are accounted for as a recapitalization of NAEC followed by the issuance of new NAEC shares of common stock for the net assets of Rittenhouse.

The 2,130,000 previously outstanding shares of Rittenhouse became 2,130,000 outstanding shares of North American Environmental Group, Inc. ("NAE") as a result of the change in Rittenhouse's name to NAE. This is accounted for as the issuance by NAEC of 2,130,000 shares of common stock for the net assets, recorded at book value, of Rittenhouse.

On November 11, 1991, Rittenhouse effected a 1 for 10 share reverse stock split. All references to Rittenhouse shares give effect to this transaction as if it had occurred on May 7, 1991, the date of inception of NAEC.

The consolidated financial statements for the year ended December 31, 1992 have been restated to give effect to the recapitalization described above.

During 1992, a related corporation, North American Technologies Group, Inc. ("NATK"), through a series of transactions, obtained control over 10,758,333 shares, representing 88.6% of the outstanding common shares of NAE. NATK intends to acquire the remaining outstanding common shares of the Company.

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                      Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

2.  Going Concern

The Company is in the development stage and, accordingly, has not achieved sales necessary to support operations. The Company has a working capital deficit of $1,893,632 and a capital deficit of $1,862,778 at December 31, 1994 and has incurred an accumulated deficit of $2,867,880 through December 31, 1994.

Although the Company believes that its technologies are now sufficiently developed to begin commercial operations, substantially all revenues to date have been derived from demonstration projects. Further, it can be expected that operating expenses will increase as the Company incurs expenses associated with the fabrication of equipment and the training and other costs of personnel to be deployed at project sites as it commences commercial operations. Until the Company is able to generate sufficient revenues from its technologies, there can be no assurance that profitable operations can be attained.

The Company believes that it has sufficient capital and available sources of financing to fully develop its proprietary technologies into commercially viable products and services. However, to the extent that funds generated from operations and existing capital resources are insufficient, the Company may have to raise additional funds. No assurance can be given that additional financing will be available, or if available, will be available on acceptable terms. If adequate funds are not available, the Company may be required to curtail its operations.

These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                      Notes to Consolidated Financial Statements


3.  Advance Payments

Advance payments consist of:

December 31,                           1993       1994
----------------------------------------------------------
Prepaid commissions                 $160,000   $      -
Travel advances and other             56,500     44,500
----------------------------------------------------------
                                    $216,500   $ 44,500
==========================================================

4.  Property and Equipment

Major classes of property and equipment consist of:

December 31,                           1993       1994
---------------------------------------------------------
Machinery and equipment             $ 30,945   $ 30,945
Furniture and office equipment         3,844      3,844
Leasehold improvements                18,077     18,077
---------------------------------------------------------
                                      52,866     52,866
Less accumulated depreciation and
amortization                          10,269     24,712
---------------------------------------------------------
Net property and equipment          $ 42,597   $ 28,154
=========================================================

5.  Balances with Affiliates

Balances with affiliates consists of:

December 31,                           1993       1994
---------------------------------------------------------
Due from affiliates
 North American Technologies, Inc.  $347,343    $     -
 Inplant Systems, Inc.                     -     22,328
 Brookstone                                -     11,000
---------------------------------------------------------
                                    $347,343    $33,328
=========================================================

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                      Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

December 31,                                    1993       1994
------------------------------------------------------------------

Due to affiliates
   North American Technologies Group, Inc.    $622,500  $  809,025
   North American Technologies, Inc.                 -     851,496
   Gold Spinners International, Inc.            59,882           -
   Brookstone                                  176,500           -
   Other                                        26,300           -
-------------------------------------------------------------------
                                              $885,182  $1,660,521
===================================================================

There are no specific repayment terms associated with the above balances.

6.  Convertible Debenture

During 1992, the Company issued two debentures convertible into shares of the common stock of NATK, the Company's majority stockholder. The debentures had principal amounts of $500,000 and $250,000 and original maturities of two years from the date of issuance, unless sooner redeemed or converted by the holders. The holder of the $250,000 debenture granted a one-year extension of the maturity date to May 22, 1995.

On December 31, 1992, a holder converted the $500,000 debenture into shares of NATK's common stock.

The balance outstanding consists of:

December 31,                               1993          1994
-----------------------------------------------------------------

Convertible debenture, prime rate
plus 2% (11% at December 31, 1994),
due May 22, 1995                        $ 250,000     $ 250,000

Less current maturities                         -       250,000
-----------------------------------------------------------------

Long-term debt                          $ 250,000     $       -
=================================================================

7.  Commitments

The Company rents equipment and office space under operating leases on both long and short term basis. Rent expense amounted to approximately $39,000, $53,000 and $30,000 for the years ended December 31, 1992, 1993 and 1994, respectively.

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                      Notes to Consolidated Financial Statements

Minimum annual rentals under non-cancelable operating leases of more than one year in duration are as follows:


Year ending December 31,
-----------------------------

   1995            $44,832
   1996             20,245
   1997              2,601
   1998                  -
   1999                  -
   Thereafter            -
------------------------------
                   $67,678
==============================

8.  Income Taxes

At December 31, 1994, the Company has net operating loss carryforwards for federal income tax purposes amounting to approximately $2,726,000 which, if not utilized, will expire as follows:


Year ending December 31,
-----------------------------

        2004   $    2,000
        2005       56,000
        2006      260,000
        2007      337,000
        2008    1,360,000
        2009      711,000
------------------------------
               $2,726,000
==============================


Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires a change from the deferred method to an asset/liability method of computing deferred income taxes.

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                      Notes to Consolidated Financial Statements

The components of deferred income taxes were as follows:


December 31,                               1993        1994
--------------------------------------------------------------
Deferred tax assets
   Net operating loss carryforwards      $685,100    $926,840
   Other                                    1,050           -
--------------------------------------------------------------
Gross deferred tax assets                 686,150     926,840
Valuation allowance                       686,150     926,840
--------------------------------------------------------------
Net deferred income taxes                $      -    $      -
--------------------------------------------------------------

9.  Warrants

During the first quarter of 1992, the Company issued 83,333 shares of restricted common stock for $250,000. Each common share had a class "C" warrant attached, entitling the holder to purchase one share of common stock at the exercise price of $7.00 per share. The class "C" warrants expire on March 1, 1997.

10.  Supplemental Cash Flow Information

Due to its operating losses, the Company pays no income taxes. Under the terms of its borrowing agreements, the Company is not required to, and does not pay interest currently.

During 1992, the Company issued 450,000 shares of its common stock for services rendered in connection with the recapitalization (see Note 1) of the Company. The shares were valued at $450,000. During 1991, the Company issued 300,000 shares of its common stock for services valued at $3,000. In January 1992, certain lenders converted loans amounting to $175,000 into 175,000 shares of the Company's common stock.

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                                      Consolidated Balance Sheet

---------------------------------------------------------------------------------------

                                                          December 31,      June 30,
                                                              1994            1995

(Unaudited)
Assets

Current
     Cash                                                  $     1,001      $       333
     Advance payments                                           44,500                -
     Due from affiliate                                         33,328           33,328
---------------------------------------------------------------------------------------
Total current assets                                            78,829           33,661

Property and equipment, net of accumulated
     depreciation of $24,712 in 1994 and $30,797 in 1995        28,154           22,069

Deposits                                                         2,700            2,700
---------------------------------------------------------------------------------------
                                                           $   109,683      $    58,430
---------------------------------------------------------------------------------------

Liabilities and Capital Deficit

Current
     Accounts payable                                      $     5,035       $    5,035
     Due to affiliates                                       1,660,521        1,663,270
     Convertible debenture                                     250,000          250,000
     Accrued interest payable                                   56,905           69,120
---------------------------------------------------------------------------------------
Total current liabilities                                    1,972,461        1,987,425
---------------------------------------------------------------------------------------
Commitments and contingencies

Capital deficit
     Preferred stock, $.001 par value
          Authorized 1,000,000 shares
          Issued shares - none                                       -                -
     Common stock, $.01 par value
          Authorized 20,000,000 shares
          Issued and outstanding 12,138,333 shares             121,383          121,383
     Additional paid-in capital                                883,719          883,719
     Deficit accumulated in development stage               (2,867,880)      (2,934,097)
---------------------------------------------------------------------------------------
Total capital deficit                                       (1,862,778)      (1,928,995)
---------------------------------------------------------------------------------------
                                                           $   109,683      $    58,430
---------------------------------------------------------------------------------------

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                           Consolidated Statements of Operations
                                                                     (Unaudited)

---------------------------------------------------------------------------------------
                                                                       Cumulative from
                                                                             Inception
                                         Six Months    Six Months        (May 7, 1991)
                                              ended         ended              through
                                           June 30,      June 30,             June 30,
                                               1994          1995                 1995
---------------------------------------------------------------------------------------
Sales of environmental services           $  13,542      $      -          $    13,542
---------------------------------------------------------------------------------------
Expenses
     Research and development expenses      334,275             -            1,306,369
     Consulting fees                        102,140             -              437,632
     Management fees                              -             -               50,000
     Travel and promotion                    50,722             -              240,288
     Legal and professional fees             93,020             -              224,140
     General and administrative expenses    106,020        54,002              580,512
---------------------------------------------------------------------------------------
Total expenses                              686,177        54,002            2,838,941
---------------------------------------------------------------------------------------
Operating loss                             (672,635)      (54,002)          (2,825,399)
---------------------------------------------------------------------------------------
Other income (expense)
     Interest income                            600             -                3,600
     Interest expense                       (11,187)      (12,215)             (72,298)
     Write-off of goodwill                        -             -              (40,000)
---------------------------------------------------------------------------------------
Total other (expense)                       (10,587)      (12,215)            (108,698)
---------------------------------------------------------------------------------------
Net loss                                  $(683,222)     $(66,217)         $(2,934,097)
---------------------------------------------------------------------------------------
Loss per common share                        $(0.06)     $      -
---------------------------------------------------------------------------------------
Weighted average number of common
     shares outstanding                  12,138,333     12,138,333
---------------------------------------------------------------------------------------

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                           Consolidated Statements of Operations
                                                                     (Unaudited)

-------------------------------------------------------------------------------
                                          Three Months   Three Months
                                                 ended          ended
                                              June 30,       June 30,
                                                  1994           1995
-------------------------------------------------------------------------------
Sales of environmental services           $          -    $         -
Expenses
  Research and development expenses            156,689              -
  Consulting fees                               65,297              -
  Travel and promotion                          27,728              -
  Legal and professional fees                   73,208              -
  General and administrative expenses           57,058          4,638
-------------------------------------------------------------------------------
Total expenses                                 379,980          4,638
-------------------------------------------------------------------------------
Operating loss                                (379,980)        (4,638)
-------------------------------------------------------------------------------
Other income (expense)
  Interest income                                  300              -
  Interest expense                              (5,593)        (5,444)
-------------------------------------------------------------------------------
Total other (expense)                           (5,293)        (5,444)
-------------------------------------------------------------------------------
Net loss                                  $   (385,273)   $   (10,082)
-------------------------------------------------------------------------------
Loss per common share                     $      (0.03)   $         -
-------------------------------------------------------------------------------
Weighted average number of common
 shares outstanding                         12,138,333     12,138,333
-------------------------------------------------------------------------------

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                           Consolidated Statements of Cash Flows
                                                                     (Unaudited)

---------------------------------------------------------------------------------------------------
                                                                                Cumulative from
                                                                                      Inception
                                                     Six Months    Six Months     (May 7, 1991)
                                                          ended         ended           through
                                                       June 30,      June 30,          June 30,
                                                           1994          1995              1995
------------------------------------------------------------------------------------------------
Cash flows from operating activities
  Net loss                                            $(683,222)    $(66,217)      $(2,934,097)
  Adjustments to reconcile net loss to net
   cash (used) in operating activities
    Depreciation and amortization                         7,222        6,085            24,687
    Stock issued for services                                 -            -           453,000
    Write-off of goodwill                                     -            -            40,000
    Decrease (increase) in assets
      Advance payments                                  (22,328)      44,500            12,000
      Accrued interest                                     (600)           -                 -
      Deposits                                                -            -            (2,700)
    Increase (decrease) in liabilities
      Accounts payable                                 (117,250)           -              (285)
      Accrued interest payable                           11,187       12,215            67,059
------------------------------------------------------------------------------------------------
Net cash (used) in operating activities                (804,991)      (3,417)       (2,340,336)
------------------------------------------------------------------------------------------------
Cash flows from investing activities
  Cash received in acquisition of subsidiary                  -            -            58,593
  Purchase of property and equipment                    (30,000)           -           (52,866)
------------------------------------------------------------------------------------------------
Net cash (used) provided by investing activities        (30,000)           -             5,727
------------------------------------------------------------------------------------------------
Cash flows from financing activities
  Issuance of convertible debenture                           -            -           750,000
  Issuance of common stock                                    -            -           250,000
  Increase in notes payable                                   -            -           175,000
  Increase in amounts due to affiliates                 848,556        2,749         1,159,942
------------------------------------------------------------------------------------------------
Net cash provided by financing activities               848,556        2,749         2,334,942
------------------------------------------------------------------------------------------------
Net increase in cash                                     13,565          668               333
------------------------------------------------------------------------------------------------
Cash, at beginning of period                              1,170        1,001                 -
------------------------------------------------------------------------------------------------
Cash, at end of period                                $  14,735     $    333       $       333
------------------------------------------------------------------------------------------------

                                        North American Environmental Group, Inc.
                                                (A Development Stage Enterprise)

                                                  Summary of Accounting Policies

--------------------------------------------------------------------------------

Basis of Presentation

The financial information has been prepared in accordance with the Company's customary accounting practices and with the instructions for Form 10-Q, and has not been audited. Readers of the information should refer to the Company's audited financial statements as of December 31, 1994, because certain footnote disclosures which would substantially duplicate those contained in such audited financial statements have been omitted from this report. In the opinion of management, the information presented reflects all adjustments necessary for a fair statement of interim results. All such adjustments are of a normal and recurring nature. The foregoing interim results are not necessarily indicative of the results of operations for a full fiscal year.

                                                                       EXHIBIT A
                          AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger, approved as of _______, 1995 by NORTH AMERICAN TECHNOLOGIES GROUP, INC., a Delaware corporation ("NATK"), by resolution duly adopted by its Board of Directors on said date, and by NORTH AMERICAN ENVIRONMENTAL GROUP, INC., a Delaware corporation ("NAE"), approved on __________, 1995 by resolution duly adopted by its Board of Directors on said date, and by DAILY MAIL, INC, a Delaware corporation ("Daily Mail"), approved on ___________, 1995 by resolution duly adopted by its Board of Directors and sole stockholder on said date. This Agreement and Plan of Merger constitutes a plan of merger and an agreement of merger pursuant to the provisions of the Delaware General Corporation Law:

          1. The constituent corporation, NAE, shall, pursuant to the provisions of Section 251 of the Delaware General Corporation Law, be merged into Daily Mail, a wholly-owned subsidiary of NATK ("Surviving Corporation"), which shall be the surviving corporation upon the effective date of the merger and its name will be changed to "North American Environmental Group, Inc.", and which shall continue to exist under the provisions of the laws of the state of Delaware. Upon the effective date of the merger, all assets and liabilities of NAE shall become assets and liabilities of Daily Mail and the separate corporate existence of NAE shall cease.

          2. The Articles of Incorporation of Daily Mail shall be the Articles of Incorporation of the Surviving Corporation and shall be amended on the effective date of the merger to reflect "North American Environmental Group, Inc." as the name of the Surviving Corporation.

          3. The present bylaws of Daily Mail shall be the bylaws of the Surviving Corporation and will continue in full force and effect until altered or amended as therein provided under the authority of the laws of the state of Delaware.

          4. The directors and officers of Daily Mail upon the effective date of the merger shall be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the Surviving Corporation.

          5. The manner of providing for the exchange and cancellation of all the shares of stock of NAE issued and outstanding at the effective date, by virtue of the merger, shall be as follows:

          (a) At the effective date and only upon consummation of the merger, each of the shares of common stock of NAE outstanding immediately prior to the merger, other than shares of common stock that are Dissenting Shares (as such term is defined in Section 6) shall be automatically converted and exchanged for one share of common stock of NATK, and thereupon all of the issued shares of NAE shall be surrendered, cancelled and extinguished;

          (b) At the effective date, each share of common stock of NAE held, directly or indirectly by Daily Mail or NATK or any direct or indirect subsidiary or parent of Daily Mail or NATK or held in NAE's treasury shall be cancelled and retired without payment of any consideration therefor; and

          (c) At the effective date, the shares of the Surviving Corporation shall not be converted, but each share of Daily Mail which is issued as of the effective date of the merger shall continue to represent one issued share of the Surviving Corporation.

          6. Notwithstanding anything in this Agreement to the contrary, NAE Shares that are outstanding immediately prior to the effective date and are held by stockholders (other than Daily Mail or NATK) who shall not have voted such shares in favor of adoption of this Agreement and who shall have delivered to the Company a written demand for appraisal of such shares in the manner provided in Section 262 of the Delaware General Corporation Law ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, the shares of NATK, but the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the provisions of such Section 262; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such Dissenting Shares (within the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or
(ii) if any holder fails to establish his entitlement to appraisal rights as provided in such Section 262, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holders (as the case may be) shall forfeit the right to appraisal of such Dissenting Shares and such Dissenting Shares shall thereupon be deemed to have been converted into the right to receive and to have become exchangeable for, as of the Effective Time, the Merger Consideration.

          7. This Agreement and Plan of Merger shall be submitted to the stockholders of NAE for their approval or rejection in the manner prescribed by the Delaware General Corporation Law. This Agreement and Plan of Merger shall be submitted to the stockholder of Daily Mail for its approval or rejection in the manner prescribed by the Delaware General Corporation Law. Pursuant to
Section 251 of the Delaware General Corporation Law, the approval of the stockholders of NATK to this Agreement and Plan of Merger is not required.

          8. In the event that this Agreement and Plan of Merger shall be approved by the stockholders of NAE and Shareholder of Daily Mail in accordance with the provisions of Delaware law, Daily Mail, as the Surviving Corporation, agrees that it will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware, and it will cause to be performed all necessary acts within the State of Delaware and elsewhere to effectuate the merger.

          9. The Board of Directors, the Chairman, the President, any Vice President, the Secretary, and any Assistant Secretary, and any other proper officers of NATK, NAE and Daily Mail respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the merger herein provided for.

          10. The merger herein provided for shall be effective as soon as NAE and the Company files the Merger Agreement with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law ("Effective Time").

          IN WITNESS WHEREOF, NAE, Daily Mail, and NATK, by their duly authorized officers, have executed this Agreement and Plan of Merger as of the date first above written.



                                        NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
Attest:


/s/ David M. Daniels                    By: /s/ John Parrott
-------------------------                   --------------------------------
David M. Daniels                            John Parrott, President
Secretary


                                        NORTH AMERICAN TECHNOLOGIES GROUP, INC.
Attest:

/s/ David M. Daniels                    By: /s/ Tim B. Tarrillion
-------------------------                   ---------------------------------
David M. Daniel                                 Tim B. Tarrillion, Chief
Secretary                                       Executive Officer


                                        DAILY MAIL, INC.
Attest:

/s/ David M. Daniels                    By: /s/ Tim B. Tarrillion
-------------------------                   ---------------------------------
David M. Daniel                                 Tim B. Tarrillion, Chief
Secretary                                       Executive Officer

                                                                       EXHIBIT B

SECTION 262.  APPRAISAL RIGHTS

          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section.
As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258 or 263 of this Chapter;

          (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote a the meeting of stockholders to act upon the agreement of the merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

          (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 251, 254, 257, and 258 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii) of this subsection.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and
(e), shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this

Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. With 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of the interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose names appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand of an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have status of authorized and unissued shares of the surviving or resulting corporation.

                                                                       EXHIBIT C

                 [THIS LETTER CONSTITUTES THE PROPOSED OPINION
                     OF COUNSEL TO BE SUBMITTED AT CLOSING
               CONCURRENT WITH THE EFFECTIVE DATE OF THE MERGER]

                              September ___, 1995


North American Technologies Group, Inc.
4710 Bellaire Blvd., Suite 301
Bellaire, Texas 77401

Gentlemen:

          You have requested our opinion as to whether the proposed merger (the "Merger") of North American Environmental Group, Inc. ("NAE"), a Delaware corporation, which is an eighty-nine percent (89%) owned second-tier subsidiary of North American Technologies Group, Inc., a Delaware corporation (the "Company") with and into Daily Mail, Inc. ("DM"), a Delaware corporation, which is a direct, wholly owned subsidiary of the Company, in which DM will survive the Merger, to be effected pursuant to an Agreement and Plan of Merger dated _____, 1995 and the provisions of 8 Del. C. Section 251, qualifies as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

          Our opinion is conditioned upon the accuracy of the following facts, that we have assumed without independent investigation:

          1. In the Merger, the minority shareholders of NAE will surrender all of their NAE stock in exchange for the voting common stock of the Company (the "Company's common stock") with a fair market value at the effective date of the Merger (the "Effective Date") approximately equal to the fair market value of the shares of stock surrendered in NAE./1/

          2. DM, On the Effective Date, will own at least eighty percent (80%) of the outstanding voting common stock of NAE (the "NAE common stock") which is the only class of NAE stock outstanding.

          3. The shareholders of NAE (other than DM) will receive only the Company's common stock in consideration for the transfer of their NAE common stock in the Merger and will not receive shares of any class of stock of DM.

          4. The Merger of NAE into DM, and the distribution of NAE's assets to DM, will occur within a single taxable year of NAE and DM.

          5. NAE, will cease to function on a going concern basis, and its activities shall cease, except to conclude its affairs, pay its debts and distribute its assets to DM, which will continue NAE's business.

/1/ We note that the fair market value of such a thinly traded company is an inherently factual issue. If the Internal Revenue Service were to contend successfully that these assumed values for the Company's common stock or the NAE common stock are too high, satisfaction of the continuity of interest requirement (discussed below) could be jeopardized.

North American Technologies Group, Inc.
September __, 1995

          6. No shares of any class of stock of DM or NAE have been redeemed during the three years preceding the Effective Date.

          7. NAE has not acquired any assets in a non-taxable transaction, except for acquisitions occurring more than three years prior to the Effective Date.

          8. Since January 1, 1995, no assets of NAE have been or will be, sold, transferred, distributed, or disposed of by NAE except for (i) dispositions in the ordinary course of business; (ii) dispositions occurring more than three years prior to the Effective Date; or (iii) transfers in connection with the Merger. Neither DM nor the Company have any intention to dispose of NAE's assets after the Merger, except in the ordinary course of business. The Merger of NAE into DM will not be preceded or followed by the re-incorporation into or transfer or sale to, a recipient of the businesses or assets of NAE, if such person, directly or indirectly, holds more than twenty percent in the value of the stock received. For the purposes of this representation, ownership will be determined by application of the constructive ownership rules of Section 318(a) of the Code as modified by Section 304(c)(3).

          9. NAE will be an insolvent corporation as that term is used in Treasury Regulation Section 1.332-2(b) on the Effective Date.

          10. DM's acquisition of NAE occurred more than three years prior to the Effective Date of the Merger.

          11. There is no intercompany debt between DM and NAE that would be extinguished in the Merger.

          12. The Company's common stock to be received by the NAE shareholders, as a group, will be equal in value, as of the Effective Date, to at least fifty percent of the value of all the consideration transferred in the Merger as of the Effective Date.

          13. DM will receive substantially all of the assets of NAE in the Merger./2/

          14. There is no plan or intention by the shareholders of NAE who own five percent or more of NAE's common stock, and to the best of the knowledge of the management of NAE, there is no plan or intention on the part of the remaining shareholders of NAE to sell, exchange or otherwise dispose of a number of shares of the Company's stock received in the transaction that would reduce the NAE shareholders' ownership of the Company stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent of the value of all of the formerly outstanding stock of NAE as of the same date.

          15. To the best of the knowledge of the Company's, NAE's and DM's management, no NAE common stock is to be exchanged for cash or other property.

          Our opinion is also based and conditioned on the assumption that the representations set forth in Exhibits A, B and C hereto shall be validly and accurately given by the Company, NAE or DM, respectively, as of the Effective Date. For purposes of this opinion, we have relied upon the representations made in Exhibits A, B and C without independent investigation thereof, and, consequently, if there are any changes to any representation or the factual assumptions made herein, the opinions given herein will no longer be valid and may not be relied upon.

          Generally, the receipt of stock in a transaction which qualifies as a reorganization within the meaning of Section 368 of the Code (a "Reorganization") is not taxable. Under Section 368(a)(1)(A) of the Code, a statutory merger is included within the definition of a Reorganization. Under
Section 368(a)(2)(D) of the Code, a merger in which the consideration is stock of a corporation directly controlling the acquiring corporation qualifies as a Reorganization if the acquiring corporation acquires substantially all of the properties of the acquired corporation, no stock of the acquiring corporation is used in the transaction, and the transaction would have qualified under Section 368(a)(1)(A) of the Code had the merger been into the controlling corporation.

          NAE will be merged under state law into DM, satisfying the initial test under Code Section 368(a)(1)(A) of the Code. Since the Company's common stock will be given to the shareholders of NAE, the requirements of Code

/2/Substantially all shall mean at least seventy percent of the fair market value of the gross assets and ninety percent of the net assets of NAE. Amounts paid by NAE to its shareholders or for the expenses of NAE in connection with the Merger prior to the Effective Date shall be included as assets of NAE prior to the Effective Date.

North American Technologies Group, Inc.
September __, 1995

Section 368(a)(2)(D) of the Code must be satisfied in order for the Company to be a party to the Reorganization. DM will acquire substantially all of the assets of NAE in the Merger. No stock of DM will be transferred to the shareholders of NAE in consideration for the stock of NAE surrendered since the sole consideration is the Company's common stock, which is stock of the corporation directly controlling DM. Finally, if NAE was merged directly into the Company, the transaction would qualify as a Reorganization under Code
Section 368(a)(1)(A). Thus, the proposed merger of NAE into DM satisfies the technical requirements of a Code Section 368(a)(2)(D) Reorganization and the Company will be considered a party to the Reorganization. See Rev. Rul. 64-73 1964-1 C.B. 142.

          In addition to the foregoing statutory requirements, in order for the Merger to qualify under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code as a tax-free reorganization, certain judicially developed requirements must be satisfied, including but not limited to the "Continuity of Interest Test"; the "Business Purpose Test" and the "Continuity of Business Enterprise Test".

          The "Continuity of Interest Test" provides that the shareholders of the acquired corporation must maintain a continuing interest in the acquiring corporation. Ordinarily, the Internal Revenue Service (the "Service") will not rule that a merger is a Reorganization unless the acquired corporation's shareholders, as a group, have a continuing stock interest in the acquiring corporation equal in value, as of the effective date of the merger, to at least fifty percent of the value of the formerly outstanding stock of the acquired corporation as of the same date./3/ See, Rev. Proc. 77-37, 1977-2 C.B. 568.
The Service's "fifty percent ruling policy" is not substantive law; however, in instances in which continuing interest of the target shareholders is below fifty percent, there is a risk that the Service will challenge the satisfaction of the continuity of interest requirement.

          Despite the Service's ruling position, the U.S. Supreme Court, in Nelson Co. v. Helvering, 36-1 USTC (P)9019 (S.Ct 1935), held that thirty-eight percent continuity of interest was sufficient to satisfy the test, and the U.S. Court of Appeals for the Sixth Circuit in Miller v. Commissioner, 36-2 USTC
(P)9032 (6th Circuit 1936), held that twenty-five percent continuity of interest was sufficient. However, these cases are more than fifty years old. More recently in, Kass v. Commissioner, 60 TC 218 (1973), aff'd 491 F.2d 749 (1974), the United States Tax Court, in a decision confirmed by the United States Court of Appeals for the Third Circuit, held that sixteen percent continuity was inadequate. Thus, between twenty-five and fifty percent (25% and 50%) is necessary to satisfy the continuity of interest test.

          In the Merger, all the NAE shareholders (other then DM) will receive the Company's common stock. If the NAE stock of DM is included with the NAE minority shareholders receipt of the Company's common stock in determining if the continuity of interest test is satisfied, one hundred percent of the former shareholders of NAE will have a continuing interest in the Company and the continuity of interest test will be satisfied. The court in Kass v. Commissioner, supra, held, in dicta, that "old-and-cold" stock previously acquired by the acquiring corporation as well as equity newly acquired, will be aggregated in determining whether the continuity of interest rule is satisfied. See also, GCM 39404 (September 14, 1985) and Rev. Rul. 85-107, 1985-2 C.B. 121.
In GCM 39404, the Service found that the prior stock interest of a parent in an upstream merger of a seventy-nine percent owned subsidiary into that parent in a
Section 368(a)(1)(A) reorganization will be aggregated with the other shareholders' stock in determining whether the continuity of interest test is satisfied, assuming the parent's prior stock interest is "old-and-cold", since the parent's original investment remains at the risk of the acquired business. In the instant case, DM is converting its stock interest in NAE into a direct holding of NAE's assets. Thus, DM's original investment continues to remain at the risk of the NAE business, since the NAE business will be continued by DM. See, Rev. Rul. 69-17, 1969-2 C.B. 57, (the Service held that P's ownership of more than eighty percent of the stock of S does not prevent the transfer of the assets of S to P from qualifying as a statutory merger, where the assets were transferred to another subsidiary and the remaining minority shareholders
received stock in the parent corporation).   Thus, in the instant case, since DM
holds more than eighty-nine percent of NAE, termination of DM's interest in NAE in the Merger, will count toward satisfaction of the fifty percent continuity of interest test, when included with the NAE minority shareholders' stock. As a result, when the DM interest is combined with the NAE minority shareholders' receipt of the Company's common stock, all of the consideration consists of the Company's common stock, far exceeding the fifty percent required.

          Every Reorganization must be undertaken for a valid business purpose. The Company, NAE and DM have all represented to counsel that there are valid business purposes for the Merger. Thus, based upon and in reliance on the representations of the Company, DM and NAE, the "business purpose test" is satisfied. For example, one express

/3/ Sales of stock made after the Effective Date of the Merger but pursuant to an intention to sell which existed on the Effective Date would reduce the stock counting toward satisfying the continuity of interest test.

North American Technologies Group, Inc.
September __, 1995

business purpose for the Merger is the Company's desire to consolidate its affairs and eliminate several tiers of duplicate structure in an effort to reduce administrative costs.

          The "continuity of business enterprise test" of Regulation Section 1.368-1(d) provides that the historic business of the acquired company must be continued. It has been represented to counsel, by officers of the Company, DM and NAE that the historic business of NAE will be continued by DM. Thus, based upon and in reliance on such representations, the "Continuity of Business Enterprise Test" will be satisfied.

          Generally, a statutory merger of an eighty-nine percent owned subsidiary (NAE) into its parent corporation (DM) (a so called "upstream merger") constitutes both a Section 368(a)(1)(A) reorganization and a liquidation under Code Section 332. Code Section 332 overrides the reorganization rules to the extent that the two overlap. Regs. (S)(S)1.332-2(d) and 1.332-2(c). However, in the instant case, Code Section 332 will not apply since NAE will be insolvent at the time of the merger. Regs. (S)1.332-2(b). Thus, even though the Merger will not constitute a tax-free liquidation under Code Section 332, it still should be a Reorganization since (i) the liquidation is effected by a statutory merger, and (ii) DM's stock ownership of NAE is "old-and-cold". See Kass v. Commissioner, 60 T.C. 218 (1973), aff'd without an opinion, 491 F.2d 749 (3rd Cir., 1974), and Rev. Rul. 69-17, 1969-2 C.B. 57.

          Pursuant to Code Section 361(a), no gain or loss is recognized by a corporation if such corporation is a party to a Reorganization and it exchanges property, pursuant to a plan of reorganization, solely for stock or securities in another corporation that is a party to the Reorganization. Thus, under Code
Section 361(a), no gain or loss should be recognized by NAE upon NAE's transfer of its assets to DM solely in exchange for the Company's common stock (which is a party to the Reorganization under Code Section 368(a)(2)(D)) and the distribution thereof to NAE shareholders.

          Under Code Section 354, no gain or loss is recognized if stock or securities in a corporation that is a party to a Reorganization are, pursuant to the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the Reorganization. The effect of Code Section 354 is to provide nonrecognition treatment to shareholders of an acquired corporation to the extent that the shareholders of the acquired corporation receive stock or securities of the acquiring corporation or the corporation that controls the acquiring corporation. Thus, under Code Section 354, no gain or loss should be recognized by the NAE shareholders in the Merger.

          Our opinion is based and conditioned on the assumptions made herein, that the Merger will be undertaken as described herein with appropriate corporate authorization and approval, and upon current law and rulings. Accordingly, subject to the foregoing and provided that (a) the Merger qualifies as a statutory merger under applicable state law, (b) after the Merger DM will hold substantially all NAE's properties and assets, (c) solely the Company's common stock will be issued as consideration for the assets received from NAE, and (d) the Company is the sole shareholder of DM, it is our opinion that, it is more likely than not, if the transaction were litigated, a court of law, would hold that the Merger would constitute a Reorganization and that the federal income tax consequences to NAE and its shareholders will be as follows:

          (1) No gain or loss will be recognized by NAE upon its transfer of substantially all of its assets to DM solely in exchange for the Company's common stock and the assumption by DM of NAE's liabilities under Code Sections 361(a) and 357(a);

          (2) No gain or loss will be recognized by the NAE shareholders on the exchange of their NAE stock solely in exchange for the Company's common stock under Code Sections 368(a)(1)(A), 368(a)(2)(D) and 354(a)(1);

          (3) The aggregate tax basis of the Company's common stock received by each NAE shareholder in the Merger will be the same as the aggregate tax basis of such NAE shareholder in the NAE common stock surrendered in the exchange, decreased by the amount of any cash or other property received, and increased by the amount of any gain recognized under Code Section 358(a)(1); and

North American Technologies Group, Inc.
September __, 1995

          (4) The holding period of the NAE shareholders in the Company's common stock received will include the holding period of the NAE shareholders in their NAE stock exchanged therefor. Code Section 1223(1).

          The conclusions made in this opinion are based upon the provisions of the Code, applicable regulations thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof (the "Applicable Law"). In the event of any change in the Applicable Law, these conclusions may no longer apply.

          This opinion is limited to those provisions of the Code discussed herein and we express no opinion with the respect to the applicability of any other Code provisions or the tax consequences of the Merger under any state, local or other taxing jurisdiction, whether foreign or domestic. The opinions relating to the NAE shareholders are made solely in their capacity as shareholders of NAE and we express no opinion with respect to the tax consequences of any payments or other consideration received by any NAE shareholder that such shareholder receives in his capacity as an employee or creditor of NAE. We also express no opinion on the tax treatment on any other aspects of the Merger.

          The opinions expressed herein are solely for the benefit of the Company and its shareholders and may not be relied upon by any other person or entity including, but without limitation, any other party to the Merger.

                                       Sincerely,

                                 CLARK, LADNER, FORTENBAUGH & YOUNG

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

        The registrant, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in the defense of any threatened, pending or completed action, suit or proceeding with which such person is made a party by reason of his being or having been a director or officer of the registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

        Article IX of the Restated Certificate of Incorporation states that directors of the registrant shall not be liable for monetary damages for breach of fiduciary duty "to the full extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended." The registrant is also empowered by Section 102(b) of the Delaware General Corporation Law to include a provision in the Certificate of Incorporation which would limit a director's liability to the registrant or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article VIII of the Certificate of Incorporation provides such a limitation. As Delaware law now exists, directors will remain liable for damages for (i) breach of their duty of loyalty to the registrant and its stockholders; (ii) their failure to act in good faith; (iii) their intentional misconduct or knowing violation of law; (iv) improper dividend payments, stock repurchases or redemptions; and (v) any transaction from which the director derived an improper personal benefit.

Item 21.  Exhibits

        The following Exhibits are filed as part of this Registration Statement.

Number                   Description                          Method of Filing
------                   -----------                          ----------------
1         Agreement and Plan of Merger                        Included as
                                                              Exhibit A to the
                                                              Information
                                                              Statement and
                                                              Prospectus

2         Section 262 of the Delaware General Corporate Law   Included as
                                                              Exhibit B to the
                                                              Information
                                                              Statement and
                                                              Prospectus

4 Instruments defining the rights of security holders:


4.1       Certificate of Incorporation of Registrant.         Incorporated by
                                                              reference to
                                                              Exhibit A to the
                                                              Company's
                                                              Form S-4.

4.2       Certificate of Amendment of Certificate of          Incorporated by
          Incorporation of the Company as of August 10, 1993  reference to
                                                              Exhibit B to the
                                                              Company's
                                                              Form S-4.

4.3       Certificate of Amendment of Certificate of          Incorporated by
          Incorporation of the Company as of                  reference to
          January 29, 1993                                    Exhibit C to the
                                                              Company's
                                                              Form S-4.

4.7       Bylaws of Registrant                                Incorporated by
                                                              reference to the
                                                              Company's
                                                              Registration
                                                              Statement on
                                                              Form S-18
                                                              (File
                                                              No. 33-10845).

Number                   Description                          Method of Filing
------                   -----------                          ----------------
5         Opinion of Clark, Ladner, Fortenbaugh & Young       To be filed by
                                                              Amendment

8         Tax Opinion of Clark, Ladner, Fortenbaugh & Young   Included as
                                                              Exhibit C to the
                                                              Information
                                                              Statement and
                                                              Prospectus

10        Material Contracts

10.1      Joint Venture Agreement Among Environmental         Incorporated by
          Resource Corporation, BioTrace International and    reference to
          Implant Bioremedial Services, dated June 29, 1991.  Exhibit 10.1 to the Company's
                                                              Form S-4.

10.2      License Agreement Between Gold Spinners             Incorporated by
          International, Inc. and BioTrace                    reference to
          International, Inc.                                 Exhibit 10.2 to
                                                              the Company's
                                                              Form S-4.

10.3      Assignment of License Agreement Between Gold        Incorporated by
          Spinners International and BioTrace International,  reference to
          Inc. by Gold Spinners International, Inc. to North  Exhibit 10.3 to
          American Environmental Group and North American     the Company's
          Technologies, Inc.                                  Form S-4.


10.4      Plan of Arrangement                                 Incorporated by
                                                              reference to
                                                              Exhibit 10.4 to
                                                              the Company's
                                                              Annual Report
                                                              on Form 10-K
                                                              for the Fiscal
                                                              Year ended
                                                              December 31, 1993
                                                              ("1993 10-K")


Number                   Description                          Method of Filing
------                   -----------                          ----------------
10.5      Stock Option Agreement between John Parrott and     Incorporated by
          the Company dated February 7, 1993                  reference to
                                                              the Company's
                                                              1994 10-K.

10.6      Stock Option Agreement between Tim B. Tarrillion    Incorporated by
          and the Company dated February 7, 1995              reference to
                                                              Exhibit 10.7 to
                                                              the Company's
                                                              1994 10-K.

10.7      Stock Option Agreement between David Daniels and    Incorporated by
          the Company dated February 7, 1995                  reference to
                                                              Exhibit 10.8 to
                                                              the Company's
                                                              1994 10-K.

10.8       Stock Option Agreement between Judith Shields and  Incorporated by
           the Company dated February 23, 1995                reference to
                                                              Exhibit 10.9 to
                                                              the Company's
                                                              1994 10-K.

10.9       Stock Option Agreement between Donovan W. Boyd     Filed herewith
           and the Company dated February 23, 1995

10.10      EET 401(k) Plan                                    Incorporated by
                                                              reference to
                                                              Exhibit 10.10 to
                                                              the Company's
                                                              1994 10-K.

10.11      Employment Agreement of John Parrott dated         Incorporated by
           February 7, 1995                                   reference to
                                                              Exhibit 10.1 the
                                                              Company's Current
                                                              Report on Form
                                                              8-K dated
                                                              March 22, 1995
                                                              ("8-K").

10.12      Employment Agreement of Tim Tarrillion dated       Incorporated by
           February 7, 1995                                   reference to
                                                              Exhibit


Number                   Description                          Method of Filing
------                   -----------                          ----------------
                                                              10.2 to
                                                              the 8-K.

10.13     Employment Agreement of David Daniels dated         Incorporated by
          February 7, 1995                                    reference to
                                                              Exhibit 10.3 to
                                                              the 8-K.

10.14     Employment Agreement of Judith Shields dated        Incorporated by
          February 23, 1995                                   reference to
                                                              Exhibit 10.5 to
                                                              the 8-K.

10.15     Employment Agreement of Donovan W. Boyd dated       Filed herewith
          February 23, 1995

10.16     Amended Joint Venture Agreement between Oil Waste   Incorporated by
          Treatment, Inc. and the Company dated               reference to
          February 3, 1994                                    Exhibit 10.16 to
                                                              the Company's
                                                              1994 10-K.

10.17     Joint Venture Agreement between the Company and     Incorporated by
          Canadian Crude Separators, Inc. dated               reference to
          February 4, 1994                                    Exhibit 10.17 to
                                                              the Company's
                                                              1994 10-K.

10.18     Sublicense Agreement between the Company and Oil    Incorporated by
          Water Separator Systems, Inc., a wholly owned       reference to
          subsidiary of Implant Systems, Inc. dated           Exhibit 10.18 to
          March 2, 1994                                       the Company's
                                                              1994 10-K.

10.19     Agreement and Plan of Merger between Industrial     Filed herewith.
          Pipe Fittings, Inc. and the Company dated
          June 22, 1995


10.20     Consulting Agreement with John W. Parrott dated     Filed herewith.
          July 28, 1995.

22        Subsidiaries of Registrant                          Incorporated by
                                                              reference to
                                                              Exhibit 22 to the
                                                              Company's
                                                              1994 10-K.

24        Consents of Experts

Number                   Description                          Method of Filing
------                   -----------                          ----------------
24.1      Consents of BDO Seidman, LLP, with respect to        Filed
          the North American Technologies Group, Inc.         herewith

24.2      Consent of BDO Seidman, LLP, with respect to         Filed
          North American Environmental Group, Inc.            herewith

24.3      Consent of Ernst and Young, LLP, with respect to     Filed
          EET, Inc.                                           herewith

24.4      Consent of Shoemaker & Wilson with respect to        Filed
          North American Environmental Group, Inc.            herewith

24.5      Consent of Clark, Ladner, Fortenbaugh & Young       Included within
                                                              Exhibit 5 hereto.

99        Financial Statement of EET, Inc.


99.1      REPORT OF INDEPENDENT AUDITORS OF EET, INC.         Incorporated by
                                                              reference to 8K

99.2      EET, INC. BALANCE SHEETS AS OF DECEMBER 31, 1993    Incorporated by
          AND 1994                                            reference to 8K


99.3      EET, INC. STATEMENTS OF OPERATIONS FOR THE PERIOD   Incorporated by
          FROM INCEPTION (AUGUST 23, 1993) TO DECEMBER 31,    reference to 8K
          1993,FOR THE YEAR ENDED DECEMBER 31, 1994 AND
          CUMULATIVE FROM INCEPTION (AUGUST 23, 1993)
          THROUGH DECEMBER 31, 1994


99.4      EET, INC. STATEMENT OF STOCKHOLDERS' EQUITY FOR     Incorporated by
          THE PERIOD FROM INCEPTION (AUGUST 23, 1993) TO      reference to 8K
          DECEMBER 31, 1993, FOR THE YEAR ENDED
          DECEMBER 31, 1994


99.5      EET, INC. STATEMENTS OF CASH FLOWS  FOR THE PERIOD  Incorporated by
          ENDED FROM INCEPTION (AUGUST 23, 1993) TO           reference to 8K
          DECEMBER 31, 1993, AND CUMULATIVE FROM INCEPTION
          FOR THE (AUGUST 23, 1993) THROUGH DECEMBER 31, 1994


99.6      EET, INC. NOTES TO FINANCIAL STATEMENTS             Incorporated by
                                                              reference to 8K

Item 22.  Undertakings

(1) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
                                  ----------


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 13th day of October, 1995.


                                         NORTH AMERICAN TECHNOLOGIES GROUP, INC.



                                         By: /s/ Tim B. Tarrillion
                                             ----------------------------------
                                                 Tim B. Tarrillion
                                                 Chief Executive Officer


                                         By: /s/ Judith Knight Shields
                                             ----------------------------------
                                                 Judith Knight Shields
                                                 Senior Vice President Finance
                                                 and Chief Financial Officer

                                POWER OF ATTORNEY
                                -----------------


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned North American Technologies Group, Inc., a corporation organized and existing under the laws of the State of Delaware ("NATK"), and the undersigned directors and officers of NATK hereby constitute and appoint Tim B. Tarrillion its and his true and lawful attorney and agent at any time and from time to time to do any and all acts and things and execute in his name (whether on behalf of NATK or by attesting the seal of NATK or otherwise), any and all instruments and documents which said attorneys and agents, or any of them, may deem necessary or advisable and may be required to enable NATK to comply with the Securities Act of 1933, as amended ("Act"), and any rules, regulations or requirements of the Securities and Exchange Commission ("Commission") in respect thereof, in connection with shares of Common Stock of NATK offered pursuant to or in connection with a plan of merger, including specifically, but without limiting the generality of the foregoing, this power of attorney to sign the name of NATK and affix the corporate seal and to sign the names of the undersigned directors and officers to all registration statements, and all amendments and supplements thereto, on Form S-4 or on any other appropriate Form, hereafter filed with the Commission and all instruments or documents filed as a part thereof or in connection therewith, and each of the undersigned hereby ratifies and confirms all that said attorneys, agents, or any of them, shall do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, each of the undersigned has subscribed to these presents as of the 13th day of October, 1995.


Signature                          Title                         Date
---------                          -----                         ----

/s/ Tim B. Tarrillion              Chief Executive Officer,     October 13, 1995
    ---------------------          and Director of the Company
    Tim B. Tarrillion



/s/ Donovan W. Boyd               Senior Vice President         October 13, 1995
    ----------------------        Chief Operating Officer,
    Donovan W. Boyd               and Director of the Company



/s/ David M. Daniels              Executive Vice President,     October 13, 1995
    ----------------------        Secretary and Director
    David M. Daniels